                                                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       FIRST OF AMERICA BANK CORPORATION
             (Exact name of registrant as specified in its charter)

              MICHIGAN                                           6712
     (State or other jurisdiction                   (Primary Standard Industrial
   of incorporation or organization)                  Classification Code Number)
        211 SOUTH ROSE STREET                                 38-1971791
     KALAMAZOO, MICHIGAN 49007                 (I.R.S. Employer Identification Number)
   (Address, including zip code of                          (616) 383-9000
registrant's principal executive offices)       (Telephone number, including area code,
                                               of registrant's principal executive offices)

                               RICHARD K. MCCORD
                             SENIOR VICE PRESIDENT
                       FIRST OF AMERICA BANK CORPORATION
                             211 SOUTH ROSE STREET
                           KALAMAZOO, MICHIGAN 49007
                                 (616) 376-9000
           (Name, address, including zip code, and telephone number,
                 including area area code of agent for service)

                                    Copy to:
                              David E. Riggs, Esq.
                        Howard & Howard Attorneys, P.C.
                       The Kalamazoo Building, Suite 400
                            107 West Michigan Avenue
                           Kalamazoo, Michigan 49007
                                 (616) 382-1483

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         Of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE

                                                             Proposed              Proposed
                                         Amount               maximum              maximum
 Title of each class of                  to be            offering price          aggregate             Amount of
 securities                            registered            per share          offering price      registration fee
 to be registered
- ---------------------------------------------------------------------------------------------------------------------
 Common Stock (1) . . . . . .           704,515             $13.55 (2)        $9,704,347.40 (2)         $3,346.35


(1) Also includes an equal number of Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights are not (a) separable from the shares of Common Stock; or (b) presently exercisable. See "Description and Comparison of First of America Capital Stock and Presidential Capital Stock - First of America Shareholder Rights Plan."

(2) Estimated solely for determining the registration fee pursuant to Rule 457 (f)(1) based upon the market value of the securities to be received or cancelled by the Registrant in the merger. As of July 31, 1994 there were 716,188 outstanding shares of the Common Stock of Presidential Holding Corporation with a book value per share at June 30, 1994 of $13.55.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       FIRST OF AMERICA BANK CORPORATION
                             CROSS REFERENCE SHEET
                     FOR REGISTRATION STATEMENT ON FORM S-4


ITEM OF S-4    LOCATION OF CAPTION IN PROSPECTUS/PROXY STATEMENT
- -----------    -------------------------------------------------
   1.          Facing Page; Outside Front Cover Page of Prospectus/Proxy Statement

   2.          Inside Front Cover Page of Prospectus/Proxy Statement; Available Information; Incorporation of Certain Documents by
               Reference; Table of Contents

   3.          Summary of the Prospectus/Proxy Statement; Selected Financial Information; Historical, Pro Forma and Equivalent Per
               Share Data

   4.          The Merger; Description and Comparison of First of America Capital Stock and Presidential Capital Stock

   5.          Not Applicable

   6.          The Merger

   7.          Not Applicable

   8.          Legal Matters; Experts

   9.          Not Applicable

  10.          Information About First of America

  11.          Incorporation of Certain Documents by Reference

  12.          Not Applicable

  13.          Not Applicable

  14.          Not Applicable

  15.          Not Applicable

  16.          Not Applicable

  17.          Information About Presidential; Financial Statements of Presidential

  18.          The Special Meeting, Proxies, Voting, and Certain Shareholders; The Merger; Information about Presidential;
               Financial Statements of Presidential; Incorporation of Certain Documents by Reference

  19.          Not Applicable

                           PROSPECTUS/PROXY STATEMENT


FIRST OF AMERICA                                Presidential Holding Corporation
BANK CORPORATION                                5250 17th Street
211 South Rose Street                           Suite  205
Kalamazoo, Michigan 49007                       Sarasota, Florida  34235
(616) 376-9000                                  (813) 379-1200

PROSPECTUS                                      PROXY STATEMENT
Up to 704,515 Shares of                for the Special Meeting
First of America Bank Corporation               of Shareholders
Common Stock                                    to be held October __, 1994


         This Prospectus/Proxy Statement is a proxy statement furnished at the direction of the Board of Directors of Presidential Holding Corporation ("Presidential") in connection with the solicitation of proxies from its shareholders to be voted at the Special Meeting of Shareholders of Presidential to be held on October ___, 1994 (the "Special Meeting"), and at any adjournment thereof, for the purpose of considering and voting upon approval of the Agreement and Plan of Reorganization dated as of June 28, 1994, among First of America Bank Corporation ("First of America"), First of America Acquisition Company ("Acquisition Sub") and Presidential the "Merger Agreement"). This Prospectus/Proxy Statement is first being released to the Presidential shareholder on or about September __, 1994.

         This Prospectus/Proxy Statement is a prospectus of First of America relating to its offering of shares of its Common Stock, $10 par value ("First of America Common Stock"), to the holder of the Common Stock of Presidential, $.01 par value ("Presidential Common Stock") in connection with the proposed merger of Presidential into Acquisition Sub (the "Merger"). If the Merger Agreement is approved by the requisite vote of Presidential shareholders and if, following satisfaction of certain conditions, the Merger is consummated, issued and outstanding shares of Presidential Common Stock will be converted into and exchanged for shares of First of America Common Stock as described herein and in the Merger Agreement.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT IN ANY STATE OR TO ANY PERSON IN WHICH OR TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION INCLUDED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus/Proxy Statement is _________, 1994.

                             AVAILABLE INFORMATION

         First of America is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). First of America also files these reports and other information with the New York Stock Exchange ("NYSE"). These reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices located at 7 World Trade Center, 12th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, material filed by First of America can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         First of America has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the First of America Common Stock issuable in the Merger. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, can be inspected at the public reference facilities of the Commission set forth above and copies of which can be obtained from the Public Reference Section of the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed with the Commission by First of America (File No. 1-10534) pursuant to the Exchange Act, are incorporated herein by reference:

         (1) First of America's Annual Report on Form 10-K for the year ended December 31, 1993;

         (2) First of America's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;

         (3) First of America's Current Reports on Form 8-K dated July 14, 1994, and July 25, 1994; and

         (4) the description of First of America Common Stock and First of America Series A Junior Participating Preferred Stock Purchase Rights contained in First of America's Registration Statements on Form 8-A dated April 30, 1990 and July 18, 1990, respectively, filed with respect to such securities pursuant to Section 12 of the Exchange Act, and all amendments or reports filed for purposes of updating such descriptions.

         All documents filed by First of America pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and before the Special Meeting are hereby incorporated by reference, and such documents are deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus/Proxy Statement.

         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE ON WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, FROM RICHARD K. MCCORD, SENIOR VICE PRESIDENT, FIRST OF AMERICA BANK CORPORATION, 211 SOUTH ROSE STREET, KALAMAZOO, MICHIGAN 49007 (616) 376-9000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________, 1994.

                               TABLE OF CONTENTS


SUMMARY OF THE PROSPECTUS/PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    v
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    v
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    v
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    v
         Consideration to be Received in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    v
         Interests of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   vi
         First of America Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   vi
         Market for First of America and Presidential Common Stock  . . . . . . . . . . . . . . . . . . . . . . .   vi
         Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   vi
         Recommendation of Presidential Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . .  vii
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vii
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vii
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vii
         Other Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vii
         Termination, Modification, Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vii

SELECTED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ix

HISTORICAL, PRO FORMA AND EQUIVALENT PER SHARE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   xi

THE SPECIAL MEETING, PROXIES, VOTING, AND CERTAIN SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . .    1
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Certain Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF PRESIDENTIAL COMMON
         STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Parties to the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Reasons for Merger and Affiliation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Consideration to be Received in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Interests of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Recommendation of Presidential Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Business of Presidential Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Termination, Modification, Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Effectiveness of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Surrender of Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Resale of the First of America Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

DESCRIPTION AND COMPARISON OF
FIRST OF AMERICA CAPITAL STOCK AND PRESIDENTIAL CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         First of America Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         First of America Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         First of America Shareholder Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Presidential Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Presidential Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

COMPARISON OF CERTAIN PROVISIONS OF FIRST OF AMERICA'S ARTICLES OF
INCORPORATION AND BYLAWS AND PRESIDENTIAL'S ARTICLES OF INCORPORATION AND BYLAWS  . . . . . . . . . . . . . . . .   15
         Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Action By Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Supermajority Approval of Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Amendment or Repeal of Certain Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Other Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Overall Comparison and Effects of First of America Provisions  . . . . . . . . . . . . . . . . .. . . .    17

COMPARISON OF THE MICHIGAN BUSINESS CORPORATION ACT
AND THE FLORIDA BUSINESS CORPORATION ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Supermajority Voting Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Action Without a Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Transactions with Interested Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Control Share Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

INFORMATION ABOUT FIRST OF AMERICA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Incorporation of Certain Information by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

INFORMATION ABOUT PRESIDENTIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
         FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991  . . . . . . . . . . . . . . . . . . . . . . . . .   21
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,
         FOR THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

REGULATION OF FIRST OF AMERICA AND PRESIDENTIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Bank Holding Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Savings and Loan Holding Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Savings Associations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Capital Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Standards for Safety and Soundness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Other Limitations Based on Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Audit and Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Reserve Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Deposit Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Dividend Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Monetary Policy and Economic Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   34
         Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   34
         Sources of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   34

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   34

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   34

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PRESIDENTIAL HOLDING
         CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  F-1

EXHIBIT A
         Agreement and Plan of Reorganization among First of America Bank Corporation, First of America
         Acquisition Company and Presidential Holding Corporation, dated as of June 28, 1994 . . . . . . . . . . .  A-1

EXHIBIT B
         Section 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act  . . . . . . . . . . . .   B-1

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

         This Prospectus/Proxy Statement contains information about the Special Meeting, the Merger, First of America Common Stock, Presidential Common Stock, First of America and Presidential. The following summary does not purport to be complete and is qualified in its entirety by the specific provisions of the full text of this Prospectus/Proxy Statement, the documents incorporated herein by reference and the exhibits attached hereto.

         THE PARTIES. First of America is a Michigan corporation, a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, (the "Bank Holding Company Act") and a registered savings association holding company under the federal Home Owners Loan Act of 1933, as amended ("HOLA"). Its corporate headquarters are located at 211 South Rose Street, Kalamazoo, Michigan 49007. Its telephone number is (616) 376-9000. At June 30, 1994, it owned 20 insured financial institutions located in Michigan, Illinois, Indiana and Florida (the "FOA Banks"). At June 30, 1994, the consolidated
assets of First of America totaled $23.1 billion.   See "Information About
First of America."

         Acquisition Sub is a Florida corporation wholly owned by First of America. Its sole purpose is to facilitate First of America's acquisition of Presidential through the Merger.

         Presidential is a Florida corporation and a registered savings association holding company under HOLA. Its corporate headquarters are located at 5250 17th Street, Suite 205, Sarasota, Florida 34235. Its telephone number is (813) 379-1200. Presidential owns 100 percent of the stock of and operates Presidential Bank, F.S.B., Sarasota, Florida ("Presidential Bank"), a federally chartered stock savings association. At June 30, 1994, Presidential's consolidated assets totaled $232 million. See "Information About Presidential."

         THE MERGER. The Merger Agreement provides for the merger of Presidential into Acquisition Sub, with Acquisition Sub designated as the surviving corporation. On the effective date of the Merger, First of America will continue its existing business, Presidential will be merged into Acquisition Sub and cease to exist, and Acquisition Sub will continue to be a wholly owned subsidiary of First of America. The Merger Agreement also provides that immediately following effectiveness of the Merger, Presidential Bank will be merged with First of America Bank - Florida, F.S.B. ("First of America-Florida"), an existing savings bank subsidiary of First of America (the "Bank Merger"). The main office and the branch facilities of Presidential Bank will be maintained as branch facilities of First of America-Florida. See "The Merger--Merger."

         BACKGROUND OF THE MERGER. Presidential, through its financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler"), solicited and received indications of interest concerning the acquisition of Presidential from First of America and other financial institution holding companies. After consulting with Sandler and legal counsel, Presidential negotiated the proposed Merger Agreement with First of America. Following an in-depth analysis, review and discussion of such agreement by and among Sandler, Presidential's legal counsel and its board of directors, including Sandler's advice that the Merger Agreement was fair, from a financial point of view, to the holder of Presidential Common Stock, the board of directors of Presidential unanimously voted to accept the Merger Agreement proposed by First of America. See "The Merger-- Background of the Merger, Fairness Opinion to Presidential."

         CONSIDERATION TO BE RECEIVED IN THE MERGER. The Merger Agreement provides that upon effectiveness of the Merger, each issued and outstanding share of Presidential Common Stock will be converted into and exchanged for the number of shares rounded to the nearest ten thousandth of a share of First of America Common Stock equal to $33.25 (the "Exchange Price") divided by the average of the closing trade prices of First of America Common Stock as reported by the NYSE during the last fifteen trading days on which reportable sales of First of America Common Stock takes place on the NYSE immediately prior to, but not including, the third business day prior to the effectiveness of the Merger (the "Average Closing Price") (the quotient of the Exchange Price divided by the Average Closing Price is referred to as the "Exchange Ratio"); provided, however, the Exchange Ratio will not be below .8375 or above .9837.

         The Exchange Ratio was determined through the parties' negotiation of the Merger Agreement (see "The Merger--Background of the Merger"). These terms reflect First of America's and Presidential's judgments as to the value of the shares of Presidential Common Stock relative to the historical and anticipated market price of First of America Common Stock.

         INTERESTS OF MANAGEMENT. Certain members of the management and the Board of Directors of Presidential have certain interests in the Merger that are in addition to their interests as stockholders of Presidential generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification and severance arrangements. The amounts to be received by the various executive officers and directors of Presidential pursuant to the foregoing arrangement are described in greater detail under "The Merger--Interests of Management."

         FIRST OF AMERICA COMMON STOCK. Subject to the rights of the holders of any First of America preferred stock if and when outstanding (the "First of America Preferred Stock"), to vote in event of dividend arrearages and when specifically required by the Michigan Business Corporation Act, as amended (the "Michigan Act"), holders of First of America Common Stock have exclusive voting rights. Holders of First of America Common Stock elect approximately one-third of the Board of Directors for a three year term at each annual meeting. Subject to the prior rights of the holders of First of America Preferred Stock if and when outstanding, holders of First of America Common Stock are entitled to receive dividends if and when declared by First of America's Board of Directors out of any funds legally available therefor. Subject to the rights of the holders of First of America Preferred Stock if and when outstanding, holders of First of America Common Stock are entitled to receive pro rata upon liquidation all of the assets of First of America remaining after provision for the payment of creditors. Holders of First of America Common Stock have no preemptive rights to subscribe to any additional shares which First of America may issue. Under the Michigan Act, holders of First of America Common Stock generally have no dissenters' rights of appraisal because First of America Common Stock is held of record by more than 2,000 persons. See "Description and Comparison of First of America Capital Stock and Presidential Capital Stock--First of America Common Stock."

         Certain provisions of First of America's Articles of Incorporation and Bylaws and First of America's Shareholder Rights Plan may have the effect of rendering more difficult or discouraging a merger proposal involving First of America, a tender offer for the voting stock of First of America, or a proxy contest for control of First of America's Board of Directors. Presidential's Articles of Incorporation and Bylaws generally do not contain provisions that may have similar anti-takeover effects, and Presidential does not have a shareholder rights plan. See "Comparison of Certain Provisions of First of America's Articles of Incorporation and Bylaws and Presidential's Articles of Incorporation and Bylaws" and "Description and Comparison of First of America Capital Stock and Presidential Capital Stock--First of America Shareholder Rights Plan."

         MARKET FOR FIRST OF AMERICA AND PRESIDENTIAL COMMON STOCK. First of America Common Stock is listed for trading on the NYSE (symbol FOA). The high, low, and closing sales prices for First of America Common Stock on June 30, 1994 were $36.125, $35.625 and $35.875, respectively. On June 28, 1994 the last full trading day before public announcement of the Merger, the high, low, and closing sales prices were $36.00, $35.625 and $35.75, respectively.

         To the knowledge of Presidential's management, there is no established trading market for Presidential Common Stock and no sales of Presidential Common Stock occurred in 1993 and 1994. See "Description and Comparison of First of America Capital Stock and Presidential Capital Stock--First of America Common Stock,--Presidential Common Stock."

         SHAREHOLDER APPROVAL. At the Special Meeting, Presidential shareholders will vote on approval of the Merger Agreement. Under the Florida Business Corporation Act, as amended (the "Florida Act"), and under Presidential's Articles of Incorporation, the affirmative vote of holders of a majority of the outstanding shares of Presidential Common Stock entitled to vote is required for approval of the Merger Agreement. At _________, 1994, the record date for the Special Meeting, there were 716,188 shares of Presidential Common Stock outstanding and entitled to vote at the Special Meeting. Therefore, the affirmative vote of holders of at least 358,095 shares of Presidential Common Stock is required for approval of the Merger Agreement. As of ____________________,

1994, Edward W. Cook, the Chairman of the Board of Presidential, beneficially owned 716,188 shares of Presidential Common Stock (or 100 percent of the outstanding shares). See "The Merger--Shareholder Approval." None of First of America's executive officers or directors own any shares of Presidential Common Stock.

         RECOMMENDATION OF PRESIDENTIAL BOARD OF DIRECTORS. The Board of Directors of Presidential has unanimously approved the Merger Agreement and unanimously recommends that shareholders vote for approval of the Merger Agreement. See "The Merger--Recommendation of Presidential Directors."

         RIGHTS OF DISSENTING SHAREHOLDERS. Any holder of Presidential Common Stock who, before shareholders vote on approval of the Merger Agreement, delivers to Presidential written demand for cash payment for his or her shares and who does not vote in favor of approval of the Merger Agreement, will have the right to such payment in the event the Merger is consummated, provided that the shareholder complies with the applicable provisions of the Florida Act. A shareholder exercising dissenter rights under the Florida Act may receive consideration for his or her Presidential Common Stock more than, the same as, or less than the consideration which would be received in the Merger. A copy of those provisions is attached as Exhibit B to the Prospectus/Proxy Statement. See "The Merger--Rights of Dissenting Shareholders."

         FEDERAL INCOME TAX CONSEQUENCES. The Merger Agreement provides, as a condition to the parties' obligations to consummate the Merger, that the parties shall have received an opinion from counsel to First of America that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended ("the Code"), and, except with respect to any cash received in lieu of fractional shares or for shares of Presidential Common Stock with respect to which dissenters' rights have been exercised, no gain or loss will be recognized by the holders of Presidential Common Stock upon receipt of shares of First of America Common Stock in exchange for their shares. See "The Merger--Federal Income Tax Consequences."

         REGULATORY APPROVALS. Consummation of the Merger is conditioned upon obtaining the prior approval of the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (the "OTS") and the Michigan Financial Institutions Bureau ("FIB"). Consummation of the Merger is further conditioned upon obtaining the prior approval of the OTS and the FRB with respect to the Bank Merger. First of America is preparing to submit or has submitted to these regulatory agencies applications for approval of the Merger and the Bank Merger. There can be no assurances that such regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "The Merger--Regulatory Approvals".

         OTHER CONDITIONS. Under the Merger Agreement, consummation of the Merger is also subject to other conditions including, without limitation, the absence of any material adverse change in the capitalization, business, properties or financial condition of the parties. See "The Merger--Conditions to the Merger, Business of Presidential Pending the Merger."

         TERMINATION, MODIFICATION, AMENDMENT AND WAIVER. The Merger Agreement may be terminated and the Merger abandoned before the effectiveness of the Merger as follows: (1) by agreement between First of America and Presidential authorized by a majority of the entire Board of Directors of each; (2) by First of America or Presidential if any condition to effectiveness of the Merger is not fulfilled and not waived by the party adversely affected; (3) by First of America or Presidential in the event of a material breach by the opposite party of any representation, warranty, covenant, or agreement contained in the Merger Agreement which has not been materially cured within 30 days after written notice has been given to the breaching party; (4) by First of America or Presidential if the Merger is not consummated on or before March 31, 1995; or
(5) by Presidential in the event that (i) the Average Closing Price is less than $31.23; and (ii) the First of America Ratio (as defined in "The Merger--Termination, Modification, Amendment and Waiver") is less than ninety-five (95%) percent of the Index Ratio (as defined in "The Merger--Termination, Modification, Amendment and Waiver"). See "The Merger--Termination, Modification, Amendment and Waiver".

         At any time before effectiveness of the Merger (including the time after shareholder approval of the Merger Agreement), the time for performance may be extended and the covenants, agreements, and conditions of the Merger Agreement may be modified, amended, or waived by the appropriate officers or directors of First of

America and Presidential. However, after approval of the Merger Agreement by Presidential shareholders, any such waiver shall be made by Presidential only if, in the opinion of the appropriate officers or directors of Presidential, such waiver will not have any material adverse affect on the benefits intended under the Merger Agreement for the shareholders of Presidential and will not require resolicitation of any proxies for such shareholders.

                         SELECTED FINANCIAL INFORMATION

 ($ in millions, except per share data)                      June 30,                          December 31,
                                                       -------------------        ------------------------------------------------
 FIRST OF AMERICA BANK CORPORATION                       1994       1993           1993      1992       1991      1990       1989
 ---------------------------------                       ----       ----           ----      ----       ----      ----       ----
 BALANCE SHEET SUMMARY AT PERIOD END
   Investment securities:
     Held to Maturity                                   $ 3,114      4,619          1,857     3,490      4,261     3,775      3,604
     Available for sale                                   2,951          -          3,261         -          -         -          -
     Held for sale                                            -        418              -     1,137          -         -          -
   Net loans                                             15,015     13,705         14,205    13,579     13,053    11,091      9,824
   Total assets                                          23,077     20,480         21,230    20,147     19,470    16,790     15,507
   Deposits                                              19,122     17,874         18,244    18,036     17,483    15,016     13,828
   Long-term debt                                           411        272            254       254        260       180        171
   Total shareholders' equity                             1,522      1,412          1,523     1,335      1,267     1,176      1,118
   Book value per common share - primary                  25.71      23.41          25.60     22.12      20.58     18.97      17.52

 SUMMARY OF OPERATIONS FOR THE PERIOD(a)
   Net interest income                                    $ 462        448            902       875        751       679        641
   Provision for loan losses                                 43         44             85        79         71        45         44
   Net income                                               112        118            247       148        159       155        152
   Net income applicable to common stock                    112        115            241       135        144       138        133
   Net income per common share:
     Primary                                               1.86       2.00           4.20      2.46       2.69      2.62       2.52
     Fully diluted                                         1.86       1.98           4.14      2.46       2.69      2.62       2.52
   Cash dividends declared per common share                0.80       0.75           1.55      1.34       1.24      1.15       1.08


                                                              June 30,                                September 30,
                                                         -------------------        ----------------------------------------------
 PRESIDENTIAL HOLDING CORPORATION                         1994       1993           1993      1992       1991      1990       1989
 ---------------------------------                        ----       ----           ----      ----       ----      ----       ----
 BALANCE SHEET SUMMARY AT PERIOD END
   Securities                                                31          9              7         5          2         -          -
   Net loans                                                186        173            178       152        145       164        163
   Total assets                                             232        196            202       169        169       187        192
   Deposits                                                 195        158            170       135        152       169        173
   Total shareholders' equity                                10          9              9         8          7         8          5
   Book value per common share                            13.55      12.64          12.61     11.20      10.21     10.97       6.59

 SUMMARY OF OPERATIONS FOR THE PERIOD(b)
     Net interest income                                      5          5              6         6          5         5          4
     Net income (loss)                                        1          1              1         1         (1)        -         (4)
     Net Income per common share                           1.00       1.44           1.41       .99       (.76)      .52      (5.60)
     Cash dividends declared per common share                 -          -              -         -          -         -          -

_____________________________________
(a) The interim period presented is for the six months ended June 30.
(b) The interim period presented is for the nine months ended June 30.

              HISTORICAL, PRO FORMA AND EQUIVALENT PER SHARE DATA

         The following table presents historical and pro forma per share data for First of America, and historical and equivalent pro forma per share data of Presidential giving effect to the Merger using the pooling-of-interests method of accounting. Pro forma financial presentations provide information on the impact of the Merger by showing how it might have affected historical financial statements if it had been consummated at an earlier time. The data presented below is not necessarily indicative of the results which would have actually been attained if the Merger had been consummated in the past or what may be attained in the future.

         First of America's fiscal year ends December 31 and Presidential's fiscal year ends September 30. In the following table, Presidential's financial data is presented consistent with the fiscal year of First of America. Presidential's book value is as of December 31, 1993 and June 30, 1994, and net income and dividend data reflect results for the periods indicated in the following table. The per share data included in the following table should be read in conjunction with the consolidated financial statements of First of America incorporated by reference herein and Presidential included herein.

                                                                                              Presidential
                                       First of America    First of America    Presidential     Pro Forma
                                          Historical        Pro Forma (a)       Historical   Equivalent (b)
                                          ----------        -------------       ----------   --------------
Book value:
     December 31, 1993                      $25.60              25.58             13.10          23.30
     June 30, 1994                           25.71              25.60             13.55          23.31

Cash dividends declared per share:
  Year ended December 31, 1991                1.24               1.24                -            1.13
  Year ended December 31, 1992                1.34               1.34                -            1.22
  Year ended December 31, 1993                1.55               1.55                -            1.41
  Six months ended June 30, 1994              0.80                .80                -            0.73

Net income per share - primary:
  Year ended December 31, 1991                2.69               2.64             (0.36)          2.40
  Year ended December 31, 1992                2.46               2.45              1.07           2.23
  Year ended December 31, 1993                4.20               4.17              1.45           3.79
  Six months ended June 30, 1994              1.86               1.86              0.50           1.69

Net income per share - fully diluted:
  Year ended December 31, 1991                2.69               2.64             (0.36)          2.41
  Year ended December 31, 1992                2.46               2.47              1.07           2.25
  Year ended December 31, 1993                4.14               4.10              1.45           3.74
  Six months ended June 30, 1994              1.86               1.86              0.50           1.69

Market value per common share:(c)
   June 28, 1994                             35.75              35.75               n/a          32.55
   September ___, 1994





                            NOTES TO PER SHARE DATA

(a) Pro forma amounts per share assume that Presidential Common Stock will be converted and exchanged for First of America Common Stock based on an Exchange Ratio of .9106, which is the mid-point of the range of the Exchange Ratio.

(b) Pro forma equivalent amounts are computed by multiplying the First of America pro forma amounts by an assumed Exchange Ratio of .9106, which is the mid-point of the range of the Exchange Ratio. See "The
    Merger--Consideration to be Received on the Merger."

    Pro forma equivalent per share information based on the minimum and maximum Exchange Ratios follows:

                                                              Maximum              Minimum
                                                          Exchange Ratio       Exchange Ratio
                                                               .9837                .8375
                                                       -----------------       ----------------
         Pro forma book value:
              December 31, 1993                            $   25.17                21.43
              June 30, 1994                                    25.18                21.44

         Pro forma cash dividends declared:
            Year ended December 31, 1991                        1.22                 1.04
            Year ended December 31, 1992                        1.32                 1.12
            Year ended December 31, 1993                        1.52                 1.30
            Six months ended June 30, 1994                      0.79                 0.67

         Pro forma fully diluted earnings per
         share:                                                 2.60                 2.22
            Year ended December 31, 1991                        2.43                 2.07
            Year ended December 31, 1992                        4.04                 3.44
            Year ended December 31, 1993                        1.83                 1.56
            Six months ended June 30, 1994

(c) The market values per share of First of America Common Stock (Historical) represent the closing trade prices on the NYSE on the dates noted. There is no established market for Presidential Common Stock.

         THE SPECIAL MEETING, PROXIES, VOTING, AND CERTAIN SHAREHOLDERS


    THE SPECIAL MEETING. The Special Meeting will be held at the offices of Presidential, located at 5250 17th Street, Suite 205, Sarasota, Florida, on ___________, 1994, at _:__ p.m. local time. Holders of Presidential Common Stock will vote on approval of the Merger Agreement.

    PROXIES. Proxies are solicited on behalf of the Board of Directors of Presidential in connection with the Special Meeting and any adjournment thereof. Shares of Presidential Common Stock represented at the Special Meeting by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions made in such proxies. If no instructions are made, such shares will be voted for approval of the Merger Agreement. If any other matter is properly presented at the Special Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matter in accordance with their best judgment as to the best interests of Presidential and its shareholders. A shareholder may revoke his or her proxy by executing and delivering to Presidential a proxy bearing a later date, by giving Presidential written notice of revocation before such proxy is voted, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. The cost of soliciting proxies will be borne by Presidential. Proxies may be solicited by mail, in person, or by telephone by directors, officers or regular employees of Presidential and Presidential Bank. These persons will not be specially compensated for soliciting proxies.

    VOTING. The record date for determining shareholders entitled to notice of and to vote at the Special Meeting has been fixed as of the close of business on _________, 1994. At the close of business on that date, there were 716,188 shares of Presidential Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Presidential Common Stock is entitled to one vote except as described below. The favorable vote of the holders of at least 358,095 shares of Presidential Common Stock is required for approval. See "The Merger - Shareholder Approval."

    The presence, in person or by proxy, of a majority of the outstanding shares of Presidential Common Stock entitled to vote is necessary to constitute a quorum of the shareholders in order to take action at the Special Meeting. For these purposes, shares of Presidential Common Stock which are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy failed to vote on the Merger Agreement. Once a quorum is established, approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Presidential Common Sock. Therefore, for voting purposes, abstentions will have the same effect as votes against the Merger.


    CERTAIN SHAREHOLDERS. The following table presents information about the shares of Presidential Common Stock held as of _____________________, by the person known by Presidential to be the beneficial owner of more than five percent (5%) of the outstanding Presidential Common Stock, each director of Presidential, and all directors and officers of Presidential as a group based on information supplied by such persons.

     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF PRESIDENTIAL COMMON STOCK




                                                         Shares of
                                                       Presidential
                                                       Common Stock                 Percent of
Name and Address of Beneficial Owners;                 Beneficially                   Common
Names of Directors and Executive Officers                  Owned                       Stock
- -------------------------------------------           -------------                  -----------
Edward W. Cook                                            716,188                      100%
340 Royal Palm Way
Palm Beach, FL  33480
Chairman of the Board

Ronald K. Drews                                             ---                         ---
Director, President and
Chief Executive Officer


Donald M. Farr                                              ---                         ---
Director, Executive Vice President and
Chief Financial Officer

Edward L. Kalin                                             ---                         ---
Director

Wade D. Key                                                 ---                         ---
Director

Gerald L. Pennington                                        ---                         ---
Director

T. Raymond Suplee                                           ---                         ---
Director


Thomas P. Spatola                                           ---                         ---
Senior Vice President

Joanne R. Gianforte                                         ---                         ---
Secretary

Stock Ownership of directors and
executive officers as a group (8 persons)                 716,188                      100%

                                   THE MERGER

    GENERAL. The following is a summary of the material features of the Merger Agreement and the Merger. The Merger Agreement contains all the terms of and conditions to consummation of the Merger including the manner and basis for converting and exchanging the outstanding shares of Presidential Common Stock into and for First of America Common Stock. This description of the Merger and the Merger Agreement and all other references herein are qualified in their entirety by provisions of the Merger Agreement, which is incorporated herein by reference and a copy of which is attached to this Prospectus/Proxy Statement as Exhibit A.

    PARTIES TO THE MERGER AGREEMENT. First of America is a Michigan corporation, a registered bank holding company and a savings association holding company with its corporate headquarters located in Kalamazoo, Michigan. At June 30, 1994, its consolidated assets totaled $23.1 billion.

    Acquisition Sub is a Florida corporation wholly owned by First of America. Its sole purpose is to facilitate First of America's acquisition of Presidential.

    Presidential is a Florida corporation and a registered savings association holding company located in Sarasota, Florida. At June 30, 1994, Presidential's consolidated assets totaled $232 million. Presidential owns 100 percent of and operates Presidential Bank.

    MERGER. The Merger Agreement provides that the affiliation of Presidential with First of America is to be effected by the merger of Presidential into Acquisition Sub, with Acquisition Sub designated as the surviving corporation. Upon effectiveness of the Merger, First of America will continue its existing business, Presidential will be merged into Acquisition Sub and cease to exist, and Acquisition Sub will remain a wholly owned subsidiary of First of America. The Merger Agreement also provides that immediately following effectiveness of the Merger, Presidential Bank will be merged with First of America-Florida in the Bank Merger. The main office and branch facilities of Presidential Bank will be maintained as branch facilities of First of America-Florida.

    REASONS FOR MERGER AND AFFILIATION. The Presidential Board of Directors, with the assistance of outside financial and legal advisors, has evaluated the financial, legal and market considerations bearing on the decision to recommend the Merger. The terms of the Merger, including the purchase price, are a result of arms-length negotiations between representatives of Presidential and First of America. In reaching its determination that the Merger Agreement is fair to, and in the best interest of, Presidential and the holder of Presidential Common Stock, the Presidential Board of Directors considered a number of factors, both from a short term and a long term perspective, including, without limitation, the following: (1) Presidential Board of Director's familiarity with and review of Presidential's business, financial condition, results of operations, management and prospects, including, but not limited to, its potential growth, development, productivity and profitability;
(2) the current and prospective environment in which Presidential operates, including national and local economic conditions, the competitive environment for savings and other financial institutions generally and the trend toward consolidation in the financial services industry; (3) information concerning the business, financial condition, results of operations and prospects of First of America, including recent acquisitions and the recent performance of First of America Common Stock; (4) the value to be received by the holder of Presidential Common Stock pursuant to the Merger in relation to the historical book value of Presidential Common Stock; (5) the oral advice of Sandler that the consideration is fair to the holder of Presidential Common Stock from a financial point of view ; (6) the financial and other significant terms of the First of America offer compared to other offers; (7) the potential upside value offered in connection with the First of America offer compared to other offers, and downside protection associated with the First of America offer compared to other offers; (8) the review by the Presidential Board of Directors with its legal and financial advisors of the provisions of the proposed Merger Agreement; (9) Presidential Board of Director's belief that the terms of the proposed form of Merger Agreement with First of America were attractive in that it would allow Presidential's shareholders to receive stock in the Merger thus permitting shareholders to defer any tax liability associated with the increase in the value of their stock as a result of the Merger and to become shareholders in First of America, an institution with strong operations, management and earnings performance; (10) the expectation that First of America will continue to provide quality service to the community and customers served by Presidential; and (11) the compatibility of the respective business and management philosophies of Presidential and First of America. The importance of these factors relative to one another cannot precisely be determined or stated herein. Accordingly, the Presidential Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that Presidential shareholders vote for approval of the Merger Agreement.

    First of America's management believes that the affiliation of Presidential with First of America will provide First of America with an attractive means of expanding its presence in the financial institutions market in Florida. This market complements the other banking markets currently served by First of America's affiliate banks.

    BACKGROUND OF THE MERGER. The terms of the Merger Agreement are the result of arm's length negotiations between Presidential and First of America and their respective representatives. In negotiating the terms of the Merger Agreement, Presidential and First of America reviewed many factors, including various of the following: the general business philosophies of First of America and Presidential, the market price of First of America Common Stock and Presidential Common Stock respectively, historical earnings records, book and market values of assets, the nature of the markets in which Presidential and First of America operate, dividend histories, deposit growth prospects, managements, and judgments with regard to the future earnings prospects of Presidential and First of America, separately and combined.

    In April of 1994, the Presidential Board of Directors and its sole shareholder, Edward W. Cook, the Chairman of the Presidential Board of Directors, began to evaluate alternative methods of maximizing shareholder value, including the possibility of selling or merging Presidential with a larger financial institution. Mr. Cook and Ronald K. Drews, also a director of Presidential and its President and Chief Executive Officer, as representatives of Presidential's Board of Directors, engaged Sandler on April 26, 1994 on behalf of Presidential to assist and advise Presidential's sole shareholder, its Board of Directors and its management on the possible sale of Presidential. In early May of 1994, Sandler began to prepare a confidential selling memorandum, which was distributed to potential buyers in May of 1994. In early June of 1994, Sandler reviewed in detail with Mr. Cook, Mr. Drews and the Presidential Board of Directors responses to Sandler's solicitation of indications of interest in the possible acquisition of Presidential. These responses included an indication of interest by First of America. Based on the indication of interest received from First of America, on June 6, 1994, Mr. Cook, Mr. Drews and a representative of Sandler met with senior representatives of the management team of First of America to discuss the history and business philosophy of First of America, and determined to allow First of America to perform a preliminary due diligence investigation of Presidential. On June 18, 1994, First of America and Presidential agreed to proceed with the negotiation of a definitive agreement and the Presidential Board of Directors instructed its executive officers to work with legal counsel and Sandler to complete the agreement. On June 27, 1994, the Presidential Board of Directors reviewed the terms and provisions of the proposed agreement. Sandler orally advised Presidential's sole shareholder that the First of America proposal was fair, from a financial point of view, to the holder of Presidential Common Stock.
The Presidential Board of Directors unanimously approved the Merger Agreement as being in the best interests of Presidential and its shareholder.

    CONSIDERATION TO BE RECEIVED IN THE MERGER. The Merger Agreement provides that upon effectiveness of the Merger, each issued and outstanding share of Presidential Common Stock will be converted into and exchanged for the number of shares rounded to the nearest ten thousandth of a share of First of America Common Stock equal to $33.25 (the "Exchange Price") divided by the average of the closing trade prices of First of America Common Stock as reported by the NYSE during the last fifteen trading days on which reportable sales of First of America Common Stock takes place on the NYSE immediately prior to, but not including, the third business day prior to the effectiveness of the Merger (the "Average Closing Price") (the quotient of the Exchange Price divided by the Average Closing Price is referred to as the "Exchange Ratio"); provided, however, the Exchange Ratio will not be below .8375 or be above .9837.


    The following table shows a range of hypothetical Average Closing Prices and the Exchange Ratios corresponding to those Average Closing Prices.

   Average Closing Price                Exchange Ratios
  ------------------------              ---------------
  At or above     $39.70                     .8375
                   39.00                     .8526
                   38.00                     .8750
                   37.00                     .8986
                   36.00                     .9236
                   35.00                     .9500
  At or below      33.80                     .9837

    Presidential shall have no obligation to consummate the Merger in the event that (1) the Average Closing Price is less than $31.23; and (2) the First of America Ratio (as defined in "The Merger--Termination, Modification, Amendment and Waiver") is less than ninety-five percent (95%) of the Index Ratio (as defined in "The Merger--Termination, Modification, Amendment and Waiver"). See "The Merger--Termination, Modification, Amendment and Waiver".

    The following table shows the closing trade price of First of America Common Stock on the dates shown and the corresponding Exchange Ratio that would apply if the closing prices shown were the Average Closing Price.


     Date                       Closing Trade Price        Exchange Ratios (2)
- ------------------              -------------------        -------------------
 June 28, 1994 (1)                     $35.75                    .9301
 ________, 1994

(1) The last trading day before public announcement of the Merger Agreement.

(2) Assuming the closing trade price shown is the Average Closing Price.

    The Exchange Ratio was determined through the parties' negotiation of the Merger Agreement (see "The Merger--Background of the Merger"). These terms reflect First of America's and Presidential's judgments as to the value of the shares of Presidential Common Stock relative to the historical and anticipated market price of First of America Common Stock. The terms of the consideration may be altered pursuant to the terms of the Merger Agreement. See "The Merger--Termination, Modification, Amendment and Waiver."

INTERESTS OF MANAGEMENT.

    At June 30, 1994, all directors and executive officers of Presidential as a group beneficially owned 716,188 shares or 100 percent of the outstanding shares of Presidential Common Stock. No director or any executive officer of Presidential owns any First of America Common Stock. None of First of America's executive officers or directors owns any shares of Presidential Common Stock.

    Certain members of Presidential's management and the Presidential Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Presidential generally. The Presidential Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    SHAREHOLDER APPROVAL. At the Special Meeting, Presidential shareholders will vote on approval of the Merger Agreement. Under the Florida Act and Presidential's Articles of Incorporation, the affirmative vote of holders of a majority of the outstanding shares of Presidential Common Stock entitled to vote is required for approval of the Merger Agreement. At _______________, 1994, the record date for the Special Meeting, there were 716,188 shares of Presidential Common Stock outstanding and entitled to vote at the Special Meeting. Therefore, the affirmative vote of holders of at least 358,095 shares of Presidential Common Stock is required for approval of the Merger Agreement. A failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against the Merger Agreement. As of ___________, 1994, all directors and executive officers of Presidential as a group beneficially owned 716,188 shares of Presidential Common Stock (or 100 percent of the outstanding shares).

    RECOMMENDATION OF PRESIDENTIAL BOARD OF DIRECTORS. The Presidential Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that Presidential shareholders vote for approval of the Merger Agreement.

    RIGHTS OF DISSENTING SHAREHOLDERS. Any holder of Presidential Common Stock who objects to the Merger may demand payment of the fair value of his or her shares in cash pursuant to the procedures set forth in the Florida Act. Any holder of Presidential Common Stock contemplating the exercise of his or her dissenter's rights should carefully review the provisions of Sections 607.1301,
607.1302 and 607.1320 of the Florida Act which are described below and set forth in their entirety as Exhibit B to this Prospectus/Proxy Statement which is incorporated herein by reference. The following discussion is not complete and is qualified in its entirety by reference to Sections 607.1301, 607.1302 and 607.1320 of the Florida Act.

    Holders of record of Presidential Common Stock who desire to exercise their dissenter's rights must satisfy all of the following conditions. A writing identifying the shareholder and giving notice of his or her intent to demand cash payment for his or her shares, if the Merger is consummated, must be delivered to Presidential before the shareholder vote on approval of the Merger Agreement. A Presidential shareholder wishing to exercise his or her dissenter's rights must not vote in favor of the Merger. A holder of Presidential common stock who votes his or her shares of Presidential common stock against the Merger, by proxy or otherwise, but who does not exercise his or her dissenter's rights pursuant to Section 607.1320, will not thereby fulfill the demand for dissenter's rights required under Section 607.1320.

    A shareholder who elects to exercise dissenter's rights must mail or deliver his or her notice to:

                                   Secretary
                        Presidential Holding Corporation
                                5150 17th Street
                                   Suite 205
                            Sarasota, Florida  34235

    Within ten (10) days of the date on which the shareholder's vote authorizing the proposed action was taken, Presidential shall give written notice of the adoption of the Merger Agreement to each shareholder who filed the notice of intent to demand payment for his or her shares pursuant to
Section 607.1320.

    Within twenty (20) days after the giving of notice to the dissenting shareholder, the dissenting shareholder shall file with Presidential a notice of his or her election to dissent, stating his or her name and address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of Merger Agreement. The dissenting shareholder shall deposit his or her certificates with Presidential simultaneously with the filing of the election to dissent.

    Upon the filing of the notice of election to dissent, the dissenting shareholder shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the dissenting shareholder at any time before an offer is made by Presidential to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless Presidential consents thereto. The right of the dissenting shareholder to be paid the fair value of his shares shall cease, and he or she shall be reinstated to have all the rights of a shareholder if (1) his or her demand is withdrawn; (2) the Merger Agreement is abandoned or rescinded or the shareholders revoke the authority to effect such action; (3) no demand or petition for the determination of fair value by a court has been made or filed within the time provided by the Florida Act; or (4) a court of competent jurisdiction determines that the dissenting shareholder is not entitled to relief provided by Section 607.1320.

    Within ten (10) days after the expiration of the period in which dissenting shareholders may file their notices of election to dissent, or within ten (10) days after the Merger is effected, whichever is later (but in no case later than ninety (90) days on which the shareholders vote authorizing the proposed action was taken), Presidential shall make a written offer to each dissenting shareholder who has made demand as provided above to pay an amount Presidential estimates to be the fair value of the Presidential shares. If the Merger has not been effected, the offer may be made conditional upon the consummation of such action.

    If within thirty (30) days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within ninety
(90) days after the making of such offer or the consummation of the Merger, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

    If Presidential fails to make such offer within the period specified above or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of thirty (30) days thereafter, then Presidential, within thirty (30) days after receipt of written demand from any dissenting shareholder given within sixty (60) days after the date on which the Merger was effected, shall, or at its election at any time within such period of sixty (60) days may, file an action in the Circuit Court of Sarasota County, Florida requesting that the fair value of said shares be determined. If Presidential fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of Presidential. All dissenting shareholders shall be made party to the proceeding as an action against their shares. Presidential shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of Florida in the manner provided by law for the service of a Summons and Complaint and upon each non-resident dissenting shareholder either by registered or certified mail and publication or in such manner as permitted by law. All dissenting shareholders who are proper parties to the proceeding shall be entitled to judgment against Presidential for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Presidential shall pay each dissenting shareholder the amount found to be due him within ten (10) days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in such shares.

    The costs and expenses of any court proceeding shall be determined by the court and shall be assessed against Presidential, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom Presidential has made an offer to pay for the shares, if the court finds that the action of said shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which Presidential offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who was a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

    REGULATORY APPROVALS. Consummation of the Merger is contingent upon obtaining the prior approvals of the Merger by the FRB, the OTS and the FIB, and the prior approval of the Bank Merger by the OTS and the FRB, all without any conditions, which, in the reasonable opinion of First of America, or in certain cases of Presidential, are materially adverse. First of America is preparing to submit or has submitted applications for approval of the Merger and the Bank Merger to these regulatory agencies. There can be no assurances that such regulatory approvals will be obtained or as to the timing or conditions of any such approval.

    FEDERAL INCOME TAX CONSEQUENCES. The Merger Agreement provides, as a condition to the parties' obligations to consummate the Merger, that the parties shall have received an opinion from counsel to First of America that the Merger will qualify as a tax-free reorganization under the Code and, except with respect to any cash received in lieu of fractional shares or for shares of Presidential Common Stock with respect to which dissenters' rights have been exercised, no gain or loss will be recognized by the holder of Presidential Common Stock upon receipt of shares of First of America Common Stock in exchange for their shares.

    First of America has been advised by letter from its counsel, Howard & Howard Attorneys, P.C. ("Howard & Howard") that in its opinion the Merger would yield the federal income tax consequences described above. Howard & Howard's opinion also states that the Merger would yield the following additional federal income tax consequences.

     No gain or loss will be recognized to Presidential shareholders who receive First of America Common Stock in exchange for their Presidential Common Stock. The basis of the First of America Common Stock received by Presidential shareholders will be the same as the basis of the Presidential Common Stock surrendered in exchange therefor. The holding period of the First of America Common Stock received by Presidential shareholders will include the period during which the Presidential Common Stock surrendered in exchange therefor was held, provided that the Presidential Common Stock surrendered was held as a capital asset at the time of the exchange. The payment of cash to Presidential shareholders in lieu of fractional shares of First of America Common Stock will be treated as if the fractional shares were distributed as part of the exchange and redeemed by First of America. Provided that the Presidential Common Stock surrendered in the exchange was held as a capital asset at the time of the exchange, capital gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the adjusted basis of the First of America Common Stock redeemed. Where solely cash is received by a holder of Presidential Common Stock who exercises dissenters' rights of appraisal, such cash payment will be treated by that shareholder as a distribution and redemption of his or her Presidential Common Stock. Where, as a result of such distribution, a shareholder owns no First of America Common Stock, either directly or through attribution, the redemption will be a complete termination of interest, and such cash will be treated as a distribution in full payment in exchange for his or her shares. Provided that the Presidential Common Stock redeemed was held as a capital asset at the time of the redemption, capital gain or loss will be realized and recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the shares of Presidential Common Stock surrendered.

    Howard & Howard's opinion letter is dated August 31, 1994, and is based on facts, laws, regulations, and interpretations as of that date. Therefore, receipt of an additional opinion of Howard & Howard as of a date more proximate to effectiveness of the Merger will be required to satisfy the condition to the parties' obligations to consummate the Merger.




THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED

HEREIN FOR INFORMATIONAL PURPOSES ONLY. THE TAX CONSEQUENCES OF THE MERGER WILL VARY DEPENDING ON THE CIRCUMSTANCES OF THE INDIVIDUAL SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL TAX LAWS.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that consummation of the Merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party or parties entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (1) the Merger Agreement shall have been approved by the requisite vote of the shareholders of Presidential; (2) the Merger and the Bank Merger shall have received all required regulatory approvals without any conditions which in the reasonable opinion of First of America or Presidential are materially adverse and such approvals shall not have been withdrawn or stayed (see "The Merger - Regulatory Approvals"); (3) an opinion shall have been delivered by counsel to First of America in form and substance reasonably satisfactory to First of America and Presidential as to the tax consequences of the Merger (see "The Merger - Federal Income Tax Consequences"); (4) the Registration Statement shall have become effective and no stop-order proceedings with respect thereto shall be pending or threatened; (5) First of America shall have obtained all material blue sky permits, authorizations, consents or approvals required for the issuance of First of America Common Stock in the Merger and no stop-order proceedings with respect thereto shall be pending or threatened; (6) all actions, consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for First of America may be, necessary to permit the entities which survive the Merger and the Bank Merger to continue the business of its predecessors shall have been obtained without any conditions which in the reasonable opinion of First of America are materially adverse and shall not have been withdrawn or stayed; (7) consummation of the transactions contemplated by the Merger Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction; and (8) any consents or approvals required to be secured by a party or otherwise reasonably necessary to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall not contain any conditions which in the reasonable opinion of First of America or Presidential are materially adverse.

    In addition to the foregoing conditions, the obligations of Presidential under the Merger Agreement are conditioned upon: (1) First of America shall have in all material respects complied with its obligations under the Merger Agreement at or prior to the Effective Time and the representations and warranties made by First of America in the Merger Agreement shall be true and correct in all material respects at the Effective Time (except for those which specifically relate to another time or times, which shall be true and correct at such time or times, and for changes permitted by the Merger Agreement); (2) all documentation relating to the Merger shall be reasonably satisfactory to counsel to Presidential; (3) counsel to First of America shall have delivered an opinion to Presidential with respect to certain matters; (4) First of America shall have delivered to Presidential a certificate signed by certain officers, dated the closing date, certifying to his or her respective knowledge or belief that First of America has met and fully complied with all conditions necessary to make the Merger Agreement effective as to First of America; (5) there shall have been no material adverse change in the consolidated capitalization, business, properties or financial condition of First of America from the date of the Merger Agreement to the Effective Time; (6) any consents or approvals required to be secured by a party pursuant to the terms of the Merger Agreement shall have been obtained and shall be satisfactory to Presidential; (7) no action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by the Merger Agreement; and (8) First of America shall have taken all action reasonably capable of completion to permit the shares of First of America Common Stock to be issued in the Merger to be approved for listing on the NYSE and nothing shall have come to the attention of First of America or Presidential to cause either to reasonably believe that such listing will not occur.

    In addition to the foregoing conditions, the obligations of First of America under the Merger Agreement are conditioned upon: (1) Presidential shall have in all material respects complied with its obligations under the Merger Agreement at or prior to the Effective Time and the representations and warranties made by Presidential in the Merger Agreement shall be true and correct in all material respects at the Effective Time (except for those which specifically relate to another time or times, which shall be true and correct at such time or times, and for changes permitted by the Merger Agreement); (2) all documentation relating to the Merger shall be reasonably satisfactory to counsel to First of America; (3) counsel to Presidential shall have delivered an opinion to First of America with respect to certain matters; (4) Presidential shall have delivered to First of America a certificate signed by certain officers, dated the closing date, certifying to his or her respective knowledge or belief that Presidential has met and fully complied with all conditions necessary to make the Merger Agreement effective as to Presidential; (5) there shall have been no material adverse change in the consolidated capitalization, business, properties or financial condition of Presidential from the date of the Merger Agreement to the Effective Time; (6) no action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by the Merger Agreement or the Bank Merger Agreement which would make consummation of the Merger or the Bank Merger inadvisable in the reasonable opinion of First of America; (7) each of the "affiliates" of Presidential shall have executed and delivered agreements in the form required by the Merger Agreement (see "The Merger - Resale of First of America Common Stock"); (8) the Bank Merger Agreement shall have been duly authorized and approved by Presidential Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated; and (9) First of America shall have received an opinion, dated as of the Effective Time, from KPMG Peat Marwick LLP that the Merger shall be accounted for as a pooling of interests (see "The Merger -- Accounting Treatment").

    BUSINESS OF PRESIDENTIAL PENDING THE MERGER. The Merger Agreement provides that from the date of the Merger Agreement to effectiveness of the Merger, Presidential and its subsidiaries will: (1) conduct its business in the ordinary course; (2) conduct its business and operate only in accordance with sound banking and business practices, including charging off all loans required to be charged off by banking regulators and regulations, statutes and sound banking practices; (3) remain in good standing with all applicable banking regulatory authorities; (4) maintain an allowance for loan losses at an adequate level based on past loan loss experience and evaluation of potential losses in current portfolios; (5) use its best efforts to retain the services of such of its officers and employees that its goodwill and business relationships with customers and others are not materially and adversely affected; (6) maintain insurance covering the performance of their duties by its directors, officers and employees; and (7) consult with First of America prior to acquiring any interest in real property.

    Additional terms of the Merger Agreement provide that from the date of the Merger Agreement to effectiveness of the Merger, subject to certain exceptions for contemplated transactions, Presidential and its subsidiaries will not, among other things, without the prior written consent of First of America: (1) amend its or their Articles of Incorporation, Charter, or Bylaws; (2) issue or sell any shares of its or their capital stock, issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue or sale of its or their capital stock; (3) pay or declare any cash dividend or other dividend or distribution with respect to Presidential's or its subsidiaries' capital stock, except that its subsidiaries shall be permitted to make dividend payments to Presidential in accordance with past practices and as permitted by law; (4) increase or reduce the number of shares of its or their capital stock by split-up, reverse split, reclassification, distribution of stock dividends, or change of par or stated value; (5) purchase, permit the conversion of or otherwise acquire or transfer for any consideration any outstanding shares of its or their capital stock or securities carrying the right to acquire, or convert into or exchange for such stock; (6) amend or otherwise modify any bonus, pension, profit sharing, retirement or other compensation plan or enter into any contract of employment with any officer which is not terminable at will without costs or other liability; (7) incur any obligations or liabilities except in the ordinary course of business; (8) mortgage, pledge (except pledges required for Federal Home Loan advances or pledges of such assets as may be required to permit Presidential Bank to accept deposits of public funds) or subject to any material lien (excluding mechanics liens), charge, security interest, or any other encumbrance, any of its or their assets or property, except for liens for taxes not yet due and payable; (9) transfer or lease any of its or their assets or property except in the ordinary course of business, or, except for branching commitments already in effect, open or close any banking office or enter into any agreement to do so; (10) transfer or grant any rights, under any leases, licenses or agreements, other than in the ordinary course of business; (11) make or grant any general or individual wage or salary increase except for general salary and wage adjustments now in progress, or as part of the conduct of a normal salary administration program consistent with past practices; (12) other than with respect to loan and securities transactions (including, without limitation, letters of credit and purchase of leases) and sales of REO property less than $250,000, make or enter into any material transaction, contract or agreement or incur any other material commitment which is defined for purposes of this provision as any transaction, contract, agreement or commitment in excess of $50,000; (13) other than FHLB advances, incur any indebtedness for borrowed money, except for deposit liabilities and except for indebtedness incurred in the ordinary course of business the repayment term of which does not exceed one year; (14) cancel or compromise any debt or claim which has not previously been charged off, other than in the ordinary course of business in an aggregate amount which is not materially adverse; (15) enter into any transaction, contract or agreement which would permit the sale of investment or similar products by third parties on Presidential or Presidential Bank's premises; (16) invite or initiate or, subject to the fiduciary duties of the Board of Directors of Presidential, engage in discussions or negotiations for the acquisition or merger of Presidential or its subsidiaries by or with any corporation or other entity other than First of America or its affiliates; and (17) take any action which constitutes a breach or default of its obligations under the Merger Agreement which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required thereby or is reasonably likely to the best of Presidential's knowledge to preclude the Merger from qualifying for pooling of interests accounting treatment or cause any of the other conditions to fail.

    TERMINATION, MODIFICATION, AMENDMENT AND WAIVER. The Merger Agreement may be terminated and the Merger abandoned before the effectiveness of the Merger as follows: (1) by agreement between First of America and Presidential authorized by a majority of the entire Board of Directors of each; (2) by First of America or Presidential if any condition to effectiveness of the Merger is not fulfilled and not waived by the party adversely affected; (3) by First of America or Presidential in the event of a material breach by the opposite party of any representation, warranty, covenant, or agreement contained in the Merger Agreement which has not been materially cured within 30 days after written notice has been given to the breaching party; (4) by First of America or Presidential if the Merger is not consummated on or before March 31, 1995; or
(5) by Presidential in the event that (i) the Average Closing Price is less than $31.23; and (ii) the First of America Ratio (as defined below) is less than ninety five (95%) percent of the Index Ratio (as defined below). The "First of America Ratio" shall equal the quotient of the Average Closing Price divided by $36.75. The "Index Ratio" shall equal the quotient of the Final Index Price (as defined below) divided by the Initial Index Price (as defined below). The "Initial Index Price" shall equal the weighted average (weighted in accordance with the factors listed on Schedule I to the Merger Agreement, which is attached hereto as Exhibit A) of the per share closing prices of the common stock of the companies comprising the Index Group (as defined below) as reported on the consolidated transaction reporting system or the market or exchange on which such common stock is principally traded, on June 28, 1994. The "Final Index Price" shall equal the weighted average (weighted in accordance with the factors listed on Schedule I to the Merger Agreement which is attached hereto as Exhibit A) of the Final Prices (as defined below) for all of the companies then comprising the Index Group. The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported in the consolidated transaction reporting system or the market or exchange on which such common stock is principally traded, during the last fifteen trading days on which reportable sales of common stock took place (the "Valuation Period") immediately prior to, but not including, the third business day prior to the Effective Time. The "Index Group" shall mean all of those companies listed on
Schedule I to the Merger Agreement, which is attached hereto as Exhibit A, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Valuation Period for such company to be acquired. In the event that any such company or companies are removed from the Index Group because of such a pending or consummated acquisition proposal, the weight attributed to the remaining companies comprising the Index Group shall be adjusted proportionately.

    Notwithstanding the foregoing, Presidential shall not be permitted to terminate the Merger Agreement as provided immediately above in this subsection
(5) in the event that First of America elects to increase the Exchange Ratio to equal a quotient, the numerator which is $30.72 and the denominator of which is the Average Closing Price, in which case First of America shall give prompt written notice to Presidential of such election.

    At any time before effectiveness of the Merger (including the time after shareholder approval of the Merger Agreement), the time for performance may be extended and the covenants, agreements, and conditions of the Merger Agreement may be modified, amended, or waived by the appropriate officers or directors of First of America and Presidential. However, after approval of the Merger Agreement by Presidential shareholders, any such waiver shall be made by Presidential only if such waiver will not have any material adverse affect on the benefits intended under the Merger Agreement for the shareholders of Presidential and will not require resolicitation of any proxies for such shareholders.

    EFFECTIVENESS OF THE MERGER. No specific effective date for the Merger is provided by the Merger Agreement. If the Merger Agreement is approved by Presidential shareholders, it is expected that the Merger will be consummated as soon as practicable after the requisite regulatory approvals (see "The Merger--Regulatory Approvals") have been received. The Merger will thereafter become effective upon the filing of the appropriate documents with the Department of State of the State of Florida.

    ACCOUNTING TREATMENT. The parties anticipate accounting for the Merger as a pooling of interests, and it is a condition to First of America's and Presidential's respective obligations to consummate the Merger that they shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling of interests accounting treatment.

    SURRENDER OF STOCK CERTIFICATES. After effectiveness of the Merger, each holder of certificates theretofore representing validly issued and outstanding shares of Presidential Common Stock will surrender his or her certificates to Norwest Stock Transfer, the exchange agent for such shares, and each holder will be entitled upon surrender to receive a certificate representing the whole number of shares of First of America Common Stock into which his or her shares of Presidential Common Stock will have been converted and cash (without interest thereon) in lieu of fractional shares of First of America Common Stock. Following effectiveness of the Merger and until surrendered, each outstanding certificate representing Presidential Common Stock will be deemed for all corporate purposes, other than payment of dividends previously declared and unpaid or uncollected, to evidence ownership of only the right to receive the First of America Common Stock (and cash in lieu of fractional shares) into which shares of Presidential Common Stock will have been converted in the Merger. Unless and until any such certificate is surrendered, the holder thereof will not have any right to receive First of America Common Stock (and cash in lieu of fractional shares) or any dividends otherwise payable on First of America Common Stock. Following surrender, there will be paid to the record holder of any Presidential Common Stock the amount of any dividends (without interest thereon) otherwise payable except for failure to surrender.

    RESALE OF THE FIRST OF AMERICA COMMON STOCK. Shares of First of America Common Stock issued to shareholders of Presidential will be transferable without restriction upon disposition, except shares issued to any person who may be considered an "affiliate" of Presidential, as defined by the rules and regulations of the Commission under the Securities Act. Presidential has agreed in the Merger Agreement to furnish at or before the effective date of the Merger an agreement from each such "affiliate" that such person will not make a "distribution" within the meaning of the Commission's Rule 145 of First of America Common Stock received in the Merger and that such stock will be held subject to all applicable provisions of the Securities Act and the rules and regulations of the Commission thereunder. In addition, such agreements will contain prohibitions upon dispositions by affiliates which would prevent the Merger from being accounted for as a pooling of interest. (See "the Merger-Accounting Treatment").

                         DESCRIPTION AND COMPARISON OF
         FIRST OF AMERICA CAPITAL STOCK AND PRESIDENTIAL CAPITAL STOCK

    The holder of Presidential Common Stock will, upon consummation of the Merger, become a holder of First of America Common Stock. The rights of holders of First of America Common Stock differ in some respects from the rights of holders of Presidential Common Stock. These differences are due to differences between the provisions of First of America's Articles of Incorporation and Bylaws and Presidential's Articles of Incorporation and Bylaws and differences between the Michigan Act, under which First of America is incorporated, and the Florida Act, under which Presidential is incorporated. The following discussion describes and compares the material differences between the rights of holders of First of America Common Stock and Presidential Common Stock.

    FIRST OF AMERICA COMMON STOCK. First of America is authorized to issue 100,000,000 shares of First of America Common Stock, par value $10 per share. At June 30, 1994, there were 59,171,456 shares of First of America Common Stock outstanding, held of record by approximately 29,900 persons. As of that date, there were also outstanding options to purchase 950,933 shares of First of America Common Stock, held by officers of First of America and its subsidiaries.

    Subject to the rights of the holders of any First of America Preferred Stock if and when outstanding (as described below), holders of First of America Common Stock are entitled to receive dividends if and when declared by the Board of Directors out of any funds legally available therefor. Subject to the rights of holders of any First of America Preferred Stock if and when outstanding, holders of First of America Common Stock are entitled to receive pro rata upon liquidation, dissolution, or winding up all of the assets of First of America remaining after provision for the payment of creditors. Subject to the rights of holders of any First of America Preferred Stock if and when outstanding to elect additional directors in the case of dividend arrearages, holders of First of America Common Stock are vested with exclusive voting rights, each share being entitled to one vote. Holders of First of America Common Stock have no cumulative voting rights in electing directors. Holders of First of America Common Stock have no preemptive rights to subscribe for any additional shares of capital stock which First of America may issue. First of America Common Stock is neither convertible nor redeemable. All outstanding shares of First of America Common Stock are fully paid and nonassessable and have tandem shareholder rights.

    First of America Common Stock is listed for trading on the NYSE (symbol
FOA). The high, low, and closing sales prices for First of America Common Stock on ____________________, 1994, were $______, $______ and $_____, respectively. On June 28, 1994, the last full trading day before public announcement of the Merger, the high, low, and closing sales prices were $36.00, $35.625 and $35.75, respectively. The First of America Common Stock issuable upon consummation of the Merger will be listed for trading on the NYSE.

    FIRST OF AMERICA PREFERRED STOCK. First of America is authorized to issue 10,000,000 shares of First of America Preferred Stock, no par value. Shares of First of America Preferred Stock are issuable in series with designation, powers, relative rights and preferences as prescribed by First of America's Board of Directors in the resolution providing for the issuance thereof. There are currently no shares of First of America Preferred Stock outstanding.

    FIRST OF AMERICA SHAREHOLDER RIGHTS PLAN. First of America has reserved 500,000 shares of preferred stock for issuance as Series A Junior Participating Preferred Stock ("Series A Preferred") upon the exercise of certain preferred stock purchase rights (each a "Right") issued to holders of and in tandem with all outstanding shares of the First of America Common Stock. The description and terms of the Rights are set forth in a Rights Agreement ("Rights Agreement"), dated July 18, 1990, between First of America and First of America Bank-Michigan, N.A., as Rights Agent. The Rights Agreement was filed with the Commission as an exhibit to the First of America's Registration Statement dated July 18, 1990 on Form 8-A under the Securities Exchange Act of 1934. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is incorporated herein by reference.

    Generally, the Rights Agreement provides as follows. The Rights are not exercisable until a Distribution Date, which occurs ten days after a person or group (an "Acquiring Person") publicly announces acquisition of or commences a tender offer which may result in the acquisition of beneficial ownership of 10 percent or more of the outstanding shares of First of America Common Stock (a "Stock Acquisition Date"). If, following a Stock Acquisition Date, First of America is merged with or engages in a business combination transaction with the Acquiring Person or the Acquiring Person increases its beneficial ownership of First of America Common Stock by more than one percent or engages in self dealing, then holders of Rights, other than the Acquiring Person, will receive upon exercise of each Right, common stock of First of America or of the entity surviving the merger or business combination or other consideration with a value of two times the exercise price of the Right.

    First of America may, at its option, at any time after a Stock Acquisition Date and before an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of First of America Common Stock, elect to exchange all outstanding Rights for shares of First of America Common Stock at an exchange ratio of one share of First of America Common Stock per Right, subject to adjustment to prevent dilution. At any time until 20 days following the Stock Acquisition Date, First of America may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Until a Right is exercised, the holder thereof, as such, will have no right as a shareholder of First of America, including, without limitation, the right to vote or to receive dividends. Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by First of America's Board of Directors prior to the Distribution Date.

    Each share of Series A Preferred shall be entitled to 100 votes on all matters submitted to a vote of the shareholders of First of America. Additionally, in the event First of America fails to pay dividends on the Series A Preferred for four full quarters, holders of the Series A Preferred have certain rights to elect additional directors of First of America. Except as described above, holders of the Series A Preferred have no preemptive rights to subscribe for additional securities which First of America may issue. The Series A Preferred will not be redeemable. Each share of Series A Preferred will, subject to the rights of any First of America Preferred Stock ranking senior to the Series A Preferred, if any, be entitled to preferential quarterly dividends equal to the greater of $10.00, or subject to certain adjustments, 100 times the dividend declared per share of First of America Common Stock. Upon liquidation of First of America, holders of Series A Preferred will, subject to the rights of senior securities, be entitled to a preferential liquidation payment equal to $95.00 per share, plus accrued and unpaid dividends. In the event of any merger, consolidation or other transaction in which shares of First of America Common Stock are exchanged, each share of Series A Preferred will, subject to the rights of senior securities, be entitled to receive 100 times the amount received per share of First of America Common Stock. The rights of the Series A Preferred are protected by customary antidilution provisions.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire First of America without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by First of America's Board of Directors since the Board of Directors may, at its option, at any time until 20 days following the stock acquisition date, redeem all but not less than all of the then outstanding Rights at the redemption price.

    PRESIDENTIAL COMMON STOCK. Presidential is authorized to issue 5,000,000 shares of Presidential Common Stock, $.01 par value. At June 30, 1994, there were 716,188 shares of Presidential Common Stock outstanding, held of record by one holder.

    Subject to the rights of the holders of any Presidential Preferred Stock if and when outstanding (as described below), holders of Presidential Common Stock are entitled to receive dividends when, as, and if declared by the Presidential Board of Directors out of any funds legally available therefor. Subject to the rights of the holders of any Presidential Preferred Stock if and when outstanding, in the event of liquidation, holders of Presidential Common Stock are entitled, after payment of the claims of creditors, to receive pro rata the net assets of Presidential. Subject to the rights of the holders of any Presidential Preferred Stock if and when outstanding, holders of Presidential Common Stock are vested with all voting power of Presidential and are entitled to one vote for each share held. Presidential's shareholders do not have cumulative voting rights with respect to the election of directors. Holders of Presidential Common Stock do not have any preemptive rights to subscribe for additional shares of capital stock of Presidential. Presidential Common Stock is neither convertible nor redeemable. All outstanding shares of Presidential Common Stock are fully paid and nonassessable.

    PRESIDENTIAL PREFERRED STOCK. Presidential is authorized to issue 1,000,000 shares of preferred stock, $.01 par value ("Presidential Preferred Stock"). The Presidential Board of Directors is authorized to provide for the issuance of the shares of Presidential Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. There are currently no shares of Presidential Preferred Stock outstanding.


       COMPARISON OF CERTAIN PROVISIONS OF FIRST OF AMERICA'S ARTICLES OF INCORPORATION AND BYLAWS AND PRESIDENTIAL'S ARTICLES OF INCORPORATION AND
                                    BYLAWS

    The following discussion describes provisions of First of America's Articles of Incorporation and Bylaws and Presidential's Articles of Incorporation and Bylaws relating to the topics indicated by the captions and then compares the provisions. The discussion is intended to show the similarities and differences in the rights of holders of First of America Common Stock and Presidential Common Stock and illustrate the effect of the Merger on Presidential shareholders who become First of America shareholders.

BOARD OF DIRECTORS.

    FIRST OF AMERICA.   The Articles of Incorporation of First of America
(First of America's Articles) provide that directors of First of America are divided into three classes, and at each annual meeting of shareholders, one class is elected for a three year term. Under First of America's Articles, the number of directors is fixed from time to time by resolution adopted by a number of directors constituting not less than 80 percent of First of America's full Board of Directors. Subject to the rights of holders of any particular class or series of equity securities of First of America, any newly-created directorship resulting from an increase in the total number of authorized directors may be filled by an 80 percent vote of the directors then in office, or by a sole remaining director, or by a majority vote of the shareholders. Any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by an 80 percent vote of the directors then in office, or by a sole remaining director. Any director elected to fill any newly created directorship or vacancy shall serve for the remainder of the full term of the class to which such director has been elected. First of America's Articles provide that directors may be removed only for cause and only by the affirmative vote of holders of not less than 66-2/3 percent of the outstanding shares of capital stock of First of America entitled to vote generally in the election of directors ("Voting Stock"). First of America's Bylaws provide that nomination of directors by shareholders may be made only in person or by proxy at a meeting at which the nominating shareholder is entitled to vote, and only if written notice of such shareholder's intent to make such nomination has been received by First of America at least 30 days but not more than 90 days before the anniversary date of the record date for determination of shareholders entitled to vote at the immediately preceding annual meeting of shareholders. The notice must contain certain information as specified in First of America's Bylaws. First of America's Bylaws set forth certain qualifications for any nominee to be eligible to be elected or to serve on its Board of Directors. These qualifications include the requirement that the nominee have a history of conducting his or her own personal and business affairs in a safe and sound manner, in a safe and sound condition, and in accordance with applicable laws and regulations, and without substantial conflicts of interest. First of America's Bylaws require that all nominees complete a qualification, eligibility and disclosure questionnaire in the form approved by First of America's Board of Directors. First of America's Bylaws also set forth procedures pursuant to which the Directors Nominating and Management Succession Committee of the Board of Directors shall determine whether nominees are eligible to serve as directors pursuant to the qualifications set forth in the Bylaws.

    PRESIDENTIAL. Presidential's Articles of Incorporation provide that a director may be removed from the Board of Directors of Directors only for cause and only pursuant to the affirmative vote of the holders of not less than 60% of the number of shares issued and outstanding. Otherwise, Presidential's Articles of Incorporation do not address requirements regarding Presidential's Board of Directors. Presidential's Bylaws provide that the number of directors shall be determined initially by the Board of Directors, and may at any time and from time to time be increased or decreased by action of either of the shareholders or the Board of Directors. Currently, there are seven directors on the Presidential Board of Directors. Presidential's Bylaws provide further that a director must be a natural person who is eighteen years of age or older but need not be a citizen of the United States, a resident of the State of Florida or a shareholder of Presidential. Additionally, Presidential's Bylaws provide that any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders.

    COMPARISON. First of America's Articles make removal of directors more difficult than do Presidential's Articles or Bylaws. The First of America provisions could have the effect of making removal of incumbent management more difficult, and, therefore, may discourage accumulation of a substantial block of First of America Common Stock by a shareholder and discourage assumption of control by such a shareholder.

ACTION BY SHAREHOLDERS.

    FIRST OF AMERICA. First of America's Articles do not contain a written consent provision. As a result, First of America shareholders may not act by written consent without a shareholder meeting unless the written consent of all shareholders is obtained. Special meetings called by shareholders may be called only by holders of not less than 66-2/3 percent of the Voting Stock, and such meetings require 30 days prior notice stating all purposes of the meeting. First of America's Bylaws provide that only such business as set forth in a notice of a special meeting of shareholders shall be conducted at the meeting. First of America's Bylaws set forth procedures for shareholders to give notice of matters proposed to be brought before the annual meeting of shareholders. These procedures require that the shareholder's notice be received by First of America's Secretary at least 30 but not more than 90 days before the anniversary of the record date for determination of shareholders entitled to vote at the immediately preceding annual meeting of shareholders. The notice must include information about the business desired to be brought before the annual meeting, and any material interest of the shareholder therein, and the shareholder's beneficial ownership of First of America's securities.

    PRESIDENTIAL. Presidential's Articles do not contain a shareholder written consent provision. As a result, an action required by law to be taken at an annual or special meeting of the shareholders maybe taken without a meeting, without prior notice and without a vote, if the holders of outstanding shares having a minimum number of votes that would be necessary to take the action at a meeting have consented in writing to the action. Pursuant to Presidential's Bylaws, special meetings of the shareholders shall be held when directed by the President or the Board of Directors, or when requested in writing by the holders of not less than 10 percent of all the shares entitled to vote at the meeting.

    COMPARISON. First of America's Articles do not permit action by shareholders by written consent without a meeting. Presidential's Articles do permit such action. First of America's Articles make calling special shareholder meetings more difficult than do Presidential's Bylaws. The First of America provision may have the effect of assisting incumbent management in retaining their positions and discouraging business combination transactions, such as a merger, which management does not first approve.

SUPERMAJORITY APPROVAL OF CERTAIN TRANSACTIONS.

    FIRST OF AMERICA. Under First of America's Articles, except where a greater vote is required by the Fair Price Act (as defined below, see "Comparison of The Michigan Business Corporation Act and The Florida Business Corporation Act--Transactions with Interested Shareholders"), the affirmative vote of 66-2/3 percent of the Voting Stock and a majority of the Voting Stock not held by the beneficial owner of 10 percent or more of the Voting Stock of First of America (an "Interested Shareholder") is required to approve certain business combination transactions with an Interested Shareholder not approved by First of America's Board of Directors, unless the price per share to be received by all shareholders is at least equal to the price paid for shares of Voting Stock purchased by the Interested Shareholder within the preceding two years. The Articles also provide that any merger with another corporation other than a subsidiary, sale or disposition of substantially all assets, or liquidation or dissolution requires the affirmative vote of at least 66-2/3 percent of the Voting Stock, unless it is approved by a majority of the First of America's Directors, other than those affiliated with the other party to the transaction.

    PRESIDENTIAL. Presidential's Articles and Bylaws do not contain super majority approval provisions similar to those of First of America described above. Accordingly, the Florida Act's requirement of an affirmative vote of the majority of all shares entitled to vote and of each class entitled to vote as a class would apply to such transaction.

    COMPARISON. The First of America's Articles discourage business combination transactions, such as a merger, between First of America and a holder of a substantial block of Voting Stock, unless management approves the transaction. Thus, the First of America provisions may have the effect of giving a minority shareholder or group of shareholders, including management, the ability to defeat a transaction which may be desired by or viewed as beneficial to other shareholders.

AMENDMENT OR REPEAL OF CERTAIN PROVISIONS.

    FIRST OF AMERICA. The provisions of First of America's Articles described herein may be amended or repealed only by the affirmative vote of at least 66-2/3 percent of the Voting Stock. The provisions of First of America's Bylaws described above and certain other by-law provisions may be amended or repealed only by the affirmative vote of at least 66-2/3 percent of the Voting Stock or 80 percent of First of America's full Board of Directors.

    PRESIDENTIAL. Presidential's Articles provide that Presidential reserves the right to amend or appeal any provision contained in the Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to that reservation. Additionally, Presidential's Articles provide that Presidential's Bylaws may be adopted, altered, amended, or repealed by either the shareholders or the Board of Directors, but the Board of Directors of Directors may not amend or appeal any Bylaw adopted by shareholders if the shareholders specifically provide such Bylaw is not subject to amendment or appeal by the directors.

    COMPARISON. First of America's Articles and Bylaws are, with respect to provisions discussed in this section, more difficult to amend than Presidential's Articles and Bylaws.

OTHER PROVISIONS.

    FIRST OF AMERICA. First of America's Articles provide that when the Board of Directors is evaluating a tender or exchange offer of another person, an offer to merge, or to purchase all the assets of First of America, it shall consider all relevant factors including the social and economic effects on employees, customers, suppliers, and other constituencies and on the communities in which First of America operates or is located. This provision of First of America's Articles may allow First of America's Board of Directors to use the factors stated as a basis for rejecting an offer that, judged strictly on its financial terms, may be desirable by First of America shareholders.

    PRESIDENTIAL. Presidential does not have a similar provision in its Articles or Bylaws.

OVERALL COMPARISON AND EFFECTS OF FIRST OF AMERICA PROVISIONS.

    In comparison with Presidential's Articles and Bylaws, First of America's Articles and Bylaws generally contain more provisions that may have the effect of discouraging, delaying, deterring or preventing a change in control of First of America, through a business combination transaction or otherwise. These provisions may also have the effect of making First of America's incumbent management more difficult to remove and may discourage accumulation of significant blocks of First of America Common Stock. However, First of America's intent in implementing the provisions described above was not to discourage proposals involving a change in control of First of America, but to encourage the makers of such proposals to negotiate with First of America's management and Board of Directors so that they can act in the best interest of shareholders.

              COMPARISON OF THE MICHIGAN BUSINESS CORPORATION ACT
                    AND THE FLORIDA BUSINESS CORPORATION ACT

    If the Merger is consummated, Presidential shareholders will become shareholders of First of America. First of America is a Michigan corporation incorporated under the Michigan Act. Presidential is a Florida corporation incorporated under the Florida Act. The following discussion summarizes material differences between the Michigan Act and the Florida Act with respect to rights of shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS.

    In both Michigan and Florida, a shareholder who does not vote in favor of certain corporate actions has the right to receive cash in exchange for such shareholder's stock. This right is known as the "right to dissent."

    MICHIGAN ACT. The Michigan Act recognizes rights to dissent in connection with certain amendments to the articles of incorporation, mergers, consolidation and sales or other dispositions of all or substantially all of the assets of a corporation. Under the Michigan Act, rights to dissent from a corporate action (including a merger or consolidation) are not available as to shares listed on a national securities exchange (such as First of America Common Stock) or held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to vote on the corporate action. Further, rights to dissent are not available in connection with mergers or consolidations pursuant to which shareholders receive cash or shares of stock, which shares of stock to be received are listed on a national securities exchange or are held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation.

    FLORIDA ACT.  Under the Florida Act, dissenters rights are available.
Under the Florida Act, unless the articles of incorporation provide otherwise, the right to dissent from a corporate action (including a merger) is not available as to shares listed on a national securities exchange or held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to vote on the corporate action. Under the Florida Act, a shareholder may dissent as to less than all of the shares registered in his or her name. In that event, his or her rights shall be determined as if the shares as to which he or she has dissented, and his or her other shares, were registered in the names of different shareholders. Presidential's shareholders have dissenters rights with respect to the Merger. See "The Merger--Rights of Dissenting Shareholders."

SUPERMAJORITY VOTING PROVISIONS.

    MICHIGAN ACT. Under the Michigan Act, supermajority voting provisions (which require a greater-than-majority vote in order to take certain actions) may be included in a corporation's articles of incorporation. Adding a supermajority voting provision to the articles of incorporation requires a majority vote of approval by shareholders. Changing or eliminating a supermajority voting provision, however, requires the same supermajority shareholder approval as contained in the provision being changed or eliminated.

    FLORIDA ACT. Under the Florida Act, supermajority voting provisions (which require a vote greater than that required by statute in order to take certain actions) may be included in a corporation's articles of incorporation.
Adding, changing or eliminating a supermajority voting provision requires the same supermajority shareholder approval as contained in the provision being added, changed or eliminated.

ACTION WITHOUT A MEETING.

    MICHIGAN ACT. Under the Michigan Act, a corporation's articles of incorporation may provide that shareholders may take action without a meeting and without a vote if consent in writing to the action taken is given by holders of at least the minimum number of shares that would be required to vote for approval of such action at a meeting. If a corporation's articles do not contain a provision such as that described above, then unanimous consent by holders of all shares that would be entitled to vote on the action at a meeting is required to take action without a meeting and a vote.

    FLORIDA ACT. Under the Florida Act, unless the articles of incorporation otherwise provide, an action required by law to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding shares having the minimum number of votes that would be necessary to take the action at a meeting have consented in writing to the action.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS.

    MICHIGAN ACT. The Fair Price Act, which is a part of the Michigan Act, provides that a supermajority of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain of its "affiliates." An "interested shareholder" is generally defined as any person who owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person.

    The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that (1) the purchase price to be paid for the shares of the corporation is at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (2) once becoming an interested shareholder, the person does not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

    The requirements of the Fair Price Act do not apply to a business combination with the interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

    FLORIDA ACT. The Florida Act contains provisions which are very similar to those of the Michigan Act with respect to transactions with interested shareholders. The Florida Act permits a corporation to elect not to be governed by the provisions by including such election in its original Articles. Presidential is governed by these provisions.

CONTROL SHARE ACQUISITIONS.

    MICHIGAN ACT. Under the Shareholder Equity Act, which is a part of the Michigan Act, "Control Shares" of an "issuing public company" purchased by a shareholder or group of shareholders may be voted only to the extent approved
(1) by a majority of the outstanding voting shares and (2) a majority of the outstanding voting shares excluding shares held by the acquiring person or group and shares held by officers and employees/directors of the issuing public company. "Control Shares'' are shares that, when added to other shares owned by the person or group, would entitle such person or group to exercise voting power of an issuing public company in the election of directors within any of the following ranges of voting power: (1) one-fifth or more but less than one-third of all voting power; (2) one-third or more but less than a majority of all voting power; or (3) a majority of all voting power. An "issuing public company" is one that has (1) 100 or more shareholders of record, (2) its principal place of business, its principal office or substantial assets in Michigan and (3) either (a) more than 10 percent of its shareholders of record reside in Michigan, (b) more than 10 percent of its shares owned of record by Michigan residents or (c) 10,000 shareholders of record residing in Michigan.

    The Board of Directors of First of America has amended its Bylaws to provide, as authorized by the Shareholder Equity Act, that Control Shares held by a Control Shares acquiror who has not filed an acquiring person statement with First of America are subject to redemption and that Control Shares which have not been accorded full voting rights after a vote, as provided in the Act, are subject to redemption. The redemption price is the highest price per share which the Control Share acquiror has paid for the Control Shares.

    FLORIDA ACT. The Florida Act contains provisions which are substantially similar to those contained in the Michigan Act. These provisions do not currently apply to Presidential because it has only one shareholder.


                       INFORMATION ABOUT FIRST OF AMERICA

    GENERAL. First of America is a corporation organized under the Michigan Act, a bank holding company registered under the Bank Holding Company Act and a savings and loan holding company registered under HOLA. Its principal activity consists of owning and supervising 20 affiliate financial institutions which operate general commercial banking businesses from 611 offices and facilities located in Michigan, Florida, and Indiana. First of America owns eight banks located in Michigan with combined assets of $13.6 billion at June 30, 1994. First of America owns nine banks located in Illinois with combined assets of $7.4 billion at June 30, 1994. First of America also owns two banks in Indiana with combined assets of $1.5 billion at June 30, 1994. In Florida, First of America owns one savings and loan association with assets of $0.5 million at June 30, 1994. First of America also has divisions and non-banking subsidiaries which provide mortgage, trust, data processing, pension consulting, discount securities brokerage, revolving credit and investment advisory services. First of America owns all of the outstanding stock of Acquisition Sub. At June 30, 1994, First of America had consolidated assets of $23.1 billion, deposits of $19.1 billion, and shareholders' equity of $1.5 billion.

    First of America is frequently in the process of examining potential acquisitions or merger candidates. Several potential acquisitions or mergers are often at different stages of development and negotiation at any one time. No assurance can be given that First of America will or will not consummate any such acquisitions or mergers.

    First of America was incorporated in 1971 by its lead bank, First of America Bank-Michigan, N.A., Kalamazoo, Michigan, which was established in 1863. It became a bank holding company in 1972 in a transaction in which First of America Bank-Michigan, N.A. and two other banks became wholly owned affiliates. First of America became a savings and loan holding company on July 31, 1990, through the acquisition of a federally chartered stock savings association which has since been merged with one of First of America's affiliate commercial banks.

    As the parent company, First of America provides certain management functions to its affiliate financial institutions relating to loan policies and procedures, profit planning and accounting, external and internal audit, legal advice and compliance with government regulations, and general coordination of investment, trust, and human resources administration, data processing, and product development activities.

    First of America's affiliate financial institutions offer a broad range of lending, depository, and related financial services to individual, commercial, industrial, financial, and governmental customers, including demand, savings, and time deposits, secured and unsecured loans, lease financing, letters of credit, money transfers, corporate and personal trust services, cash management, and other financial services.

    RECENT DEVELOPMENTS. First of America is pursuing the consolidation of its 20 affiliate financial institutions into four state-wide financial institutions located in Michigan, Illinois, Indiana and Florida by year-end 1994. The consolidation is being undertaken in order to enhance operating efficiencies and to better serve First of America customers.

    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. Additional information about First of America, including certain financial information, information about voting securities of First of America and principal holders thereof, and information about directors and executive officers of First of America, is included in the documents filed by First of America with the Commission and the NYSE under the Exchange Act and incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                         INFORMATION ABOUT PRESIDENTIAL

         GENERAL. Presidential was incorporated in 1993 in Florida and is a savings association holding company subject to regulation by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). Presidential was organized for the purpose of acquiring all of the capital stock of Presidential Bank. Currently, Presidential does not transact any material business other than through its subsidiary, Presidential Bank. Presidential Bank was founded in 1980 as a Florida chartered savings and loan association headquartered in Sarasota, Florida. Presidential Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the FDIC. At June 30, 1994, Presidential Bank had total assets of $232 million and stockholders' equity of $9.7 million (4.2% of total assets).

         Presidential Bank's principal business is attracting retail deposits from the general public and investing these deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans and, to a lesser extent, consumer loans, mortgage-backed securities, U.S. Government and federal agency securities and other marketable securities. Presidential Bank's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolio and earnings on its investment securities. Presidential Bank's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities and, to a lesser extent, borrowings.

         COMPETITION. The financial services business is highly competitive in the Southwest Florida area, which is the primary market for Presidential Bank. Presidential Bank competes for commercial, individual and other deposits and loans with banks and other financial service providers, including savings and loan associations, credit unions, insurance companies, captive finance companies, brokerage firms and credit card companies.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991.

The following financial review compares the performance of Presidential, for the three years ended September 30, 1993, and should be read in conjunction with the consolidated financial statements and notes thereto.

INCOME ANALYSIS.

         Net earnings (loss) for the fiscal years ending September 30, 1993, 1992 and 1991 was $1,008,000, $709,000 and ($542,000), respectively. Net earnings for 1993 includes a credit of $185,000 representing the cumulative effect of a change in accounting principle relating to the adoption of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Return on average assets was .54%, .42%, and (.30%) for the fiscal years ended September 30, 1993, 1992 and 1991, respectively and return on average total equity was 11.82%, 9.25% and (7.15%) for the same periods.

         Net interest income, which is the difference between interest earned on assets and interest paid on liabilities was $5,950,000 in 1993, $5,809,000 in 1992 and $4,960,000 in 1991. The increase in net interest income in 1993 was primarily due to the growth in outstanding loan balances resulting from a sharp increase in originations during the period. The increase in 1992 was primarily the result of investment and loan yields declining at a lessor rate than the cost of deposits and borrowings. The net interest margin for 1993, 1992 and 1991 was 3.00%, 3.25% and 2.71%, respectively.

         The provision for loan losses and real estate owned was $300,000 in 1993, $398,000 in 1992 and $1,129,000 in 1991. The provision in 1991 was made pursuant to a mandate of the O.T.S., following a supervisory examination, based on its assessment of the risk in Presidential Bank's loan portfolio. The allowance for loan losses as a percentage of period end loans was .71%, .76% and .80% at fiscal year ends 1993, 1992 and 1991, respectively. Net charge offs for loans and real estate owned during those same years totaled $413,000, $165,000 and $219,000.

         Non-interest income totaled $1,174,000, $764,000 and $729,000 in 1993,
1992 and 1991 respectively. The increase in 1993 resulted from an increase in fee income on checking accounts which grew substantially in number during the period, as well as an increase in gains realized on the sale of loans and investments and the commencement of rental receipts on an income-producing property, a portion of which is used by Presidential Bank as an administrative center.

         Non-interest expenses, including compensation, employee benefits, occupancy and equipment expenses, deposit insurance premiums, professional fees and other expenses, totalled $5,704,000, $5,387,000 and $5,120,000 in 1993,
1992 and 1991, respectively.

         The effective tax rates for 1993 and 1992 were 37.6%. The tax provision for 1991 reflects the non-deductibility of a portion of the provision for loan losses in computing the book tax provision for the period.

BALANCE SHEET ANALYSIS.

         Total loans, net of the undisbursed portion of loans in process, deferred loan fees and the allowance for loan losses, were $178 million at fiscal year-end 1993, increasing 17.1% from $152 million at fiscal year-end 1992. At September 30, 1991, total loans were $145 million. Presidential Bank grants primarily residential real estate mortgages and, to a much lesser extent, commercial and consumer loans to customers in Southwest Florida. The loans are backed by collateral and are expected to be repaid from cash flow of the borrower. Nonaccrual loans at fiscal year ends 1993, 1992 and 1991 were $296,000, $272,000 and $2,907,000, respectively.

         Deposits at fiscal year-end 1993 were $170 million, compared with $135 million in 1992 and $156 million in 1991. Advances from the Federal Home Loan Bank of Atlanta at year end 1993 were $20 million, compared with $23 million in 1992 and $6 million in 1991. Advances from the Federal Home Loan Bank are frequently substituted for time deposits as a funding source when advances are judged relatively less expensive than deposits. This situation occurs from time to time due to the intense competition in Presidential Bank's market.

         Total stockholders' equity from September 30, 1992 to September 30, 1993 increased $1,008,000 or 12.6% due to retention of earnings. At September 30, 1993 tangible, core and risk-based capital ratios were 4.5%, 4.5% and 9.0%, respectively. These ratios represent a slight decrease from 4.7%, 4.7% and 9.0% reported for fiscal year-end 1992. All three capital ratios exceeded the fully phased-in regulatory minimum levels of 1.5%, 3.0% and 8.0%, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, FOR THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993

         Net earnings for the nine months ended June 30, 1994 was $715,000, a 15.8% decrease from the $849,000 of earnings before the $185,000 cumulative effect of a change in accounting principle for income taxes reported for the same period in 1993. The decrease was primarily due to the recognition during 1994 of $848,000 of unrealized losses on loans and mortgage backed securities held for sale which resulted from a significant increase in interest rates across the yield curve during the 1994 period.

         Net interest income, interest income less interest expense, increased 4.1% during the first nine months of 1994 compared to the same period of 1993. The annualized net interest margin for the 1994 period was 2.60% compared with 3.12% for the 1993 period.

         During the nine months ended June 30, 1994, with the consent of O.T.S., $270,000 of the previously established allowance for loan losses was recovered into income. The provision for loan losses and real estate owned was $37,000 and $180,000 during the nine months ended June 30, 1994 and 1993. The allowance for loan losses as a percentage of period end loans was .50% and .66% as of June 30, 1994 and 1993, respectively. Net charge offs for loans and real estate owned during the 1994 period were $50,000 as compared to $244,000 for the 1993 period.

         Non-interest income net of unrealized losses on loans and mortgage backed securities increased 41% during the nine months ended June 30, 1994 over the same period in 1993. The increase was due to the volume of new checking accounts opened during the period and resultant fee income as well as improved occupancy levels at the income producing property partially utilized as an administrative center by Presidential Bank. The collection of a deficiency judgement during the 1994 period in the amount of $226,000 also contributed to the increase in non-interest income during this period.

         Non-interest expenses, including salaries, employee benefits, occupancy expense, equipment expense, and other expenses, totalled $4,215,000 and $4,022,000 for the nine months ended June 30, 1994 and 1993, respectively.

         The effective tax rates were 37.6% and 38.3%, respectively for the 1994 and 1993 periods.

         Investment and mortgage backed securities increased to $31 million at June 30, 1994 from $7 million at September 30, 1993 as loan origination volume declined during the nine months ended June 30, 1994 from the same period of 1993.

                REGULATION OF FIRST OF AMERICA AND PRESIDENTIAL

         Various federal and state banking laws and regulations affect the businesses of First of America and its affiliate financial institutions and of Presidential and Presidential Bank. First of America and its affiliate financial institutions are subject to supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies, including the FRB, the OCC, the FDIC, the OTS, the Florida Commissioner, the Michigan FIB, the Indiana Department of Financial Institutions (the "Indiana DFI") and the Commissioner of Banks and Trust Companies of the State of Illinois (the "Illinois Commissioner"). Presidential and Presidential Bank are subject to supervision, regulation, and periodic examination by the FDIC and the OTS.

         The following is a summary of certain statutes and regulations affecting First of America, its affiliate financial institutions, and Presidential and Presidential Bank. This summary is qualified in its entirety by such statutes and regulations, which are subject to change based on pending and future legislation and action by regulatory agencies.

         BANK HOLDING COMPANIES. First of America is a bank holding company under the Bank Holding Company Act and as such is subject to regulation by the FRB. A bank holding company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the FRB. The non-banking activities of a bank holding company and its subsidiaries are limited to certain activities specified in the Bank Holding Company Act and such other activities as the FRB, by regulation or order, determines to be closely related, and a proper incident, to the business of banking. The FRB has determined that owning, controlling or operating a savings association is a permissible activity for bank holding companies if the savings association engages only in activities that are permissible for bank holding companies. Prior FRB approval may be required for a bank holding company to acquire new subsidiaries, including savings associations, or commence new lines of business.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the FRB before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank or bank holding company. Bank holding companies are also prohibited from acquiring shares of any bank located outside the state in which the operations of the bank holding company's banking subsidiaries are principally conducted unless such an acquisition is specifically authorized by statute of the state of the bank whose shares are to be acquired.

         Under a Michigan statute applicable to First of America, a Michigan bank holding company may acquire a bank located in any state in the United States if the laws of the other state permit ownership of banks located in that state by a Michigan bank holding company. Under the same Michigan statute, a Michigan bank or bank holding company may be acquired by a bank holding company located in any state in the United States subject to approval of the Michigan FIB and the existence of a reciprocal law in such other state.

         A bank holding company which acquires a savings association and holds it as a separate subsidiary becomes a savings and loan holding company subject to laws and regulations applicable to such holding companies (See "Regulation of First of America and Presidential-Savings and Loan Holding Companies"). The acquisition of a savings association by a bank holding company which is not also a savings and loan holding company is not subject to approval of the Michigan FIB.

         SAVINGS AND LOAN HOLDING COMPANIES. First of America and Presidential are savings and loan holding companies and subject to the jurisdiction of the OTS with regard to certain matters. Among other things, a savings and loan holding company is required to: (1) file and cause all of its subsidiaries which are not savings associations to file such periodic reports as may be required by the OTS; (2) maintain books and records as prescribed by the OTS; and (3) be subject to examination by the OTS. Presidential is a unitary savings and loan holding company and generally is not restricted under the HOLA as to the types of business activities in which it may engage, provided that Presidential Bank continues to be a qualified thrift lender ("QTL") as defined in the HOLA. Multiple savings and loan holding companies, which own or control more than one savings association, generally are subject to extensive limitations on the types of business activities in which they can engage. The HOLA limits the activities of multiple savings and loan holding companies primarily to activities permissible for bank holding companies under the BHC Act and activities authorized by OTS regulations. In addition, a savings and loan holding company that is also a bank holding company (such as First of America) may engage only in those activities that are permissible for a bank holding company, and may, in certain circumstances, be required to obtain approval from the OTS, as well as the FRB, prior to acquiring new subsidiaries or commencing new business activities.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS is granted broad power to impose restrictions on savings and loan holding company activities if the OTS Director determines there is reasonable cause to believe that the continuation by the holding company of any activity constitutes a serious risk to the financial safety, soundness or stability of a subsidiary savings association. The restrictions, issued in the form of a directive, may limit: (1) the payment of dividends by the savings association to the holding company; (2) transactions between the savings association, the holding company, and the subsidiaries or affiliates of either; and (3) any activities of the savings association that might create a serious risk that the liabilities of the holding company or its other affiliates may be imposed on the savings association.

         Finally, a savings and loan holding company must obtain prior written approval from the OTS before acquiring substantially all the assets of any savings association or savings and loan holding company or any ownership or control of any voting shares of any savings association or savings and loan holding company if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such savings association or savings and loan holding company. Savings and loan holding companies also are prohibited from controlling savings associations in more than one state unless such acquisition is specifically authorized by federal law as an emergency acquisition or by statute of the state of the savings association whose shares are to be acquired.

         BANKS. Fourteen of First of America's affiliate banks are national banking associations and as such are subject to regulation and supervision and regular examination by the OCC. Four of First of America's affiliate banks are Michigan state banks and are subject to regulation and supervision and regular examination by the Michigan FIB. One of First of America's affiliate banks is an Indiana state bank and is subject to regulation and regular examination by the Indiana DFI. Five of First of America's affiliate state banks are members of the Federal Reserve System, and as such are subject to the applicable provisions of the Federal Reserve Act and regulations thereunder and to supervision, regulation and regular examination by the FRB. One of First of America's affiliate state banks is not a member of the Federal Reserve System and is subject to regulation, supervision and regular examination by the FDIC. Deposits held by affiliate banks of First of America are insured, to the extent permitted by law, by the Bank Insurance Fund ("BIF") administered by the FDIC, and deposits held by First of America's affiliate savings associations are insured in part by BIF and in part by the Savings Association Insurance Fund ("SAIF") administered by the FDIC.

         Federal law and the laws of Michigan, Indiana, and Illinois govern, among other things, the scope of a bank's business, the investments a bank may make, the loans a bank may make, transactions with affiliates, and a bank's activities with respect to mergers and establishing branches.

         SAVINGS ASSOCIATIONS. Presidential Bank and one of First of America's affiliate financial institutions, First of America-Florida, are federally chartered stock savings associations subject to extensive regulation, supervision and regular examination by the OTS and to the provisions of the HOLA as amended by FIRREA, and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and other federal laws including the Federal Deposit Insurance Act. Federal law governs, among other things, the scope of the savings association's reserves, the investments a savings association may make, the loans a savings association may make, and transactions with affiliates. Deposits held by Presidential Bank are insured, to the extent permitted by law, by the SAIF.

         The HOLA requires savings institutions to meet a QTL test. Under the QTL test, as modified by FDICIA, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less (1) specified liquid assets up to 20% of total assets, (2) intangibles, including goodwill, and (3) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) on a monthly basis in 9 out of every 12 months.

          A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. If the savings association does not convert to a bank charter, it is generally prohibited from: (1) making an investment or engaging in any new activity not permissible for a national bank; (2) paying dividends not permissible under national bank regulations; (3) obtaining advances from any Federal Home Loan Bank ("FHLB"); and (4) establishing any new branch office in a location not permissible for a national bank in the savings association's home state. In addition, beginning three years after the savings association failed the QTL test, the savings association would be prohibited from retaining an investment or engaging in any activity not permissible for a national bank and would have to repay any outstanding advances from an FHLB as promptly as possible. As of June 30, 1994, Presidential Bank maintained 92% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test.

         TRANSACTIONS WITH AFFILIATES. Each of First of America's subsidiary banks is subject to Sections 23A and 23B of the Federal Reserve Act, which impose certain restrictions on loans and extensions of credit by a bank to its affiliates, on investments by a bank in the stock or securities of its affiliates, on acceptance of such stock or securities as collateral for loans by the bank to any borrower and on leases and service and other contracts between a bank and its affiliates. For purposes of Sections 23A and 23B of the Federal Reserve Act, the affiliates of a bank include its holding company and all other companies (including other banks) controlled by the holding company. Transactions between banks that are at least 80 percent owned by the same holding company (such as First of America's subsidiary banks) are exempt from certain of the restrictions of Sections 23A and 23B of the Federal Reserve Act under the so-called "sister bank" exemption.

         Sections 23A and 23B of the Federal Reserve Act generally apply to savings associations in the same manner and to the same extent as they apply to banks but with several differences. First, savings association may not make any loan or extension of credit to any affiliate unless the affiliate is engaged only in permissible bank holding company activities. Next, a savings association is barred from investing in the securities of an affiliate other than a subsidiary of the savings association. Finally, the "sister bank" exemption from the quantitative limitations of Section 23A, which is available to 80 percent commonly-controlled banks, generally is not available to "sister thrifts" until January 1, 1995. However, the exemption is available on a limited basis for banks and savings associations that are 80 percent owned by the same holding company, provided that every bank and savings association owned by the holding company complies with all applicable capital requirements on a fully phased-in basis without reliance on goodwill.

         Banks and savings associations are also subject to Section 22(h) of the Federal Reserve Act, which places limitations on loans to insiders. Under
Section 22(h), a bank or savings association may extend credit to its or its affiliates' executive officers, directors and principal shareholders or their related interests only if the loan is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-insiders and if credit underwriting standards are followed that are no less stringent than those applicable to comparable transactions with non-insiders. Also, loans to insiders must not involve more than the normal risk of repayment or present other unfavorable features and must, in certain circumstances, be approved in advance by a majority of the entire board of directors of the lending institution. The aggregate amount that can be lent to all insiders is limited to the institution's unimpaired capital and surplus. No insider shall knowingly receive any extension of credit not authorized under Section 22(h). Banks and savings associations also are subject to Section 22(g) of the Federal Reserve Act which imposes additional restrictions on loans to executive officers.

         CAPITAL REQUIREMENTS. The FRB has adopted risk based capital requirements applicable to bank holding companies. Under these requirements, bank holding companies must have a minimum ratio of total capital to total risk-weighted assets of eight percent. In addition, bank holding companies must maintain a minimum ratio of Tier I capital to total risk-weighted assets equal to four percent. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0 percent to 100 percent. Tier I capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries less goodwill.

         Based on calculations as of June 30, 1994, First of America's Tier I capital and total capital as a percentage of total risk-weighted assets were in excess of the required ratios.

         As a supplement to risk based capital requirements, the FRB also adopted a leverage measure which requires bank holding companies to maintain a minimum of Tier I capital equal to 3 percent of total assets. All bank holding companies except those that are most highly-rated must maintain an additional cushion of Tier I capital of at least 100 to 200 basis points, which is a leverage ratio of 4 to 5 percent. As of June 30, 1994, First of America's Tier I leverage ratio, computed using period end total assets, was 5.76 percent.

         All of First of America's subsidiary banks are subject to risk-weighted capital standards which are similar, but in some cases not identical, to the requirements for bank holding companies. The FRB, OCC and FDIC have proposed amendments to their risk-based capital standards for banks to take interest rate risk into account as required by FDICIA. The proposed regulations include two alternative methods for assessing a bank's capital adequacy for interest rate risk. Under one method, the dollar amount of capital required for interest rate risk would be incorporated into risk-based capital requirements by increasing a bank's risk-weighted assets, which would lower the risk-based capital ratios. Under the second method, capital required for interest rate risk would not be incorporated into a bank's risk-based capital ratios. Rather, examiners would consider interest rate risk exposure along with other factors in evaluating a bank's capital adequacy and a bank would be expected to hold additional capital commensurate with the risks being taken. Since final regulations have not been adopted, First of America cannot assess the impact, if any, that such standards may have on its affiliated banks.

         The OTS has not adopted capital requirements for savings and loan holding companies. The OTS requires savings associations such as Presidential Bank to maintain a minimum ratio of total capital to risk-weighted assets of eight percent. The risk weighting requirements are similar to those discussed above. Savings associations also must maintain a three percent leverage ratio, which is the ratio of core capital to adjusted total assets. Core capital includes common shareholder's equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain qualifying supervisory intangible assets and certain purchased mortgage servicing rights. In addition, savings associations must maintain a 1.5 percent ratio of tangible capital to adjusted total assets. OTS regulations require that, in meeting required capital standards, savings associations must deduct investments and loans to subsidiaries engaged in activities not permissible for a national bank.

         The OTS adopted a final rule effective January 1, 1994 pursuant to which savings associations with above normal interest rate risk exposure will be subject to a deduction from total capital for the purpose of calculating the risk-based capital ratio. See "Information About Presidential--Management's Discussion and Analysis of Financial Condition and Results of Operations."

         All of First of America's affiliated financial institutions and Presidential Bank meet applicable capital requirements. Presidential's risk based capital position is discussed above under the caption "Information About Presidential--Management's Discussion and Analysis of Financial Condition and Result of Operations." The following table shows capital requirements and current capital levels for First of America and Presidential and for combined First of America and Presidential on a pro forma basis based on FRB capital requirements for bank holding companies.

         PRO FORMA RISK BASED CAPITAL CALCULATIONS AS OF JUNE 30, 1994



                                                                                                 Pro Forma
                                                                                                  First of
                                                           First of                               America
($ in thousands)                                           America             Presidential    & Presidential
- ----------------                                           -------             ------------    --------------
CAPITAL:
TIER I:

Common Stock                                             $  591,715             $   1,790     $   598,384
Surplus                                                     255,271                 9,648         260,040
Retained earnings                                           694,609                (1,693)        692,916
Perpetual preferred stock                                        --                                    --
Less: Goodwill, core deposit intangibles
    and nonqualifying investment in subsidiary              223,085                    --         223,085
                                                         ----------             ----------    -----------

Tier I capital                                          $ 1,318,510             $   9,702     $ 1,328,255
                                                         ==========             =========     ===========
TIER II:

Allowance for loan losses                                $  194,569             $   1,000     $   196,003
Subordinated debt                                           161,867                  -            161,867
                                                         ----------             ----------    -----------

Total Tier II Capital                                       356,436                 1,000         357,870
                                                         ----------             ----------    -----------

Total Capital                                            $1,674,946             $  10,702     $ 1,686,125
                                                         ==========             =========     ===========

TOTAL RISK-WEIGHTED ASSETS AND OFF-
BALANCE SHEET ITEMS                                     $15,555,595             $ 124,606     $15,680,201
                                                        ===========             =========     ===========

RISK-WEIGHTED CAPITAL RATIOS:

Tier I capital to risk-weighted assets                         8.49%                 7.82%           8.47%
Minimum requirement                                            4.00                  4.00            4.00
Total capital to risk-weighted assets                         10.77                  8.62           10.75
Minimum requirement                                            8.00                  8.00            8.00

TIER I LEVERAGE RATIO (period end)                             5.76%                 4.20%           5.75%

         PROMPT CORRECTIVE ACTION. In addition to the existing capital requirements discussed above, FDICIA created a new approach to supervision of insured banks and savings associations that requires, or in some cases permits, federal regulatory agencies to take certain actions based on an institution's capital level. This "prompt corrective action" framework addresses capital deficiencies and supervisory concerns of institutions with the intent of resolving problems of institutions at the least possible long-term costs to BIF and SAIF. FDICIA and prompt corrective action regulations adopted by the federal regulatory agencies create five capital categories. Each insured depository institution will be categorized based on its level of capital as measured by specified ratios. An institution's capital category determines what regulatory restrictions and supervisory actions, if any, must, or in some cases may, be taken by federal regulators. These provisions became effective December 19, 1992.

         The five capital categories are well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The specified capital ratios for determining the capital category of all but critically undercapitalized institutions are: (1) the ratio of total capital to risk-weighted assets (total risk based ratio); (2) the ratio of Tier 1 or core capital to risk-weighted assets (Tier 1 risk based ratio); and (3) the ratio of Tier 1 or core capital to total average assets (Tier 1 leverage ratio). The sole capital measure for defining critically undercapitalized institutions is the ratio of tangible equity to total assets. The required ratios for each of the five capital categories are summarized in the following table:

                                                                    TIER 1
                            TOTAL RISK          TIER 1 RISK        LEVERAGE
 CATEGORY                   BASED RATIO         BASED RATIO         RATIO           OTHER
- ------------------         ------------        ------------        --------         ------------------
 Well-capitalized           10% or                 6% or             5% or           Not subject to a
                            above                  above             above           directive to meet a
                                                                                     specific level for any
                                                                                     capital measure

 Adequately                 8% or above            4% or             4% or           Does not meet
 capitalized                                       above            above(1)         definition of well-
                                                                                     capitalized
 Undercapitalized           Under 8%             Under 4%            Under
                                                                     4%(2)

 Significantly              Under 6%             Under 3%           Under 3%
 undercapitalized

 Critically                                                                          Ratio of tangible
 undercapitalized                                                                    equity to total assets
                                                                                     of 2% or under.
- -------------------------

(1) 3% or above for institutions rated CAMEL 1 or MACRO 1 in most recent examination by federal regulators.
(2) Under 3% for institutions rated CAMEL 1 or MACR0 1 in most recent examination by federal regulators.

         FDICIA also provides that a well-capitalized institution may be reclassified as adequately capitalized and that an adequately capitalized or undercapitalized institution may be required to comply with restrictions and be subjected to supervisory actions as if it were in the next lower capital category, if the appropriate federal regulatory agency determines, after notice and opportunity for an informal hearing, that the institution is in an unsafe or unsound condition or is deemed to be engaging in an unsafe or unsound practice. An institution may be deemed to be engaged in an unsafe or unsound practice if it received a less-than-satisfactory rating in its most recent examination. Although no restrictions apply automatically and regulatory agencies are not required to take other supervisory action as a result of reclassification, such a reclassification permits an institution's regulatory agency to impose various restrictions and to take supervisory action to deal with the institution's deficiencies.

         Presidential Bank is adequately capitalized. All of First of America's affiliate financial institutions are well capitalized. Neither First of America nor Presidential currently have reason to believe or otherwise anticipate that any of First of America's affiliate financial institutions or Presidential Bank, respectively, will be reclassified to a lower capital category.

         FDICIA and the prompt corrective action regulations specifically impose certain restrictions on, and require regulators to take certain supervisory actions with respect to, less than adequately capitalized institutions. The imposition of other restrictions and supervisory actions are left to the regulatory agencies' discretion. Certain of the more significant provisions are generally described below. Among the mandatory provisions are the following. Under FDICIA all institutions are prohibited from making a capital distribution or paying a management fee to a controlling person that would leave the institution undercapitalized. All institutions which are undercapitalized or worse are subject to increased monitoring and capital restoration requirements. Significant additional restrictions apply to significantly and critically undercapitalized institutions. In addition to these mandatory supervisory actions, if an institution is undercapitalized or worse, the institution's federal regulatory agency has the authority to, among other things, restrict the institution's activities, growth and affiliate relationships.

         STANDARDS FOR SAFETY AND SOUNDNESS. FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation standards specifying: (1) a maximum ratio of classified assets to capital; (2) minimum earnings sufficient to absorb losses without impairing capital; (3) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and (4) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal stockholders of insured depository institutions that would prohibit compensation and benefits and arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of the standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company to correct the deficiency and, until corrected, may impose restrictions on the institution or company, including any of the restrictions applicable under the prompt corrective action provisions of FDICIA. The federal regulatory agencies issued a proposed rule regarding implementation of these standards but final regulations have not been released. Since final regulations have not yet been prescribed, First of America and Presidential cannot assess the significance of the impact, if any, such standards may have on First of America and its affiliated banks and Presidential and Presidential Bank.

         OTHER LIMITATIONS BASED ON CAPITAL. FDICIA and implementing regulations place certain limitations, based on an institution's capital categorization, on the acceptance of brokered deposits, interest rates on deposits, and deposit insurance coverage. Only well-capitalized institutions may accept brokered deposits without limitation. Adequately capitalized institutions may accept brokered deposits only upon obtaining a waiver from the FDIC. Further, an adequately capitalized institution may not offer rates of interest on deposits that are significantly more than relevant local or national rates. Undercapitalized institutions may not accept brokered deposits.

         Effective December 19, 1992, "pass through" deposit insurance on employee benefit plan deposits is available only on deposits at institutions that can accept brokered deposits. This includes well-capitalized institutions and adequately capitalized institutions accepting brokered deposits pursuant to an FDIC waiver.

         AUDIT AND REPORTING REQUIREMENTS. FDICIA added a new section to the Federal Deposit Insurance Act, the purpose of which is to facilitate early identification of problems in financial institutions' management through annual independent audits, more stringent reporting requirements, and the establishment and maintenance of internal control structures and procedures. Under FDICIA and implementing regulations of the FDIC, the new requirements apply to institutions with assets of $500 million or more, with certain exceptions for subsidiaries of holding companies, and are effective for fiscal years beginning after December 31, 1992.

         The new audit and reporting requirements under FDICIA generally required are as follows. Each insured depository institution (or its holding company, as discussed below) must submit to its primary regulatory agency and make publicly available an annual report including the following: (1) financial statements audited by an independent public accounting firm; (2) a report by the institution's management, which acknowledges responsibility for the financial statements and compliance with safety and soundness laws and regulations and assesses the institution's internal controls; and (3) an attestation and report by the independent public accountant on management's assertions on internal control structure and procedures for financial reporting. In addition, a nonpublic issued statement by the independent public accountant related to the findings on compliance with laws and regulations relating to insider loans and dividends should be filed. Additionally, each institution (or its holding company, as discussed below) must have an independent audit committee comprised entirely of outside directors and subject to duties specified by FDICIA and FDIC regulations. For large institutions, such as First of America, the committee must include two members with banking or financial management experience, may not include large customers or individuals associated with large customers of the institution, and must have access to outside legal counsel.

         Presidential Bank is not subject to the audit and reporting requirements described above; nevertheless, Presidential Bank has been audited by an independent public accounting firm since inception. All of First of America's affiliate depository institutions are subject to these requirements. It is currently anticipated that the independent audit will be satisfied by the audit at the holding company level.

         RESERVE REQUIREMENTS. FRB regulations require banks and savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and demand accounts). The FRB regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $51.9 million or less (subject to adjustment by the FRB) the reserve requirement is three percent or approximately $1.6 million. Net transaction accounts in excess of $51.9 million currently are subject to a ten percent reserve requirement which is subject to adjustment by the FRB between eight percent and fourteen percent. The first $4.0 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements.

         DEPOSIT INSURANCE. Both banks and savings associations are insured by the FDIC. However, under FIRREA, separate funds have been established, with BIF (the Bank Insurance Fund) generally covering banks and SAIF (the Savings Association Insurance Fund) generally covering savings associations. A minimum designated reserve ratio, i.e., the ratio of the insurance fund's reserves to total estimated insured deposits of 1.25 percent of insured deposits has been established for both BIF and SAIF. However, the FDIC may set a higher designated reserve ratio for either fund if circumstances raise a significant risk of substantial future losses to the fund. Assessment rates will be established sufficient to maintain reserves at the designated reserve ratio or, if the reserve ratio is less than the designated reserve ratio, to increase the reserve ratio to the designated reserve ratio within a reasonable period of time. In order to recapitalize the BIF, the FDICIA permits the FDIC to either set assessment rates for BIF members such that the required 1.25 percent reserve ratio is achieved within one year or specify a series of target reserve ratios culminating in a reserve ratio of 1.25 percent within a maximum of 15 years. The FDIC also is authorized to impose special assessments as it deems necessary. The rates on regular assessments may be changed by the FDIC semi-annually for each fund independent of the other. All insured financial institutions are assessed on a semi-annual basis.

         Under FDICIA, the FDIC has established a system of risk based deposit insurance premiums effective January 1, 1994. Under a risk based assessment system each institution's semi-annual assessment will be based on the probability that the insurance fund will incur a loss related to that institution, the likely amount of the loss and the revenue needs of the deposit insurance fund. If the BIF reserve ratio is less than 1.25 percent, under the risk based system the FDIC must collect total premiums at least equal to the amount that would be collected if all BIF members were paying $0.23 per $100 of deposits. For SAIF members, if the SAIF reserve ratio is less than 1.25 percent, the minimum aggregate assessment rate per $100 of deposits is $0.23 through December 31, 1993, $0.18 from January 1, 1994 through December 31, 1997 and $0.23 thereafter.

         The FDIC adopted a final risk based premium system to be effective January 1, 1994, under which higher-risk banks and thrifts pay more into the insurance funds than other institutions. Under the final rules, a financial institution will pay an assessment of between 23 cents and 31 cents per $100 of insured deposits based on its risk classification. To arrive at a risk based assessment for each insured institution for each semi-annual period, the FDIC places it in one of nine assessment risk classifications using a two-step analysis based first on capital ratios and then on supervisory risk factors.

         Three capital categories are used, well-capitalized, adequately capitalized and undercapitalized, which are identical to those adopted for prompt corrective action purposes, except the deposit insurance premium rule excludes references to supervisory evaluations and directives included under the prompt corrective action rule (see "Regulation of First of America and Presidential - Prompt Corrective Action"). Each institution also is assigned to one of three supervisory risk subgroups based on consideration of supervisory evaluations by the institution's primary regulatory agency and other information relevant to the institution's financial condition and the risk of loss to the insurance fund posed by the institution. Subgroup A is for financially sound institutions with only a few minor weaknesses. Subgroup B is for institutions that demonstrate weakness that, if not corrected, could result in significant deterioration. Subgroup C is for institutions that pose a substantial probability of loss to the insurance fund unless effective corrective action is taken. These supervisory subgroups will modify premium rates within each of the three capital categories.

         The FDIC notifies institutions of their assessment risk classification for each semi-annual period by the first day of the month preceding each semi-annual period (June 1 for the period beginning July 1 and December 1 for the period beginning January 1). An institution may submit a written request for review of its assessment risk classification.

         Nine of First of America's depository institutions are covered by BIF and are subject to assessments at the BIF rates. Eleven of First of America's subsidiary banks have a portion of their deposits insured by BIF and subject to assessment at the BIF rates with the remaining portion of their deposits insured by SAIF and subject to assessment at the SAIF rates. Presidential Bank's deposits are covered by SAIF and after the Merger the acquired deposits will continue to be covered by SAIF subject to assessment at the SAIF rates.

         DIVIDEND REGULATION. A bank holding company which controls an institution that is classified as undercapitalized or worse for prompt corrective action purposes (see "Regulation of First of America and Presidential - Prompt Corrective Action") may be prohibited from making any dividend payment without prior approval of the FRB. In addition, the ability of a bank or savings and loan holding company to obtain funds for the payment of dividends to its shareholders and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary banks and savings associations. Federal and state statutes and regulations restrict the payment of dividends by banks and savings associations. Certain of these statutes and regulations applicable to First of America's affiliate financial institutions and to Presidential Bank are discussed below.

         Under FDICIA, no insured depository institution may declare any dividend if, following the payment of such dividend, the institution would be undercapitalized (see "Regulation of First of America and Presidential - Prompt Corrective Action").

         A national bank may not pay a dividend on its common stock if the dividend would exceed the net undivided profits then on hand after deducting losses and bad debts. Additionally, the prior approval of the OCC is required for any dividend to a bank holding company by any affiliated national bank if the total of all dividends, including any proposed dividend, declared by such bank in any calendar year exceeds the total of its net profits for that year to date combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         Under the Federal Reserve Act, a state bank which is a member of the Federal Reserve System cannot pay a dividend in an amount greater than its net profits then on hand after deducting losses and bad debts. Further, the approval of the FRB will be required if dividends declared by any subsidiary state bank which is a member of the Federal Reserve System in any year exceeds the total of net profits for that year to date combined with the retained net profits for the preceding two years, less any required transfers to surplus.

         Under the Michigan Banking Code, no dividend may be declared by a Michigan State bank in an amount greater than net profits then on hand after deducting losses and bad debts. In addition, if the surplus of the bank is less than the amount of its capital stock, before a dividend may be declared, the bank must transfer to surplus not less than ten percent of the net profits of such bank for the preceding half-year in the case of quarterly or semi-annual dividends or not less than ten percent of its net profits for the preceding two consecutive half-year periods in the case of annual dividends.

         Under the Indiana Financial Institutions Act, an Indiana state bank may not declare or pay any dividend unless its capital is unimpaired and a surplus fund equal to 25 percent of such capital stock has been set apart and retained unimpaired. Dividends may be declared and paid thereafter not more frequently than quarterly and at a rate not greater than six percent per annum on the book value of the stock, until the bank's unimpaired surplus fund is equal to the amount of the capital stock, and such capital shall have remained unimpaired. This limitation does not apply if the bank's common capital is unimpaired, its unimpaired surplus is equal to 25 percent of its common capital, and its sound capital is in excess of 20 percent of the average daily deposit liability computed on an annual basis. Sound capital includes paid-in and unimpaired capital, unimpaired surplus and unimpaired proceeds of notes and debentures. First surplus and then capital is impaired to the extent a bank has negative retained earnings.

         Under OTS regulations, a savings association that exceeds all fully phased-in capital requirements before and after a proposed dividend and has not been advised by the OTS that is in need of more than normal supervision, could after thirty days prior notice, make capital distributions during a calendar year equal to the greater of: (1) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (2) 75% of its net income for the previous four quarters. Any additional capital distributions would require prior regulatory approval. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulations, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

         Under federal and state banking laws and regulations, the term "net profits" means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

         Dividends paid to First of America by its banking subsidiaries amounted to $200.7 million in 1993 and $73.1 million during the first six months of 1994. Unless prior regulatory approval is obtained, banking regulations limit the dividends First of America's banking subsidiaries can declare during 1994 to the amount of 1994 net profits, as defined in the Federal Reserve Act, plus retained net profits for 1993 and 1992, which amounted to $157.3 million.

         MONETARY POLICY AND ECONOMIC CONDITIONS. The business of commercial banks and savings associations is affected by the monetary and fiscal policies of various regulatory agencies, including the FRB. Among the regulatory techniques available to the FRB are open market operations in United States government securities, changing the discount rate for member bank borrowings, and imposing and changing the reserve requirements applicable to bank and savings association deposits and to certain borrowings by banks, savings associations and their affiliates (including parent companies). These policies influence to a significant extent the overall growth and distribution of bank loans, investments, and deposits, and the interest rates charged on loans, as well as the interest rates paid on savings and time deposits.

         The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and savings associations in the past and are expected to continue to do so in the future. In view of constantly changing conditions in the national economy and the money market, as well as the effect of acts by monetary and fiscal authorities, including the FRB, no definitive predictions can be made by First of America or Presidential as to future changes in interest rates, credit availability, or deposit levels or the effect of any such changes on First of America's or Presidential's operations and financial condition.

                                 OTHER MATTERS

         FEES AND EXPENSES. Presidential and First of America will each pay its own fees and expenses incident to the negotiation and performance of the Merger Agreement including the fees and expenses of counsel, accountants, and other experts, whether or not the Merger is consummated.

         SOURCES OF INFORMATION. All information about Presidential included in this Prospectus/Proxy Statement has been prepared from information furnished by Presidential for inclusion herein, and all information about First of America has been furnished by First of America.


                                 LEGAL MATTERS

         Legal matters in connection with the Merger, including issuance of First of America Common Stock, will be passed upon for First of America by Howard & Howard Attorneys, P.C., Kalamazoo, Michigan. J. Michael Kemp, managing partner of Howard & Howard, is a director of First of America. As of ___________, 1994, Mr. Kemp owned ______ shares of First of America Common Stock jointly with his spouse, ___ shares individually, and ___ shares in a retirement trust. Other attorneys with Howard & Howard and members of their families own shares of First of America Common Stock. Additionally, certain of Howard & Howard's attorneys and members of their families are indebted to and have other banking and trust relationships with certain of First of America's affiliate banks.

         Legal matters in connection with the Merger will be passed upon for Presidential by Gunster, Yoakley & Stewart, P.A., West Palm Beach, Florida.


                                    EXPERTS

         The consolidated financial statements of Presidential and subsidiaries as of September 30, 1993 and 1992, and for each of the three years in the period ended September 30, 1993 included in this Prospectus/Proxy Statement have been audited by Hacker, Johnson, Cohen & Grieb, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of First of America as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-1

Consolidated Balance Sheets at September 30, 1993 and 1992
         and June 30, 1994 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-2

Consolidated Statements of Operations for each of the Years
         in the Three-Year Period Ended September 30, 1993 and
         for the Nine Months Ended June 30, 1994 and 1993
         (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-3

Consolidated Statements of Stockholder's Equity for each
         of the Years in the Three-Year Period Ended September
         30, 1993 and for the Nine Months Ended June 30, 1994
         (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-4

Consolidated Statements of Cash Flows for each of the Years
         in the Three-Year Period Ended September 30, 1993 and for the
         Nine Months Ended June 30, 1994 and 1993 (unaudited) . . . . . . . . . . . . . . . . . . .    F-5 - F-6

Notes to Consolidated Financial Statements for each of the Years in the Three-Year Period Ended September 30, 1993 and for
         the Nine Months Ended June 30, 1994 and 1993 (unaudited) . . . . . . . . . . . . . . . . .   F-7 - F-25

                 [HACKER, JOHNSON, COHEN & GRIEB LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Presidential Holding Corporation
Sarasota, Florida:

We have audited the accompanying consolidated balance sheets of Presidential Holding Corporation and Subsidiaries (the "Company") as of September 30, 1993 and 1992 and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 1993 and 1992 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes during the year ended September 30, 1993, to conform with Statement of Financial Accounting Standards No. 109.





/s/ HACKER, JOHNSON, COHEN & GRIEB
- ------------------------------------
HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
October 26, 1993

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 JUNE 30,                  SEPTEMBER 30,
                                                                                 --------             -----------------------
                                                                                  1994                 1993            1992
                                                                                  ----                 ----            ----
                                                                              (UNAUDITED)
    ASSETS

Cash                                                                            $   3,732                3,177           1,753
Interest-bearing deposits                                                           1,148                2,359             581
Federal funds sold                                                                   -                   1,881             533
                                                                                ---------              -------         -------

         Cash and cash equivalents                                                  4,880                7,417           2,867

Loans receivable, net                                                             181,299              174,613         150,060
Loans held for sale, at lower of cost or market                                     4,670                3,114           1,605
Investment securities (estimated market value of $5,089)                            5,099                 -               -
Investment securities held for sale (estimated market
    value of $2,015 and $2,551)                                                      -                   2,013           2,494
Mortgage-backed securities (estimated market value
    of $13,725)                                                                    14,164                 -               -
Mortgage-backed securities held for sale (estimated market
    value of $11,831, $5,387 and $2,778)                                           11,831                5,386           2,714
Real estate owned                                                                     447                  792           2,094
Accrued interest receivable                                                         1,089                  862             977
Premises and equipment, net                                                         6,014                5,964           4,541
Federal Home Loan Bank stock, at cost                                               1,729                1,687           1,504
Refundable income taxes                                                               414                   52              70
Deferred income taxes                                                                 158                  189            -
Prepaid expenses and other assets                                                     258                  333             222
                                                                                ---------              -------         -------

         Total                                                                  $ 232,052              202,422         169,148
                                                                                =========              =======         =======

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
    Deposits                                                                      194,757              169,683         134,660
    Advances from Federal Home Loan Bank                                           24,000               19,500          23,245
    Due to Bank                                                                       770                1,051             629
    Advances by borrowers for taxes and insurance                                   1,843                2,194           1,572
    Accrued interest payable                                                          163                  149             171
    Principal and interest payable on loans
             serviced for others                                                      143                  213             170
    Deferred income taxes                                                            -                    -                223
    Other liabilities                                                                 674                  602             456
                                                                                ---------              -------         -------

         Total liabilities                                                        222,350              193,392         161,126
                                                                                ---------              -------         -------

Commitments (Notes 13 and 17)

Stockholder's equity:
    Common stock, $.01 par value, authorized
         5,000,000 shares; issued and outstanding 716,188 shares                        7                    7               7
    Additional paid-in capital                                                     11,431               11,431          11,431
    Accumulated deficit                                                            (1,693)              (2,408)         (3,416)
    Unrealized loss on marketable equity securities                                   (43)                -               -
                                                                                ---------              -------         -------

         Total stockholder's equity                                                 9,702                9,030           8,022
                                                                                ---------              -------         -------

         Total                                                                  $ 232,052              202,422         169,148
                                                                                =========              =======         =======


See Notes to Consolidated Financial Statements.

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                                                     NINE MONTHS
                                                                    ENDED JUNE 30,              YEAR ENDED SEPTEMBER 30,
                                                                   --------------               ------------------------
                                                                  1994       1993              1993      1992      1991
                                                                  ----       ----              ----      ----      ----
                                                                    (UNAUDITED)
Interest income:
    Loans receivable                                            $  9,145     9,099             12,123    13,734    16,237
    Investment securities                                            896       307                402        90        -
    Mortgage-backed securities                                        77       108                125       176       623
    Interest-bearing deposits and federal funds                       58        54                 75       144       536
    Other interest and dividends                                       5        14                 23        98       112
                                                                --------     -----             ------    ------    ------
             Total interest income                                10,181     9,582             12,748    14,242    17,508
                                                                ========     =====             ======    ======    ======
Interest expense:
    NOW accounts                                                     266       236                313       412       616
    Passbook and statement accounts                                  109       122                156       145       202
    Money market accounts                                            618       653                864       790       456
    Certificate accounts                                           3,596     3,218              4,374     6,276    10,769
    Less early withdrawal penalties                                  (19)      (42)               (47)      (26)      (23)
                                                                --------     -----             ------    ------    ------
             Total                                                 4,570     4,187              5,660     7,597    12,020

    Borrowings                                                       912       881              1,138       836       528
                                                                --------     -----             ------    ------    ------
             Total interest expense                                5,482     5,068              6,798     8,433    12,548
                                                                --------     -----             ------    ------    ------
             Net interest income                                   4,699     4,514              5,950     5,809     4,960

Provision (credit) for loan losses                                 (270)        -                 100        50     1,090
                                                                --------     -----             ------    ------    ------
Net interest income after provision (credit) for loan losses       4,969     4,514              5,850     5,759     3,870
                                                                --------     -----             ------    ------    ------
Noninterest income:
    Loan service and other fees                                      129       120                168       145       100
    Fees charged on deposit accounts                                 307       228                316       165       145
    Net gain on sale of loans                                        156       196                256       128         4
    Lease income                                                     299       108                182        -         -
    Gain (loss) on sale of mortgage-backed and
         investment securities                                        -        103                113        -        326
    Unrealized losses on loans and mortgage-backed
         securities held for sale                                   (848)       -                  -         -         -
    Other                                                            350       125                139       326       154
                                                                --------     -----             ------    ------    ------
             Total noninterest income                                393       880              1,174       764       729
                                                                ========     =====             ======    ======    ======
Noninterest expense:
    Compensation and benefits                                      1,936     1,850              2,434     2,092     1,896
    Occupancy and equipment                                        1,005       837              1,219     1,078     1,133
    Communication expense                                            222       199                265       207       216
    Advertising and promotion                                        110        93                131        79        31
    Professional fees                                                215       112                167       136       322
    SAIF deposit insurance premium                                   318       297                399       339       381
    Equity in net loss of joint ventures                              -         -                  -        376       405
    Expense relating to real estate owned                             84       317                373       705       207
    Loss (gain) on disposal of premises and equipment                 -         -                 108        (1)       (4)
    Other                                                            325       317                608       376       533
                                                                --------     -----             ------    ------    ------
             Total noninterest expense                             4,215     4,022              5,704     5,387     5,120
                                                                ========     =====             ======    ======    ======
Earnings (loss) before income taxes and cumulative effect of
    change in accounting principle                                 1,147     1,372              1,320     1,136      (521)

Provision for income taxes                                           432       523                497       427        21
                                                                --------     -----             ------    ------    ------
Earnings (loss) before cumulative effect of change in
    accounting principle                                             715       849                823       709      (542)

Cumulative effect of change in accounting principle
    (change in method of accounting for income taxes)                 -        185                185        -         -
                                                                --------     -----             ------    ------    ------
Net earnings (loss)                                             $    715     1,034              1,008       709      (542)
                                                                ========     =====             ======    ======    ======

See Notes to Consolidated Financial Statements.

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                ($ IN THOUSANDS)


                                                                                          UNREALIZED
                                                                                            LOSS ON
                                                             ADDITIONAL                   MARKETABLE
                                                   COMMON     PAID-IN      ACCUMULATED      EQUITY
                                                    STOCK     CAPITAL        DEFICIT      SECURITIES        TOTAL
                                                   -------   ---------       -------      ---------        -------
Balance, September 30, 1990                          $ 7        11,431       (3,583)           -           7,855

Net loss                                              -             -          (542)           -            (542)
                                                     ---        ------       ------           ---          -----

Balance, September 30, 1991                            7        11,431       (4,125)           -           7,313

Net earnings                                          -             -           709            -             709
                                                     ---        ------       ------           ---          -----

Balance, September 30, 1992                            7        11,431       (3,416)           -           8,022

Net earnings                                          -             -         1,008            -           1,008
                                                     ---        ------       ------           ---          -----

Balance, September 30, 1993                            7        11,431       (2,408)           -           9,030

Unrealized loss on marketable
    equity securities (unaudited)                     -             -            -            (43)           (43)

Net earnings for the nine months
    ended June 30, 1994 (unaudited)                   -             -           715            -             715
                                                     ---        ------       ------           ---          -----

Balance, June 30, 1994 (unaudited)                   $ 7        11,431       (1,693)          (43)         9,702
                                                     ===        ======       ======           ===          =====





See Notes to Consolidated Financial Statements.

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                        NINE MONTHS
                                                                       ENDED JUNE 30,                 YEAR ENDED SEPTEMBER 30,
                                                                      ----------------                ------------------------
                                                                      1994         1993             1993        1992       1991
                                                                      ----         ----             ----        ----       ----
                                                                       (UNAUDITED)
Cash flows from operating activities:
    Net earnings (loss)                                             $    715       1,034            1,008         709      (542)
    Adjustments to reconcile net earnings (loss) to net cash
         provided by operating activities:
             Depreciation of premises and equipment                      270         262              355         268       208
             Amortization of goodwill                                     -           -                -           -         29
             Write-off of goodwill                                        -           -                -           -        255
             Loss (gain) on sale of premises and equipment                -           -               108          (1)       (4)
             Gain on sale of loans                                      (156)       (196)            (256)       (128)       (4)
             Gain on sale of mortgage-backed securities                   -          (70)             (70)         -       (326)
             Net gain on sale of investment securities
                 held for sale                                            -          (33)             (43)         -         -
             Provision (credit) for loan losses                         (270)         -               100          50     1,090
             Provision for loss on real estate owned                      37         180              200         348        39
             Equity in net loss of joint ventures                         -           -                -          376       405
             Increase (decrease) in deferred income taxes                 31        (309)            (412)       (291)     (215)
             Stock dividends on Federal Home Loan Bank
                 stock                                                   (42)        (91)             (91)       (101)     (118)
             Decrease (increase) in accrued interest
                 receivable                                             (227)         84              115         263       195
             (Decrease) increase in accrued interest
                 payable                                                  14           5              (22)        (45)      (71)
             Increase (decrease) in due to bank                         (281)      1,065              422        (122)      384
             Decrease in accrued income taxes payable                     -           -                -           -       (401)
             Decrease (increase) in refundable income taxes             (362)         70               18         329      (399)
             Increase in income tax payable                               -          264               -           -         -
             Unrealized loss on loans held for sale                      259          -                -           -         -
             Unrealized loss on mortgage-backed securities
                 held for sale                                           589          -                -           -         -
             (Increase) decrease in other assets                          75        (309)            (111)         82       564
             Increase (decrease) in other liabilities                     72          (6)             146        (207)      465
                                                                    --------     -------          -------     -------   -------

                 Net cash provided by operating activities               724       1,950            1,467       1,530     1,554
                                                                    --------     -------          -------     -------   -------

Cash flows from investing activities:
    Loan originations                                                (49,404)    (58,525)         (74,551)    (45,851)  (29,033)
    Loan principal repayments                                         30,637      27,247           35,974      28,559    29,773
    Purchase of premises and equipment                                  (320)     (1,583)          (1,885)       (522)     (261)
    Investment in and loans to joint ventures, net                        -           -                -        2,268    (1,340)
    Proceeds from sale of real estate owned                              356         714              717         636     1,407
    Costs capitalized to real estate owned                               (41)       (196)            (207)       (198)     (179)
    Proceeds from sale of premises and equipment                          -           -                -            2       781
    Principal repayments on mortgage-backed securities                 3,412         630            2,109         284        -
    Purchase of mortgage-backed securities                           (27,160)     (9,103)         (11,187)       (974)  (20,198)
    Purchase of investment securities                                 (3,129)     (6,000)          (8,019)     (2,492)       -
    Proceeds from sale of mortgage-backed securities                   2,550       6,477            6,477          -     30,333
    Proceeds from sale and maturity of investment securities              -        4,533            8,543          -         -
    Proceeds from sale of loans                                       10,657      10,667           13,303      12,524       387
    Purchase of Federal Home Loan Bank stock                             (42)        (91)             (91)         -        (45)
    Proceeds from redemption of Federal Home Loan
         Bank stock                                                       -           -                -           -        225
                                                                    --------     -------          -------     -------   -------

                 Net cash provided by (used in)
                      investing activities                           (32,484)    (25,230)         (28,817)     (5,764)   11,850
                                                                    ========     =======          =======     =======   =======

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                ($ IN THOUSANDS)

                                                                   NINE MONTHS
                                                                  ENDED JUNE 30,              YEAR ENDED SEPTEMBER 30,
                                                                 ----------------             ------------------------
                                                                 1994       1993              1993      1992      1991
                                                                 ----       ----              ----      ----      ----
                                                                  (UNAUDITED)
Cash flows from financing activities:
    Net increase (decrease) in deposits                        $ 25,074    23,026              35,023    (17,096)   (17,705)
    Proceeds from FHLB advances                                  47,000    91,490             109,490     66,245     16,900
    Repayment of FHLB advances                                  (42,500)  (89,735)           (113,235)   (49,000)   (16,900)
    Increase (decrease) in advances by borrowers
         for taxes and insurance                                   (351)        6                 622        171         82
                                                               --------   -------            --------    -------    -------

         Net cash provided by (used in)
             financing activities                                29,223    24,787              31,900        320    (17,623)

Increase (decrease) in cash and cash equivalents                 (2,537)    1,507               4,550     (3,914)    (4,219)

Cash and cash equivalents at beginning of period                  7,417     2,867               2,867      6,781     11,000
                                                               --------   -------            --------    -------    -------

Cash and cash equivalents at end of period                     $  4,880     4,374               7,417      2,867      6,781
                                                               ========   =======            ========    ======     =======

Supplemental disclosures of cash flow information:

         Interest paid                                         $  5,468     5,064               6,820      8,478     12,019
                                                               ========   =======            ========    ======     =======

         Income taxes paid                                     $    765       537                 705        390      1,037
                                                               ========   =======            ========    ======     =======

Noncash transactions:
  The Company acquired approximately $800,000, $2,600,000 and $4,400,000 of real estate owned which was reclassified from loans to real estate owned and approximately $1,343,100, $158,200 and $915,000 in loans were originated for the sale of real estate owned during the years ended September 30, 1993, 1992 and 1991, respectively. The Company also acquired approximately $248,000 and $431,000 of real estate owned which was reclassified from loans to real estate owned and approximately $241,000 and $1,286,000 in loans were originated for sale of real estate owned during the nine months ended June 30, 1994 and 1993 (unaudited), respectively.

  During the year ended September 30, 1992, the Company transferred land with a carrying value of $350,000 from real estate owned to premises and equipment. Also in 1992, the loan to the joint venture was reclassified from investment in and loans to joint venture to loans receivable on March 31, 1992 when the joint venture was dissolved (see Note 8). The balance of this loan at March 31, 1992 was approximately $4,382,000.

  Also, during the year ended September 30, 1992, the Company relocated its operations and administrative offices to Presidential Square, a property previously acquired through foreclosure. At September 30, 1992 the Company occupied approximately 25% of this building and reclassified this property from real estate owned to premises and equipment. At the time of reclassification the property had a book value of approximately $2,490,300.

  In addition, during the year ended September 30, 1991, the Company securitized $11,832,843 of mortgage loans into mortgage-backed securities.

  These noncash transactions have been excluded from the consolidated statements of cash flows.



See Notes to Consolidated Financial Statements.

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991 AND FOR
            THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    Presidential Holding Corporation (the "Holding Company") owns 100% of the outstanding stock of Presidential Bank, F.S.B. (the "Bank") (collectively the "Company"). Effective October 1, 1993, the Bank converted from a State Chartered Savings Bank to a Federally Chartered Savings Bank and simultaneously changed its name from Presidential Bank, A State Savings Bank to Presidential Bank, F.S.B. The Holding Company operates as a unitary savings and loan holding company. On October 1, 1993, the Bank's stockholder approved a plan of corporate reorganization under which the Bank became a wholly-owned subsidiary of the Holding Company. The Bank's stockholder exchanged his common shares for shares of the Holding Company. As a result, all of the previously issued and outstanding $2.50 par value common shares of the Bank were exchanged for 716,188 shares of the $.01 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank has been accounted for as a pooling of interest and accordingly all financial data for periods prior to the acquisition have been restated to include the results of the Bank.

    The Bank was incorporated on November 25, 1980, and opened for business on February 13, 1981. On February 1, 1988, all of the Bank's then outstanding capital stock was acquired by Edward W. Cook for a total cash purchase price of $8,673,294. The purchase price of the outstanding stock was allocated to the fair value of the identifiable net assets of the Bank as of the acquisition date. Since the fair value of the Bank's identifiable net assets approximated book value, the effect was to record goodwill totaling $4,389,672 representing the excess of the purchase price over the recorded value of the identifiable net assets of the Bank on the acquisition date. This goodwill was written off effective September 30, 1989.

    The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the thrift industry. The following summarizes the more significant of these policies and practices:

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. Furthermore, these financial statements include the accounts of the Bank's wholly-owned subsidiaries First Presidential Mortgage Corporation, which was inactive during nine months ended June 30, 1994 (unaudited) and years ended September 30, 1993, 1992 and 1991 and First Presidential Service Corporation ("FPSC") and First Presidential Service Corporation II ("FPSCII") which were inactive during nine months ended June 30, 1994 (unaudited), and the year ended September 30, 1993. Significant intercompany balances and transactions have been eliminated in consolidation. The investment in The Grove Associates joint venture was accounted for using the equity method (see Note 8).

    CASH AND CASH EQUIVALENTS. Cash equivalents consist of federal funds sold and funds due from banks. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.


                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    LOANS RECEIVABLE. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees.

      The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

      Uncollectible interest on loans that are contractually past due over ninety days is charged-off. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

    INVESTMENT AND MORTGAGE-BACKED SECURITIES. Investment and mortgage-backed securities held for investment are carried at cost, adjusted for amortization of premiums and accretion of discounts, because management has the intent and ability to hold them to maturity. Premiums are amortized and discounts accreted to income using the interest method over the remaining life of the securities. Mutual funds are carried at the lower of cost or market value with unrealized losses, if any, recorded in a valuation allowance by charges to stockholder's equity. At June 30, 1994 (unaudited) there were unrealized losses net of tax effect of $43,000.

    LOANS, INVESTMENTS AND MORTGAGE-BACKED SECURITIES HELD FOR SALE. Loans, investments and mortgage-backed securities held for sale are carried at the lower of cost, adjusted for amortization of premiums and discounts, or estimated market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to earnings. Gain or loss on the sale of such loans and securities are determined using the specific identification method.

    PREMISES AND EQUIPMENT. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets, which range from five to ten years for furniture and equipment. Leasehold improvements are amortized over the term that management expects to lease the property. Buildings are depreciated over 30 years. Expenditures for maintenance and repairs are charged to earnings as incurred. Major expenditures for betterments and renewals are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are eliminated in the year of disposal and the resulting gains and losses are included in earnings.

    REAL ESTATE OWNED. Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan balance or fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

      Valuation is periodically performed by management, and an allowance for losses is established by charge to operations if the carrying value of a property exceed its estimated fair value.
                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    DUE TO BANK.  The Company maintains a disbursement system through Citicorp
      Services, Inc. whereby drafts are drawn on Citibank and payable by the Company two days after issuance. It is the Company's policy to record disbursements as drafts are issued.

    LOAN ORIGINATION FEES. Loan origination fees net of direct loan origination costs are deferred and recognized over the life of each loan as an adjustment of yield.

    INCOME TAXES. The Company and its subsidiaries follow the practice of filing consolidated federal and state income tax returns. Income taxes are allocated to the Company and its subsidiaries as though separate tax returns were being filed.

      In 1992 and prior years, the Company computed income tax expense in accordance with Statement of Financial Accounting Standards No. 96 ("SFAS 96").

      In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109 ("SFAS 109") relating to the method of accounting for income taxes. SFAS 109 requires companies to take into account changes in tax rates when valuing the deferred income tax amounts they carry on their balance sheets (the "Liability Method"). SFAS 109 also requires that deferred income taxes be provided for all temporary differences between financial statement income and taxable income, however, a deferred tax liability is not recognized for bad debt reserves of savings associations that arose in tax years beginning before December 31, 1987 (base year reserves). Effective October 1, 1992, the Company adopted SFAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations. Periods prior to 1993 were not restated.

    FUTURE ACCOUNTING REQUIREMENTS.  In May 1993, FASB issued Statement of
      Financial Accounting Standards No. 114 which addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans that are within the scope of this Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This Statement will apply to financial statements for fiscal years beginning after December 15, 1994. Management does not anticipate that this Statement will have a material impact on the Company.

    In May 1993, FASB issued Statement of Financial Accounting Standards No.
      115 which addresses the accounting and reporting for investments in equity securities that have readily determinable fair value and for all investments in debt securities. This Statement is effective for fiscal years beginning after December 15, 1993. Management expects to implement this Statement on September 30, 1994 and is uncertain what effect this Statement will have on the financial statements of the Company.

    RECLASSIFICATIONS. Certain amounts in the prior year financial statements have been reclassified to conform to the 1994 presentation.


                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(2)  INVESTMENT SECURITIES
    HELD FOR INVESTMENT. The carrying values and estimated market values of investment securities held for investment are summarized as follows (in thousands):

                                                                                   AT JUNE 30, 1994
                                                                                -----------------------
                                                                                             ESTIMATED
                                                                                AMORTIZED     MARKET
                                                                                   COST        VALUE
                                                                                ----------   ---------
                                                                                     (UNAUDITED)
             Mutual fund                                                         $ 2,016        2,016
             Corporate debentures                                                  2,083        2,075
             U.S. Government obligations                                           1,000          998
                                                                                 -------        -----

                                                                                 $ 5,099        5,089
                                                                                 =======        =====

    The amortized cost and estimated market values of investment securities held for investment are as follows (in thousands):

                                                                                 AT JUNE 30, 1994
                                                                                 GROSS       GROSS      ESTIMATED
                                                                   AMORTIZED  UNREALIZED  UNREALIZED      MARKET
                                                                     COST        GAINS      LOSSES        VALUE
                                                                  ----------   ---------  ----------    ---------
                                                                                        (UNAUDITED)
             Mutual funds                                         $ 2,016          -          -         2,016
             Corporate debentures                                   2,083          -          8         2,075
             U.S. Government obligations                            1,000          -          2           998
                                                                  -------      ------      ----         -----

                                                                  $ 5,099          -         10         5,089
                                                                  =======      ======      ====         =====

    The amortized cost and estimated market values of debt securities by contractual maturity are shown below (in thousands):

                                                                                  AT JUNE 30, 1994
                                                                             -------------------------
                                                                                           ESTIMATED
                                                                               AMORTIZED     MARKET
                                                                                 COST        VALUE
                                                                              ----------   ---------
                                                                                    (UNAUDITED)
             Due after one year through five years                            $ 3,083       3,073
                                                                              =======       =====

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(2)  INVESTMENT SECURITIES, CONTINUED
    HELD FOR SALE. The carrying values and estimated market values of investment securities held for sale are summarized as follows (in thousands):

                                        AT SEPTEMBER 30, 1993      AT SEPTEMBER 30, 1992
                                        ---------------------      ---------------------
                                                      ESTIMATED                  ESTIMATED
                                        AMORTIZED      MARKET     AMORTIZED       MARKET
                                          COST         VALUE        COST           VALUE
                                       ----------    ---------    --------        -------
         U.S. Government Agency         $    -           -          975          1,024
         Mutual Fund                      2,013       2,015       1,519          1,527
                                        ------        -----       -----          -----

                                        $ 2,013       2,015       2,494          2,551
                                        =======       =====       =====          =====

    The amortized cost and estimated market values of investment securities held for sale are as follows (in thousands):

                                                                             GROSS         GROSS     ESTIMATED
                                                              AMORTIZED   UNREALIZED    UNREALIZED      MARKET
                                                               COST          GAINS         LOSSES       VALUE
                                                             --------      ---------      --------     -------
         AT SEPTEMBER 30, 1993:
         Mutual Fund                                         $ 2,013        2            -           2,015
                                                             -------       --            --          -----

         AT SEPTEMBER 30, 1992:
         U.S. Government Agency                                  975       49            -           1,024
         Mutual Fund                                           1,519        8            -           1,527
                                                             -------       --            --          -----

                                                             $ 2,494       57            -           2,551
                                                             =======       ==            ==          =====

    Proceeds from the sales of investment securities during the nine months ended June 30, 1993 (unaudited) and the year ended September 30, 1993 were $4,533,000 and $8,018,771, respectively. Gross gains of $33,000 and $45,804 and gross losses of $0 and $2,200 were realized on those sales. There were no sales of investments securities during the nine months ended June 30, 1994 (unaudited) and the years ended September 30, 1992 or 1991.

(3) MORTGAGE-BACKED SECURITIES
    HELD FOR INVESTMENT. The carrying values and estimated market values of mortgage-backed securities held for investment are summarized as follows (in thousands):

                                                                                                       ESTIMATED
                                              PRINCIPAL     UNAMORTIZED     UNEARNED      CARRYING       MARKET
                                                BALANCE        PREMIUMS    DISCOUNTS       VALUE         VALUE
                                                -------        --------    ---------     ---------     ---------
             AT JUNE 30, 1994 (UNAUDITED):
             Collateralized
                 mortgage
                 obligations                   $ 14,164            -            -           14,164        13,725
                                               ========        ========     ========        ======        ======

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(3) MORTGAGE-BACKED SECURITIES, CONTINUED
    HELD FOR SALE. The carrying values and estimated market values of mortgage-backed securities held for sale are summarized as follows (in thousands):

                                                                                                         ESTIMATED
                                              PRINCIPAL      UNAMORTIZED      UNEARNED     CARRYING        MARKET
                                               BALANCE         PREMIUMS      DISCOUNTS      VALUE          VALUE
                                             ------------    -----------     ---------    ---------     -----------
         AT JUNE 30, 1994 (UNAUDITED):
         Collateralized mortgage
             obligations                     $ 10,250             -            -           10,250         10,250
         FHLMC Certificates                     1,581             -            -            1,581          1,581
                                             --------           ----         ----          ------         ------

                                             $ 11,831             -            -           11,831         11,831
                                             ========           ====         ====          ======         ======
         AT SEPTEMBER 30, 1993:
         Collateralized mortgage
             obligations                        4,378             46           -            4,424          4,390
         FHLMC Certificates                       963             -            (1)            962            997
                                             --------           ----         ----          ------         ------

                                              $ 5,341             46           (1)          5,386          5,387
                                             ========           ====         ====          ======         ======
         AT SEPTEMBER 30, 1992:
         FHLMC Certificates                   $ 2,716             -            (2)          2,714          2,778
                                             ========           ====         ====          ======         ======

    Proceeds from the sales of mortgage-backed securities during the nine months ended June 30, 1994 (unaudited) and the years ended September 30, 1993 and 1991 were $2,550,000, $6,476,597 and $30,333,000, respectively.
      There were no gains or losses realized for sales made during the nine months ended June 30, 1994 (unaudited). Gross gains of $69,736 and $331,848 and gross losses of $0 and $6,139 were realized on sales made during years ended September 30, 1993 and 1991, respectively. There were no sales during the year ended September 30, 1992.

(4) LOANS RECEIVABLE, NET
    THE PORTFOLIO.  Loans receivable consist of the following (in thousands):

                                                                           AT JUNE 30,         AT SEPTEMBER 30,
                                                                           -----------       ----------------------
                                                                              1994              1993         1992
                                                                              ----              ----         ----
                                                                           (UNAUDITED)
         First mortgage loans:
             Real estate - permanent                                         $ 173,242       166,519      143,522
             Real estate - construction                                         17,070        15,050       10,604
                                                                             ---------       -------      -------

                 Total first mortgage loans                                    190,312       181,569      154,126

         Other loans:
             Home equity line-of-credit loans                                    2,848         2,310        2,165
             Savings account loans                                                 272           116          248
             Commercial loans                                                       -             31          364
                                                                             ---------       -------      -------

                 Total loans receivable                                        193,432       184,026      156,903

         Deduct:
             Undisbursed portion of loans in process                            10,475         7,477        5,209
             Deferred loan fees                                                    658           636          434
             General loan loss reserve                                           1,000         1,300        1,200
                                                                             ---------       -------      -------

                 Loans receivable, net                                       $ 181,299       174,613      150,060
                                                                             =========       =======      =======

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(4) LOANS RECEIVABLE, NET, CONTINUED
    CREDIT RISK AND LOAN LOSSES. The Company grants real estate loans to customers primarily in the State of Florida with the majority of such loans in the Sarasota County area. Therefore, the Company's exposure to credit-risk is significantly affected by changes in the economy of the Sarasota County area. The activity in the allowance for loan losses is as follows (in thousands):

                                                                 NINE MONTHS
                                                                ENDED JUNE 30,         YEAR ENDED SEPTEMBER 30,
                                                                --------------         ------------------------
                                                                 1994      1993       1993       1992       1991
                                                                 ----      ----       ----       ----       ----
                                                                  (UNAUDITED)
             Balance, beginning of period                      $ 1,300     1,200        1,200     1,200       280
             Provision (credit) charged to earnings               (270)       -           100        50     1,090
             Charge-offs                                           (30)       -            -        (50)     (170)
                                                               -------     -----        -----     -----     -----

                 Balance, end of period                        $ 1,000     1,200        1,300     1,200     1,200
                                                               =======     =====        =====     =====     =====

    Nonaccrual loans totaled approximately $192,000, $1,245,000, $296,000,
      $272,000 and $2,907,000 at June 30, 1994 and 1993 (unaudited) and
      September 30, 1993, 1992 and 1991, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below (in thousands):

                                                                   NINE MONTHS
                                                                  ENDED JUNE 30,         YEAR ENDED SEPTEMBER 30,
                                                                  --------------         ------------------------
                                                                  1994      1993         1993      1992      1991
                                                                  ----      ----         ----      ----      ----
                                                                   (UNAUDITED)
             Interest income that would have been
                 recorded                                         $ 13        85           27        28       290
             Interest income recognized                             (2)      (20)         (10)      (21)     (257)
                                                                  ----       ---          ---       ---      ----

                 Interest income foregone                         $ 11        65           17         7        33
                                                                  ====       ===          ===       ===      ====

    LOANS TO AFFILIATED PERSONS. Aggregate advances and payments on loans to officers and directors is as follows (in thousands):

                                                                          NINE MONTHS              YEAR ENDED
                                                                         ENDED JUNE 30,           SEPTEMBER 30,
                                                                        ------------------        --------------
                                                                        1994          1993         1993      1992
                                                                        ----          ----         ----      ----
                                                                          (UNAUDITED)
             Beginning balance                                         $ 1,947         434          434       272
             Additions                                                      -          115        1,523       172
             Repayments                                                     (2)         (8)         (10)      (10)
                                                                       -------         ---        -----       ---

             Ending balance                                            $ 1,945         541        1,947       434
                                                                       =======         ===        =====       ===

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(5) LOAN SERVICING
    Mortgage loans serviced for other are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans are summarized as follows (in thousands):

                                                                        AT JUNE 30,             AT SEPTEMBER 30,
                                                                        -----------       ----------------------------
                                                                           1994           1993        1992       1991
                                                                           ----           ----        ----       ----
                                                                     (UNAUDITED)
             Mortgage loan portfolios serviced for:
                 FHLMC                                                  $  6,390           7,243      8,878    11,364
                 FNMA                                                     28,904          22,433     13,638     1,858
                 Other investors                                           4,990           5,853      6,940     7,661
                                                                        --------          ------     ------    ------

                                                                        $ 40,284          35,529     29,456    20,883
                                                                        ========          ======     ======    ======

    Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $302,000 (unaudited), $412,700 and $253,000 at June 30, 1994 and September 30, 1993 and 1992, respectively.

(6) ACCRUED INTEREST RECEIVABLE
    Accrued interest receivable is summarized as follows (in thousands):

                                                                     AT JUNE 30,        AT SEPTEMBER 30,
                                                                     -----------        ----------------
                                                                         1994           1993       1992
                                                                         ----           ----       ----
                                                                     (UNAUDITED)
         Investment securities                                        $     80            31         34
         Mortgage-backed securities                                        112            27         17
         Loans receivable                                                  897           804        926
                                                                      --------           ---        ---

                                                                      $  1,089           862        977
                                                                      ========           ===        ===

(7) REAL ESTATE OWNED
    Activity in the allowance for losses for real estate owned is as follows
      (in thousands):

             Balance at September 30, 1990                                             $  10
             Provision charged to earnings                                                39
             Charge-offs, net of recoveries                                              (49)
                                                                                        ----

             Balance at September 30, 1991                                                -
             Provision charged to earnings                                               348
             Charge-offs, net of recoveries                                             (115)
                                                                                        ----

             Balance at September 30, 1992                                               233
             Provision charged to earnings                                               200
             Charge-offs, net of recoveries                                             (413)
                                                                                        ----

             Balance at September 30, 1993                                                20
             Provision charged to earnings (unaudited)                                    37
             Charge-offs, net of recoveries (unaudited)                                  (20)
                                                                                        ----

             Balance at June 30, 1994 (unaudited)                                      $  37
                                                                                       =====

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(8) INVESTMENT IN AND LOANS TO JOINT VENTURE
    FPSC II owned a 50% partnership interest in The Grove Associates which was engaged in the development of a planned residential project consisting of 255 single family lots. Effective March 31, 1992 FPSC II sold its interest in this joint venture to an affiliate of its former venture partner. The net effect of the sale on 1992 consolidated operations was $21,000 of earnings. The loan to the joint venture as of September 30, 1991 was reclassified to loans receivable on March 31, 1992 and has a balance of $1,808,627 and $2,789,310 at June 30, 1994 (unaudited) and September 30, 1993, respectively. A portion of the $800,000 sales price was financed by FPSC II and was secured by a lien on the remaining lots in the project developed by the Grove Associates. The balance of this note receivable at September 30, 1993 was $266,500 and was paid in full as of March 31, 1994 (unaudited). Summarized financial information for The Grove Associates for the period from October 1, 1991 to March 31, 1992 and the year ended September 30, 1991 is as follows (in thousands):

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                  FROM
                                                                            OCTOBER 1, 1991     YEAR ENDED
                                                                              TO MARCH 31,     SEPTEMBER 30,
                                                                             ------------     -------------
                                                                                1992              1991
                                                                                ----              ----
         Sales                                                               $ 1,887               966
         Cost of sales                                                         1,581               615
                                                                             -------             -----

                 Gross profit                                                    306               351
                                                                             -------             -----

         Other (income) expense:
             General and administrative                                           53               210
             Advertising and selling                                             134                65
             Interest                                                            420               810
             Other expense, net                                                   38                 9
                                                                             -------             -----

                                                                                 645             1,094
                                                                             -------             -----

                 Net loss                                                    $  (339)             (743)
                                                                             =======             =====

(9) PREMISES AND EQUIPMENT, NET
    Premises and equipment are summarized as follows (in thousands):

                                                                              AT JUNE 30,        AT SEPTEMBER 30,
                                                                             -----------         ----------------
                                                                                 1994             1993       1992
                                                                                 ----             ----       ----
                                                                           (UNAUDITED)
             Land                                                              $ 2,200            2,225     1,659
             Buildings                                                           2,852            2,814     2,175
             Leasehold improvements                                                525              391       385
             Furniture and equipment                                             1,868            1,696     1,026
                                                                               -------            -----     -----

                                                                                 7,445            7,126     5,245
             Less accumulated depreciation                                       1,431            1,162       704
                                                                               -------            -----     -----

             Premises and equipment, net                                       $ 6,014            5,964     4,541
                                                                               =======            =====     =====

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(10) DEPOSITS
    Deposits are summarized as follows ($ in thousands):

                                                  WEIGHTED                    WEIGHTED
                                                   AVERAGE                     AVERAGE
                                                   RATE AT                     RATE AT
                                                   JUNE 30,   AT JUNE 30,    SEPTEMBER 30,     AT SEPTEMBER 30,
                                                  ---------   -----------    -------------   --------------------
                                                    1994         1994            1993          1993        1992
                                                    ----         ----            ----          ----        ----
                                                       (UNAUDITED)
         Demand and NOW accounts,
             including noninterest
             bearing deposits of
             $4,991,000, $4,475,000
             and $1,918,000 at June 30,
             1994, September 30, 1993 and
             1992, respectively                      1.28%       $  24,889        1.40%      $  20,508      13,539
         Passbook and statement accounts             2.23            6,658        2.21           6,008       4,733
         Money market accounts                       2.50           29,034        2.60          30,430      25,403
                                                     ----         --------        ----       ---------     -------
                                                     1.97           60,581        2.12          56,946      43,675
                                                     ----         --------        ----       ---------     -------
         Certificate accounts:
             3.01% - 5.00%                                          96,633                      94,510      58,893
             5.01% - 7.00%                                          33,642                      11,682      20,539
             7.01% - 9.00%                                           3,901                       6,101      10,978
             9.01% - 9.15%                                              -                          444         575
                                                                  --------                   ---------     -------
                      Total certificate
                          accounts                   4.39          134,176        4.19         112,737      90,985
                                                     ----         --------        ----       ---------     -------
                      Total                          3.64%       $ 194,757        3.49%      $ 169,683     134,660
                                                    =====        =========        ====       =========     =======

    The aggregate amount of short-term jumbo certificates of deposits with a minimum denomination of $100,000 was approximately $12.9 million, $11.9 million and $3.9 million at June 30, 1994 (unaudited), September 30, 1993 and 1992, respectively.

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(10) DEPOSITS, CONTINUED
    The following table presents, by various interest rate categories, the amounts of certificate accounts at June 30, 1994 (unaudited) and September 30, 1993 maturing during the periods reflected below (in thousands):

                                                                 YEAR ENDING JUNE 30,
                                            -------------------------------------------------------------------
                                            1995          1996        1997       1998        1999         TOTAL
                                            ----          ----        ----       ----        ----         -----
        AT JUNE 30, 1994 (UNAUDITED):
        3.01% - 5.00%                      $ 84,157       8,950         808        725       1,993       96,633
        5.01% - 7.00%                        10,559       9,328       3,565      7,014       3,176       33,642
        7.01% - 9.00%                         2,360       1,541          -          -           -         3,901
                                           --------      ------       -----      -----       -----      -------
                                           $ 97,076      19,819       4,373      7,739       5,169      134,176
                                           ========      ======       =====      =====       =====      =======

                                                             YEAR ENDING SEPTEMBER 30,
                                            ------------------------------------------------------------------
                                            1994         1995         1996       1997        1998        TOTAL
                                            ----         ----         ----       ----        ----        -----
        AT SEPTEMBER 30, 1993:
        3.01% - 5.00%                      $ 84,032       8,284         655        128       1,411       94,510
        5.01% - 7.00%                           349       1,348         253      4,333       5,399       11,682
        7.01% - 9.00%                         2,781       3,053         267         -           -         6,101
        9.01% - 9.15%                           444          -           -          -           -           444
                                           --------      ------       -----      -----       -----      -------
                                           $ 87,606      12,685       1,175      4,461       6,810      112,737
                                           ========      ======       =====      =====       =====      =======

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(11) ADVANCES FROM FEDERAL HOME LOAN BANK
    Advances are summarized as follows (in thousands):


                       MATURING IN THE        WEIGHTED                    AT JUNE 30,          AT SEPTEMBER 30,
                         YEAR ENDING           AVERAGE                    -----------       ---------------------
                        SEPTEMBER 30,           RATE                          1994           1993            1992
                       ---------------       ----------                       ----           ----            ----
                                                                           (UNAUDITED)
                              1993                3.53%                     $     -              -            17,245
                              1994                3.67%                        5,000          8,500               -
                              1994                4.40%                        5,000          5,000               -
                              1995                4.40%                        8,000             -                -
                              1996                8.55%                        6,000          6,000            6,000
                                                                            --------         ------           ------
                                                                            $ 24,000         19,500           23,245
                                                                            ========         ======           ======

    The Company is required by its collateral agreement with the Federal Home
      Loan Bank of Atlanta to maintain certain qualifying first mortgage loans and its Federal Home Loan Bank stock, as collateral for advances. Qualifying first mortgage loans with a balance of approximately $29,278,000 (unaudited), and $34,471,000 at June 30, 1994 and September
      30, 1993 were pledged under this agreement.

(12) INCOME TAXES
    As discussed in Note 1, the Company adopted SFAS 109 as of October 1, 1992.
      The cumulative effect of this change in accounting for income taxes of $185,000 was determined as of October 1, 1992 and is reported separately in the consolidated statement of operations for the year ended September 30, 1993 and the nine months ended June 30, 1993. Periods prior to 1993 were not restated. The computation of income tax expense for the year ended September 30, 1993 and the nine months ended June 30, 1993 (unaudited) did not differ materially because of the adoption of SFAS 109.

    If certain conditions are met in determining taxable income, the Company is allowed a special bad debt deduction based on a percentage of taxable income (presently 8 percent) or on specified experience formulas. Under SFAS 109, a deferred income tax liability is not recognized for bad debt reserves of savings associations that arose in tax years beginning before December 31, 1987 (base year reserves). In addition, SFAS 109 allows savings associations to recognize a deferred tax asset for their financial statement allowance for loan losses. Base year bad debt reserves are included in taxable income of later years only if they are used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the base year reserves for purposes other than to absorb losses, no deferred income taxes have been provided. The unrecorded deferred income tax liability on the base year bad debt reserves of $718,000 was approximately $273,000 at June 30, 1994 (unaudited) and September 30, 1993.

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(12) INCOME TAXES, CONTINUED
    The Company's effective income tax rate differs from the statutory Federal income tax rate for the following reasons (in thousands):

                                                             NINE MONTHS
                                                             ENDED JUNE 30,          YEAR ENDED SEPTEMBER 30,
                                                             --------------          ------------------------
                                                             1994      1993         1993       1992      1991
                                                             ----      ----         ----       ----      ----
                                                             % OF      % OF         % OF       % OF      % OF
                                                            PRETAX    PRETAX       PRETAX     PRETAX    PRETAX
                                                            INCOME    INCOME       INCOME     INCOME    INCOME
                                                            ------    ------       ------     ------    ------
                                                              (UNAUDITED)
          Tax at federal income tax rate                     34.0%     34.0%        34.0%      34.0%   (34.0)%
          Increase (decrease) resulting from:
              Amortization of goodwill                         -         -            -          -       1.9
              Excess of allowance for loan losses
                 for financial reporting purposes
                 over the allowance for tax
                 reporting purposes                            -         -            -          -      32.4
              State income tax (net of federal
                 income tax benefit)                          3.6       3.6          2.8        2.6       -
              Other, net                                       .2        .7           .8        1.0      3.8
                                                             ----      ----         ----       ----    -----
                 Total                                       37.8%     38.3%        37.6%      37.6%     4.1%
                                                             ====      ====         ====       ====    =====

    The components of the provision for income taxes are as follows (in thousands):

                                                                   NINE MONTHS
                                                                  ENDED JUNE 30,         YEAR ENDED SEPTEMBER 30,
                                                                  --------------         ------------------------
                                                                  1994      1993         1993      1992       1991
                                                                  ----      ----         ----      ----       ----
                                                                    (UNAUDITED)
          Current:
              Federal                                            $ 343       627         626       630       216
              State                                                 58        87          98        88        21
                                                                 -----      ----        ----      ----      ----
                 Total                                             401       714         724       718       237
                                                                 -----      ----        ----      ----      ----
          Deferred:
                 Federal                                            26      (163)       (184)     (248)     (188)
                 State                                               5       (28)        (43)      (43)      (28)
                                                                 -----      ----        ----      ----      ----
                 Total                                              31      (191)       (227)     (291)     (216)
                                                                 -----      ----        ----      ----      ----
                 Total provision for income taxes                $ 432       523         497       427        21
                                                                 =====      ====        ====      ====      ====

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(12) INCOME TAXES, CONTINUED
    Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities. The major temporary differences that gives rise to the deferred tax liability are:

          1)  Deferred loan fees.
          2)  Accumulated depreciation of premises and equipment.
          3)  Stock dividends on Federal Home Loan Bank Stock.
          4)  Allowance for loan losses.

    Earnings appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the stockholder, including distributions on redemption, dissolution, or liquidation without payment of taxes by the Company on the amount of earnings removed from the reserves for such distribution at the then current tax rate. Under applicable Code provisions, the amount which would be deemed removed from such reserves by the Company, in the event of any such distribution to the stockholder, and which would be subject to taxation at the Company level at the normal tax rate would approximate one hundred and fifty percent (150%) of the net amount actually distributed to
      the stockholder.   At June 30, 1994 (unaudited) and September 30, 1993,
      the Company had approximately $2,240,000 and $1,575,000, respectively, in tax earnings and profits available for dividend distribution to its stockholder without the imposition of any tax at the Company level.

(13) COMMITMENTS
    The Company is obligated under various operating lease agreements for office facilities. The future minimum lease payments on these leases are as follows (in thousands):

          YEAR ENDING SEPTEMBER 30:                                   AT JUNE 30,           AT SEPTEMBER 30,
                                                                      -----------           ----------------
                                                                         1994                  1993
                                                                         ----                  ----
                                                                      (UNAUDITED)
                 1994                                                   $  22                    86
                 1995                                                      79                    79
                 1996                                                      47                    47
                 1997                                                      28                    28
                 1998                                                      18                    18
                                                                          ---                   ---

                                                                        $ 194                   258
                                                                        =====                   ===

    Rent expense for the nine months ended June 30, 1994 and 1993 (unaudited) and the years ended September 30, 1993, 1992 and 1991 was approximately $148,000, $134,000, $185,000 $343,000 and $383,000, respectively.

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(14) PROFIT SHARING PLAN
    The Company sponsors a profit sharing plan established in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Company's contributions to the profit sharing plan are discretionary and are determined annually prior to the end of the calendar year. Expense relating to the Company's contributions to the profit sharing plan included in the accompanying consolidated financial statements was $33,895, $19,899, $25,184, $5,388 and $24,723 for the nine months ended
      June 30, 1994 and 1993 (unaudited) and the years ended September 30,
      1993, 1992 and 1991, respectively.

(15)  PHANTOM STOCK OPTION PLAN
    As of October 1, 1992, the Company approved a Bonus Plan to provide for the payment of incentive compensation to participants based on the Company's performance. Plan participants are allocated a nonparticipating percentage of equity (Phantom Stock) by the Board of Directors. This percentage ownership is used in determining the amount of compensation that is allocated to a participant's Phantom Stock option account. All participants are vested after five years and as of June 30, 1994 (unaudited) and September 30, 1993 the Company has accrued $117,792 and $79,992, respectively as a payable to participants in this plan.

(16) REGULATORY MATTERS (UNAUDITED)
    In connection with the insurance of deposit accounts the Bank is required to maintain minimum regulatory capital requirements. These represent a restriction on stockholder's equity. The following is a summary of the capital requirements, the Bank's capital and the amounts in excess as of June 30, 1994 and September 30, 1993:

                                                      TANGIBLE                 CORE                 RISK-BASED
                                                 ------------------    --------------------    --------------------
                                                                        ($ IN THOUSANDS)
                                                                                                             % OF
                                                             % OF                 % OF                      RISK-
                                                          QUALIFYING            QUALIFYING                 WEIGHTED
                                                 AMOUNT     ASSETS      AMOUNT   ASSETS        AMOUNT       ASSETS
                                                 ------   ------       ------   ------         ------       ------
       AT JUNE 30, 1994:
       Regulatory capital                       $ 9,702      4.2%      $ 9,702      4.2%       $ 10,687     8.6%
       Requirement                                3,486      1.5         6,972      3.0           9,968     8.0
                                                -------      ---       -------      ---        --------     ---
       Excess                                   $ 6,216      2.7%      $ 2,730      1.2%       $    719      .6%
                                                =======      ===       =======      ===       =========     ===
       AT SEPTEMBER 30, 1993:
       Regulatory capital                       $ 9,030      4.5%      $ 9,030      4.5%       $ 10,315     9.0%
       Requirement                                3,033      1.5         6,066      3.0           9,201     8.0
                                                -------      ---       -------      ---        --------     ---
       Excess                                   $ 5,997      3.0%      $ 2,964      1.5%       $  1,114     1.0%
                                                =======      ===       =======      ===       =========     ===

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(16) REGULATORY MATTERS (UNAUDITED), CONTINUED
    The Bank may not declare or pay a cash dividend on, or repurchase any of its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the regulatory capital requirements imposed by regulatory authorities.

    On October 21, 1991, the Bank entered into a Written Agreement with the
      Office of Thrift Supervision ("OTS") which, among other things, required the Bank to review and revise, if appropriate, its existing loan underwriting policies and procedures, the adoption of a plan to reduce the level of classified assets and the preparation of a business plan. On June 18, 1993, the OTS terminated this Written Agreement.

(17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are mortgage loan commitments to extend credit and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet loans receivable.

    Financial instruments whose contract amounts represent interest rate and credit risk are as follows (in thousands):

                                                                          AT JUNE 30,           AT SEPTEMBER 30,
                                                                          -----------          ------------------
                                                                             1994               1993        1992
                                                                             ----               ----        ----
                                                                         (UNAUDITED)
       Outstanding mortgage loan commitments,
          exclusive of loans in process:
              At fixed rates                                                 $   292            2,070       1,017
              At variable rates                                                4,725            2,944       3,222
                                                                             -------            -----       -----

                                                                             $ 5,017            5,014       4,239
                                                                             =======            =====       =====

       Irrevocable letter of credit                                          $   107              142         142
                                                                             =======            =====       =====

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the borrower.

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED
    Irrevocable letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party of non financial or commercial undertakings. The letter of credits outstanding at June 30, 1994 (unaudited) and September 30, 1993 and 1992 expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(18) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    CASH AND CASH EQUIVALENTS. For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

    LOANS, INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES HELD FOR SALE.
      Fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    INVESTMENT AND MORTGAGE-BACKED SECURITIES. Fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    LOANS RECEIVABLE. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit rating and for the same remaining maturities.

    DEPOSITS. The fair value of NOW accounts, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit accounts is estimated using the rates currently offered for deposits of similar remaining maturities.

    BORROWED FUNDS. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    COMMITMENTS TO EXTEND CREDIT. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED

(18) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
    The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                                     AT JUNE 30, 1994         AT SEPTEMBER 30, 1993
                                                                   --------------------       ---------------------
                                                                       (UNAUDITED)
                                                                   CARRYING        FAIR       CARRYING        FAIR
                                                                     AMOUNT       VALUE         AMOUNT       VALUE
                                                                     ------       -----         ------       -----
    Financial assets:
         Cash and cash equivalents                                 $  4,880       4,880          7,417       7,417
                                                                   ========     =======        =======     =======
         Investment securities held for investment                 $  5,099       5,089           -           -
                                                                   ========     =======        =======     =======
         Investment securities held for sale                       $   -           -             2,013       2,015
                                                                   ========     =======        =======     =======
         Mortgage-backed securities held
             for investment                                        $ 14,164      13,725           -           -
                                                                   ========     =======        =======     =======
         Mortgage-backed securities held for sale                  $ 11,831      11,831          5,386       5,387
                                                                   ========     =======        =======     =======
         Loans receivable                                           182,299                    175,913
         Less - allowance for loan losses                             1,000                      1,300
                                                                    -------                    -------
                                                                   $181,299     186,288        174,613     181,084
                                                                   ========     =======        =======     =======
         Loans held for sale                                       $  4,670       4,670          3,114       3,114
                                                                   ========     =======        =======     =======
    Financial liabilities:
         Deposits                                                  $194,757     194,387        169,683     170,255
                                                                   ========     =======        =======     =======
         Borrowed funds                                            $ 24,000      24,175         19,500      20,495
                                                                   ========     =======        =======     =======
    Unrecognized financial instruments -
         Commitments to extend credit                              $  5,017       5,017          5,014       5,076
                                                                   ========     =======        =======     =======

                                                                     (continued)

                        PRESIDENTIAL HOLDING CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED THE NINE MONTHS ENDED JUNE 30, 1994 AND 1993 ARE UNAUDITED


(19) BRANCH ACQUISITION AND CAPITAL CONTRIBUTION
    On December 2, 1988 the Bank acquired $18,300 of personal property and assumed deposit liabilities totaling $14,701,200 associated with the branch of another financial institution located in Fort Myers, Florida.
      A premium equivalent to 2% of the deposit liabilities assumed was paid by the Bank and recorded as Goodwill. The real property associated with the branch was purchased with the approval of regulatory authorities by Canarsie, Inc., an affiliate of Edward W. Cook, the sole stockholder of the Bank. The Bank leased the real property from Canarsie, Inc. through May 31, 1990 at a fair market rental which was also approved by regulatory authorities. Effective May 31, 1990, Mr. Cook acquired the real property from Canarsie, Inc. and contributed it, together with $2,000,000 cash, to the Bank as additional paid-in capital. The real property had an appraised value of $765,000 for purposes of the contribution.

    In July 1991, the Bank sold this Fort Myers branch to another financial institution. The following summarizes the branch sale transaction as recorded by the Bank:

    Deposits and related accrued interest assumed by the other financial institution (in thousands):

                 Deposits                              $ 10,823
                 Accrued interest                            46
                                                       --------

                                                       $ 10,869
                                                       ========

             Cash paid, assets sold, and liabilities recorded:

                 Cash                                  $  9,861
                 Premises and equipment                     769
                 Other assets                                26
                 Write-off of goodwill                      255
                 Loss on sale of branch                     (43)
                 Liabilities recorded as a result
                     of the branch sale                       1
                                                       --------

                                                       $ 10,869
                                                       ========

(20) SUBSEQUENT EVENT (UNAUDITED)
    In June 1994 the sole stockholder of the Company agreed to sell the Company to another financial institution.

                                                                       EXHIBIT A
                      AGREEMENT AND PLAN OF REORGANIZATION


                                     AMONG


                       FIRST OF AMERICA BANK CORPORATION,


                      FIRST OF AMERICA ACQUISITION COMPANY


                                      AND


                        PRESIDENTIAL HOLDING CORPORATION


                           DATED AS OF JUNE 28, 1994

                               TABLE OF CONTENTS




ARTICLE ONE
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1

    1.01     Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
    1.02     Manner of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
    1.03     Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
    1.04     Articles of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation . . . . .  A-2
    1.05     Merger of Presidential Bank, FSB and FOA-Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-2
    1.06     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3

ARTICLE TWO

Representations and Warranties of First of America  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3

    2.01     Organization; Qualification; Good Standing; Corporate Power  . . . . . . . . . . . . . . . . . . . . .  A-3
    2.02     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3
    2.03     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-4
    2.04     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-4
    2.05     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-5
    2.06     No Violation, Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-5
    2.07     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-5
    2.08     Taxes, Returns and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
    2.09     Corporate Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
    2.10     Brokerage Commissions, Fees, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
    2.11     Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
    2.12     Compliance With ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
    2.13     Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
    2.14     Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
    2.15     Shares to be Issued in Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
    2.16     Orders, Injunctions, Decrees, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
    2.17     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7

ARTICLE THREE

Representations and Warranties of The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7

    3.01     Organization; Qualification; Good Standing; Corporate Power  . . . . . . . . . . . . . . . . . . . . .  A-7
    3.02     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-8
    3.03     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-8
    3.04     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
    3.05     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
    3.06     No Violation, Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
    3.07     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
    3.08     Taxes, Returns and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
    3.09     Corporate Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
    3.10     Obligations to Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
    3.11     Brokerage Commissions, Fees, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
    3.12     Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
    3.13     Articles of Incorporation, Articles of Association, Bylaws, Etc  . . . . . . . . . . . . . . . . . . . A-12

    3.14     Orders, Injunctions, Decrees, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
    3.15     Shareholders of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
    3.16     Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
    3.17     Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
    3.18     Conduct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
    3.19     Fiduciary Responsibilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
    3.20     Compliance With Environmental and Safety Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
    3.21     Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
    3.22     Insider Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
    3.23     No Sensitive Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
    3.24     Community Reinvestment Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
    3.25     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
    3.26     Qualified Thrift Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
    3.27     Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15

ARTICLE FOUR

Covenants of First of America . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15

    4.01     Conduct Of Business; Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
    4.02     SEC Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
    4.03     Authorization, Reservation, and Stock Exchange Listing of Common Stock . . . . . . . . . . . . . . . . A-16
    4.04     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
    4.05     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
    4.06     Required Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
    4.07     Retirement Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
    4.08     Current Public Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    4.09     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    4.10     Severance Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    4.11     Health Care Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17

ARTICLE FIVE

Covenants of The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17

    5.01     Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    5.02     Conduct Of Business; Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    5.03     Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
    5.04     Information, Access Thereto  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
    5.05     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
    5.06     Litigation Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
    5.07     Bank Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
    5.08     Company Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20

ARTICLE SIX

Conditions to Obligations of Each of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20

    6.01     Approval by Affirmative Vote of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
    6.02     Approval by Federal Reserve  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
    6.03     Approval by OTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
    6.04     Approval by FIB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
    6.05     Approval of Bank Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
    6.06     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
    6.07     Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21

    6.08     Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
    6.09     Other Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
    6.10     Orders, Decrees and Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
    6.11     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21

ARTICLE SEVEN

Further Conditions to the Obligations of The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22

    7.01     Compliance by First of America . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
    7.02     Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
    7.03     Sufficiency of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
    7.04     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
    7.05     Officers' Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
    7.06     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
    7.07     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
    7.08     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
    7.09     Listing of First of America Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24

ARTICLE EIGHT

Further Conditions to the Obligations of First of America . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24

    8.01     Compliance by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
    8.02     Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
    8.03     Sufficiency of Documents, Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
    8.04     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
    8.05     Officers' Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
    8.06     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
    8.07     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
    8.08     Bank Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
    8.09     Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26

ARTICLE NINE

Abandonment; Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26

    9.01     Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
    9.02     Effect of Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27

ARTICLE TEN

Modifications, Amendments and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28

    10.01    Modifications, Amendments and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28

ARTICLE ELEVEN

Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28

    11.01    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    11.02    Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    11.03    Procurement of Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    11.04    Further Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
    11.05    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29

    11.06    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
    11.07    Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
    11.08    Discussions With Other Banks, Bank Holding Companies and Bank-Related
             Businesses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
    11.09    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
    11.10    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    11.11    Binding Effect and Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    11.12    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    11.13    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    11.14    Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    11.15    Severability Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
    11.16    Identification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31

APPROVAL AND AGREEMENT OF SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33

EXHIBIT A   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-34

EXHIBIT B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40

APPENDIX I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-42

SCHEDULE I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-48

                      AGREEMENT AND PLAN OF REORGANIZATION


    THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") by and among FIRST OF AMERICA BANK CORPORATION, a Michigan corporation ("FIRST OF AMERICA"), FIRST OF AMERICA ACQUISITION COMPANY, a Florida corporation and a wholly owned subsidiary of FIRST OF AMERICA ("FOA-ACQUISITION"), and PRESIDENTIAL HOLDING CORPORATION, a Florida corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, FOA-ACQUISITION is a wholly owned subsidiary of FIRST OF AMERICA, and FIRST OF AMERICA and the COMPANY desire that the COMPANY shall be merged with FOA-ACQUISITION in accordance with the applicable statutes of the State of Florida and in accordance with an Agreement and Plan of Merger (the "Plan of Merger") substantially on the terms and in the form attached hereto as Exhibit A (the merger provided for therein being herein called the "Merger");

    NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter contained, the parties do represent, warrant, covenant and agree as follows:

                                  ARTICLE ONE

                                   THE MERGER

    1.01 Plan of Merger. FOA-ACQUISITION, the COMPANY and FIRST OF AMERICA agree to execute and adopt the Plan of Merger substantially on the terms and in the form attached hereto as Exhibit A.

    1.02 Manner of Merger. At the Effective Time, as hereinafter defined, the COMPANY shall be merged into FOA-ACQUISITION, under the Articles of Incorporation of FOA-ACQUISITION as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"), pursuant to the terms of this Agreement and with the effect of the provisions of the Florida General Corporation Act (the "Florida Act").

    At the Effective Time, the corporate existence of the COMPANY shall cease, and the corporate existence of FOA-ACQUISITION, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

    1.03     Effect of Merger.  Upon the Merger becoming effective:

         (a) The separate existence of the COMPANY shall cease and be merged into the Surviving Corporation, which shall possess all of the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties, of each of the COMPANY and FOA-ACQUISITION; and all singular rights, privileges, immunities, powers and franchises of each of the COMPANY and FOA-ACQUISITION, and all property, real, personal and mixed, and all debts due to either the COMPANY or FOA-ACQUISITION in whatever account, including subscriptions to shares, and all other things in action or belonging to each of the COMPANY and FOA-ACQUISITION shall be vested in FOA-ACQUISITION as the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every interest, shall be thereafter as effectually the property of FOA-ACQUISITION as the Surviving Corporation as they were of the COMPANY and FOA-ACQUISITION and the title to any real estate, or interest therein, vested by deed or otherwise, in either of the COMPANY and FOA-ACQUISITION shall not revert or be in any way impaired by reason of the Merger.

         (b) All rights of creditors and all liens upon any property of the COMPANY or FOA-ACQUISITION shall be preserved unimpaired and all debts, liabilities and duties of the COMPANY or FOA-ACQUISITION shall thenceforth attach to FOA-ACQUISITION as the Surviving Corporation and may be enforced against FOA-ACQUISITION as the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; provided, however, that all such liens shall attach only to those assets to which they were attached prior to the Effective Time.

         (c) Any action or proceeding, whether civil, criminal or administrative, pending by or against either the COMPANY or FOA-ACQUISITION shall be prosecuted as if the Merger had not taken place, and FOA-ACQUISITION as the Surviving Corporation may be substituted as a party in such action or proceeding in place of the COMPANY.

         (d) Each share of stock of FOA-ACQUISITION issued and outstanding immediately prior to the Merger and each share of FIRST OF AMERICA Common Stock issued and outstanding immediately prior to the Merger shall remain as identical shares of the Surviving Corporation and FIRST OF AMERICA, respectively, after the Merger.

         (e) Each share of the COMPANY'S Common Stock issued and outstanding immediately prior to the Merger shall be converted into and represent the right to receive and be exchangeable for such number of shares (rounded to the nearest ten thousandth of a share) of FIRST OF AMERICA Common Stock as shall be equal to (i) Thirty-Three and 25/100 Dollars ($33.25) divided by
    (ii) the average of the closing trade prices ("Average Price") of FIRST OF AMERICA Common Stock on the New York Stock Exchange during the last fifteen trading days on which reportable sales of FIRST OF AMERICA Common Stock took place (the "Valuation Period") immediately prior to, but not including, the third business day prior to the Effective Time (the "Exchange Ratio"). The Exchange Ratio will increase proportionately if the Average Price decreases and the Exchange Ratio will decrease proportionately if the Average Price increases; provided, however, the Exchange Ratio will not be decreased below .8375 or be increased above .9837.

         (f) In the event of any extraordinary cash dividend distribution to the holders of FIRST OF AMERICA Common Stock or in the event of any increase or reduction in the number of shares of FIRST OF AMERICA Common Stock issued and outstanding caused by split-up, reverse split, reclassification, distribution of stock dividends or change of par or stated value, the parties agree to amend the Plan of Merger to cause a proportionate adjustment to be made to the Exchange Ratio.

    1.04 Articles of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation. By virtue of the Merger and at the Effective Time:

         (a) The Articles of Incorporation of FOA-ACQUISITION, shall be the Articles of Incorporation of the Surviving Corporation until the same shall be further amended and changed as provided by law.

         (b) The Bylaws of FOA-ACQUISITION shall be the Bylaws of the Surviving Corporation until the same shall be further amended and changed as provided by law.

         (c) The Directors and Officers of FOA-ACQUISITION immediately prior to the Effective Time shall be the sole Directors and Officers of the Surviving Corporation and shall hold office until the next annual meeting of the shareholder and the next annual meeting of the Board of Directors of the Surviving Corporation and until their successors are elected and qualified.

         (d) The name of the Surviving Corporation shall be FIRST OF AMERICA ACQUISITION COMPANY or such other name as is designated by FIRST OF AMERICA.

    1.05 Merger of Presidential Bank, FSB and FOA-Bank. The COMPANY owns all of the issued and outstanding shares of Presidential Bank, FSB, Sarasota, Florida (the "BANK"). FIRST OF AMERICA and the COMPANY agree and acknowledge that, immediately following the Effective Time, the BANK shall be merged (the "BANK Merger") with FIRST OF AMERICA'S affiliate, First of America Bank-Florida, FSB ("FOA-BANK") in a transaction which will, upon consummation thereof, result in the ownership by FIRST OF AMERICA of 100% of the issued and outstanding capital stock of the surviving bank. Such transaction will otherwise be on the terms and conducted in the manner described in the bank merger agreement (the "BANK Merger Agreement") attached hereto as Appendix I.

    1.06 Effective Time. The Merger shall be consummated upon the filing of appropriate Articles of Merger with the Department of State of the State of Florida in the form and manner required by the Florida Act. The close of business on the date on which such Articles of Merger shall have been filed is herein referred to as the "Effective Time," unless some other date is agreed upon by the parties hereto and is specified therein.


                                  ARTICLE TWO

               REPRESENTATIONS AND WARRANTIES OF FIRST OF AMERICA

    FIRST OF AMERICA represents and warrants to the COMPANY as follows:

    2.01     Organization; Qualification; Good Standing; Corporate Power.

         (a) FIRST OF AMERICA is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on FIRST OF AMERICA'S consolidated financial condition, business or operations. FIRST OF AMERICA is a registered bank holding company under the Bank Holding Company Act of 1956 and a registered savings association holding company under the Home Owners Loan Act. FIRST OF AMERICA has the corporate power and authority to carry on its business as it is now conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the Plan of Merger and the power to consummate the transactions contemplated hereby.

         (b) FOA-ACQUISITION is a wholly owned subsidiary of FIRST OF AMERICA and is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. FOA-ACQUISITION has the corporate power and authority to carry on the business of the COMPANY as it is now conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the Plan of Merger and the power to consummate the transactions contemplated hereby and thereby.

         (c) FIRST OF AMERICA and its subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their businesses where failure to do so would have a material adverse effect on the consolidated financial condition, business or operations of FIRST OF AMERICA. FIRST OF AMERICA and its subsidiaries have each conducted its business so as to comply in all material respects with all applicable federal, state and local statutes, ordinances, regulations or rules, and neither FIRST OF AMERICA nor any of its subsidiaries are presently charged with, or, to FIRST OF AMERICA'S knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule; and neither FIRST OF AMERICA nor any of its subsidiaries are the subject of any pending or, to FIRST OF AMERICA'S knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

    2.02 Authorization. The execution, delivery and performance of this Agreement and the Plan of Merger by FIRST OF AMERICA have been duly authorized and approved by all necessary corporate action, and this Agreement and the Plan of Merger are legally binding on and enforceable against FIRST OF AMERICA and FOA-ACQUISITION in accordance with their terms, subject to the receipt of all required regulatory or other governmental approvals and except as enforceability may be limited by bankruptcy laws, insolvency laws or other laws affecting creditors' rights generally. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation





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
of the Merger will not, violate the provisions of FIRST OF AMERICA'S or FOA-ACQUISITION'S respective Articles of Incorporation, as amended, or Bylaws, as amended.

    2.03 Capitalization. As of May 31, 1994, the authorized capitalization of FIRST OF AMERICA consisted of 100,000,000 shares of Common Stock, par value $10.00 per share ("FIRST OF AMERICA Common Stock"), of which 59,938,323 shares were outstanding; 10,000,000 shares of Preferred Stock, without par value ("FIRST OF AMERICA Preferred Stock") which have been divided into and issued in series as follows: 500,000 shares have been designated as Series A Junior Participating Preferred Stock of which no shares are outstanding. Except incident to FIRST OF AMERICA'S Shareholders' Investment Plan, Employee Service/Retirement Award Program, the RESTATED FIRST OF AMERICA BANK Corporation 1987 Stock Option Plan, the FIRST OF AMERICA BANK Corporation Reserve Plus Savings Plan, the rights to acquire shares pursuant to the Rights Agreement dated July 18, 1990, between FIRST OF AMERICA and First of America Bank-Michigan, N.A., as Rights Agent, (the "Rights Agreement") the possible offering, pursuant to a "shelf" registration statement on Form S-3 filed by FIRST OF AMERICA under the Securities Act, of shares of FIRST OF AMERICA Preferred Stock, and any conversion rights applicable thereto, and conversion rights incident to the FIRST OF AMERICA Preferred Stock, and except pursuant to the terms of an Agreement and Plan of Merger dated as of April 15, 1994, between FIRST OF AMERICA and FIRST PARK RIDGE CORPORATION, and except pursuant to the terms of the Agreement and Plan of Reorganization dated as of June 14, 1994, among FIRST OF AMERICA, FOA-ACQUISITION and F&C BANCSHARES, INC., there are, as of the date hereof, no outstanding warrants, options, rights, calls or other commitments of any nature relating to the authorized but unissued shares of FIRST OF AMERICA Common Stock or FIRST OF AMERICA Preferred Stock or concerning the authorization, issuance, repurchase or sale of any other class of equity securities of FIRST OF AMERICA. The number of shares set forth above is subject to change before the Effective Time by affiliation with other banks, bank holding companies or bank-related businesses or by purchase, sale, issuance, redemption, conversion, distribution or other transaction. A vote of the shares set forth above is not required to approve this Agreement. All of the outstanding shares set forth above are validly issued, fully paid, and nonassessable.

    2.04      Financial Statements.

         (a) FIRST OF AMERICA has furnished to the COMPANY true, correct and complete copies of: (i) the audited Consolidated Balance Sheets of FIRST OF AMERICA as of December 31, 1992, and December 31, 1993, and the related Consolidated Statements of Income, Consolidated Statements of Changes in Shareholders' Equity and the Consolidated Statements of Cash Flows for each of the two years ended December 31, 1993, including the respective notes thereto, together with the reports of KPMG Peat Marwick relating thereto; and (ii) the unaudited Consolidated Balance Sheet as of March 31, 1994, and the related unaudited Consolidated Statement of Income for the period then ended (the "Financial Statements"). Subject to such changes which may result from an audit which includes the period of the unaudited Financial Statements as of and for the three months ended March 31, 1994 (which changes, in the aggregate, will not be material), such Financial Statements fairly present in all material respects the consolidated financial position of FIRST OF AMERICA as of and for the periods ended on their respective dates and the consolidated operating results and changes in financial position of FIRST OF AMERICA for the indicated periods in conformity with generally accepted accounting principles applied on a consistent basis. Since March 31, 1994, there have not been any changes in FIRST OF AMERICA'S financial condition, assets, liabilities or business, other than changes in the ordinary course of business which in the aggregate have not been materially adverse.

         (b) FIRST OF AMERICA will furnish the COMPANY with copies of its audited and unaudited Consolidated Balance Sheets, and related reports, for each annual and quarterly period subsequent to March 31, 1994, until the Effective Time ("Subsequent Financial Statements").

         (c) Subject to such changes which may result from an audit of the March 31, 1994 Financial Statements or of any Subsequent Financial Statements (which changes, in the aggregate, will not be material), all of the aforesaid Financial Statements have been, and, with respect to the Subsequent Financial Statements, will be, prepared in accordance with generally accepted accounting principles, utilizing accounting practices consistent with prior years except as otherwise disclosed. None of the aforesaid





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
    Financial Statements contain, and none of the Subsequent Financial Statements will contain, any material undisclosed extraordinary or prior period items or fail to disclose any material items that should be disclosed. All of the aforesaid Financial Statements present fairly in all material respects, and all of the Subsequent Financial Statements will present fairly in all material respects, the consolidated financial position of FIRST OF AMERICA and the results of its operations and changes in its financial position as of and for the periods ending on their respective dates. Subject to such changes which may result from an audit of the March 31, 1994, Financial Statements or of any Subsequent Financial Statements (which changes, in the aggregate, will not be material), the allowance for loan losses in such Financial Statements is, and with respect to the Subsequent Financial Statements will be, adequate under the standards applied by the Board of Governors of the Federal Reserve System ("Federal Reserve") and based on past loan loss experiences and potential losses in current portfolios to cover all known or anticipated loan losses. There are, and with respect to the Subsequent Financial Statements will be, no agreements, contracts or other instruments to which FIRST OF AMERICA is a party or by which it or (to the knowledge of FIRST OF AMERICA) any of the officers, directors, employees or shareholders of FIRST OF AMERICA have rights which would have a materially adverse effect on the consolidated financial condition, business or operations of FIRST OF AMERICA which are not reflected in the Financial Statements and the Subsequent Financial Statements.

    2.05 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements or the Subsequent Financial Statements, neither FIRST OF AMERICA nor any of its subsidiaries have, and with respect to the Subsequent Financial Statements will not have, any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including, without limitation, any tax liabilities due or to become due, which would have a materially adverse effect on the consolidated financial position of FIRST OF AMERICA. FIRST OF AMERICA further represents and warrants that it does not know or have any reason to believe that there is or will be any basis for assertion against it or any of its subsidiaries as of March 31, 1994, or as of the date of any Subsequent Financial Statements, of any liability or obligation of any nature or any amount not fully reflected or reserved against in the Consolidated Balance Sheets as of said dates or as of such subsequent dates and for such subsequent periods or in the footnotes thereto, which would have a materially adverse effect on the consolidated financial position of FIRST OF AMERICA.

    2.06 No Violation, Consents. Neither the execution and delivery of this Agreement and the Plan of Merger by FIRST OF AMERICA and FOA-ACQUISITION nor the consummation of the transactions contemplated hereby and thereby by FIRST OF AMERICA and FOA-ACQUISITION, with or without the giving of notice or the lapse of time, or both, will: (i) violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of FIRST OF AMERICA or its subsidiaries, taken as a whole, pursuant to, any indenture, mortgage, deed of trust or other agreement (including borrowing agreements) or instrument to which FIRST OF AMERICA or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound; or (ii) violate any statute, rule, regulation, order or judgment applicable to FIRST OF AMERICA or any of its subsidiaries which would have a material adverse effect on FIRST OF AMERICA'S consolidated financial condition, assets, liabilities or business.
No consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, or of any lender or purchaser under any borrowing agreement, other than as specifically contemplated by this Agreement, is required for the consummation by FIRST OF AMERICA of the transactions contemplated by this Agreement.

    2.07 Litigation. As of the date of this Agreement, there are no legal, quasi-judicial, administrative, or other actions, suits, proceedings or investigations of any kind or nature pending or, to the knowledge of FIRST OF AMERICA, threatened against FIRST OF AMERICA or any of its subsidiaries that challenge the validity or propriety of the transactions contemplated by this Agreement or which would have a material adverse effect on FIRST OF AMERICA'S consolidated financial condition, assets, liabilities or business. Neither FIRST OF AMERICA nor any of its subsidiaries is subject to, or in default with respect to, nor are any of their assets subject to, any outstanding judgment, order or decree of any court or of any governmental agency or instrumentality which would have a material adverse effect on FIRST OF AMERICA'S consolidated financial condition, business or operations.

    2.08 Taxes, Returns and Reports. FIRST OF AMERICA has duly filed all material tax returns required to be filed. The reserve for taxes in FIRST OF AMERICA'S March 31, 1994, Consolidated Balance Sheet is adequate to cover all of its tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years in respect to any transactions consummated prior to March 31, 1994. FIRST OF AMERICA has not had and, to the best of FIRST OF AMERICA'S knowledge, will not have any liability for taxes of any nature for or in respect of the operation of its business or ownership of its assets from March 31, 1994, up to and including the Effective Time, except to the extent reflected in FIRST OF AMERICA'S March 31, 1994, Consolidated Balance Sheet, or on its Subsequent Financial Statements or otherwise reflected in the books and records of FIRST OF AMERICA for the period following its then most recent Subsequent Financial Statements.


    2.09 Corporate Properties. No proceedings to take all or any part of the properties of FIRST OF AMERICA (whether leased or owned) by condemnation or right of eminent domain are pending or, to FIRST OF AMERICA'S knowledge, threatened. FIRST OF AMERICA owns directly or indirectly 100% of the issued and outstanding shares of its banking subsidiaries.

    2.10 Brokerage Commissions, Fees, Etc. All negotiations relating to this Agreement and the Plan of Merger and the transactions contemplated herein and therein have been and will be carried on by FIRST OF AMERICA directly with the COMPANY, its counsel, accountants and other representatives in such a manner as not to give rise to any claim against the COMPANY for any brokerage commission, finder's fee, investment advisor's fee or other like payment.

    2.11 Regulatory Filings. FIRST OF AMERICA has filed and will continue to file in a timely manner all required filings with (i) the Securities and Exchange Commission ("SEC"), including all reports on Form 10-K, Form 10-Q, Form 8-K and proxy statements and, within ten (10) days of such filings, will furnish the COMPANY with copies of all such SEC filings made subsequent to the date hereof until the Effective Time; (ii) the Federal Reserve; and (iii) the Office of Thrift Supervision (the "OTS"); and, to the best knowledge of FIRST OF AMERICA, all such filings were complete and accurate in all material respects as of the dates of the filings, and no such SEC filing made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service or various banking regulatory authorities in the regular course of the business of the FIRST OF AMERICA and its subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best of the knowledge and belief of the FIRST OF AMERICA, investigation into the business or operations of the FIRST OF AMERICA and its subsidiaries within the past five years which would have a material adverse effect on the consolidated financial condition of FIRST OF AMERICA. To FIRST OF AMERICA'S knowledge, there is no unresolved violation, criticism or exception of a material nature by the SEC or any banking regulatory authority or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any such filings there has been no material change in FIRST OF AMERICA'S condition, financial or otherwise, such that had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein.

    2.12     Compliance With ERISA.  All employee benefit plans (as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) established or maintained by FIRST OF AMERICA or to which FIRST OF AMERICA contributes ("FIRST OF AMERICA Employee Plans") are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Effective
Time) of the Internal Revenue Code of 1986, as amended (the "Code"), for obtaining the tax benefits the Code thereupon permits with respect to such FIRST OF AMERICA Employee Plans. No FIRST OF AMERICA Employee Plan has, or as of the Effective Time will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which FIRST OF AMERICA would be liable to any person under Title IV of ERISA if the FIRST OF AMERICA Employee Plans were terminated as of the Effective Time, which amounts would be material to FIRST OF AMERICA. The FIRST OF AMERICA Employee Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to FIRST OF AMERICA under Title IV of ERISA relating to any Employee Plan that is a multi-employer plan if any such plan were terminated or if FIRST OF AMERICA or any of its subsidiaries withdrew from any such plan as of the Effective Time.

    2.13 Other Information. No representation or warranty by FIRST OF AMERICA contained in this Agreement, no certificate or other instrument or document furnished or to be furnished by or on behalf of FIRST OF AMERICA or FOA-ACQUISITION pursuant to this Agreement and no information furnished or to be furnished by FIRST OF AMERICA or FOA-ACQUISITION for use in the Prospectus/Proxy Statement (as hereinafter defined) or the Registration Statement (as hereinafter defined) or the regulatory filings described in
Section 4.06 hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, in light of the circumstances in which they are or were made, not misleading in any material respect.

    2.14 Advice of Changes. Between the date hereof and the Effective Time, FIRST OF AMERICA shall promptly advise the COMPANY in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein untrue.

    2.15 Shares to be Issued in Merger. The FIRST OF AMERICA Common Stock which the shareholders of the COMPANY will be entitled to receive upon consummation of the Merger pursuant to the Plan of Merger will, at the Effective Time, be duly authorized and will, when issued pursuant to the Plan of Merger, be validly issued, fully paid and nonassessable and will have been registered under the Securities Act. No shareholder of FIRST OF AMERICA has any preemptive rights with respect to any shares of FIRST OF AMERICA Common Stock to be issued in the Merger.

    2.16 Orders, Injunctions, Decrees, Etc. Neither FIRST OF AMERICA nor FOA-ACQUISITION is subject to any order, injunction, or decree of any governmental body or court, or is in violation of any order, injunction, or decree, or any other requirement of any governmental body or court, which would have a material adverse effect on the condition (financial or otherwise), business, properties, assets, operations, or liabilities of FIRST OF AMERICA on a consolidated basis.

    2.17 Approvals. FIRST OF AMERICA knows of no reason why all regulatory approvals necessary to permit it to consummate the transactions contemplated hereby in the manner provided herein should not be obtained or why the opinion letter referred to in Section 8.09 hereof cannot be obtained.


                                 ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The COMPANY represents and warrants to FIRST OF AMERICA as follows: (For purposes of this Article Three a "COMPANY Schedule" is defined as a schedule prepared and executed by an Officer of the COMPANY and delivered to FIRST OF AMERICA and dated not later than the date of the execution of this Agreement).

    3.01     Organization; Qualification; Good Standing; Corporate Power.

         (a) The COMPANY is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business and is in good standing in Florida and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The COMPANY is a registered savings association holding company under the Home Owners Loan Act. The COMPANY has the corporate power and authority to carry on its business as it is now conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the power to consummate the transactions contemplated hereby and thereby.

         (b) The BANK is a federally chartered stock savings association duly organized, validly existing and in good standing under the laws of the United States. First Presidential Mortgage Corporation, First Presidential Service Corp. and First Presidential Service Corp. II ("the "Non-Bank Subsidiaries") are wholly owned subsidiaries of the BANK and are corporations duly organized, validly existing and in good standing under the laws of the State of Florida. (The BANK and the Non-Bank Subsidiaries are sometimes collectively referred to herein as the "SUBSIDIARIES"). The SUBSIDIARIES each have the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary except where failure to so qualify would not have a materially adverse effect on the financial condition, assets, liabilities or business of the COMPANY and the SUBSIDIARIES on a consolidated basis.

         (c) The COMPANY and the SUBSIDIARIES hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business and where failure to do so would have a material adverse effect on the COMPANY and the SUBSIDIARIES on a consolidated basis. The COMPANY and the SUBSIDIARIES have each conducted its business so as to comply in all material respects with all applicable federal, state and local statutes, ordinances, regulations or rules, and neither the COMPANY nor either of the SUBSIDIARIES is presently charged with, or, to the COMPANY'S knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule; and neither the COMPANY nor either of the SUBSIDIARIES is the subject of any pending or, to the COMPANY'S knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

    3.02 Authorization. The execution, delivery and performance of this Agreement and the Plan of Merger by the COMPANY have been duly authorized and approved by all necessary corporate action, and this Agreement and the Plan of Merger are legally binding on and enforceable against the COMPANY in accordance with their terms, subject to the approval of the shareholders of the COMPANY and subject to the receipt of all required regulatory and other government approvals and except as enforceability may be limited by bankruptcy laws, insolvency laws or other laws affecting creditors' rights generally. The execution and delivery of this Agreement and of the Plan of Merger do not, and the consummation of the Merger will not, violate the COMPANY'S Articles of Incorporation, as amended, or Bylaws, as amended.

    3.03     Capitalization.

         (a) As of the date of this Agreement, the authorized capitalization of the COMPANY consists of (i) 5,000,000 shares of Common Stock ("COMPANY Common Stock"), $0.01 par value per share, of which 716,188 shares are issued and outstanding, which includes no treasury shares; and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued and outstanding. The COMPANY has no other class of stock and there are and, as of the Effective Time, there will be, no fractional shares of COMPANY Common Stock issued or outstanding. Neither the COMPANY nor the SUBSIDIARIES have granted any outstanding warrants, options, rights, calls, agreements, understandings or other commitments of any nature relating to the authorization, issuance, sale or repurchase of any equity securities of the COMPANY or the SUBSIDIARIES. The number of shares set forth above is not subject to change before the Effective Time. All of the issued and outstanding shares of COMPANY Common Stock will be entitled to vote to approve this Agreement and the Plan of Merger.

         (b) The COMPANY owns directly or indirectly all of the issued and outstanding shares of capital stock of the SUBSIDIARIES. COMPANY Schedule
    3.03 accurately identifies the number of shares of authorized and outstanding capital stock of the SUBSIDIARIES. Except as set forth in COMPANY Schedule 3.03, neither the COMPANY nor the SUBSIDIARIES owns directly or indirectly any debt, equity or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business.

         (c) All of the outstanding shares of the COMPANY and the SUBSIDIARIES are validly issued, fully paid and nonassessable and, in the case of the shares of the SUBSIDIARIES, are owned free and clear of all liens, charges or encumbrances.

    3.04     Financial Statements.

         (a) The COMPANY has furnished to FIRST OF AMERICA true, correct and complete copies of: (i) the audited Consolidated Balance Sheets of the BANK as of September 30, 1992 and 1993, and the related Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows for each of the fiscal years then ended including the respective notes thereto, together with the reports of Hacker, Johnson, Cohen & Grieb relating thereto; and (ii) the unaudited Consolidated and Unconsolidated Statements of Condition of the BANK as of March 31, 1994, and the related unaudited Consolidated and Unconsolidated Statements of Operations for the period then ended as reported on OTS Form 1313-Thrift Financial Report ("COMPANY Financial Statements"). Subject to such changes which may result from an audit which includes the period of the unaudited COMPANY Financial Statements as of and for the six (6) months ended March 31, 1994 (which changes in the aggregate would not be material), such COMPANY Financial Statements fairly present in all material respects the financial position of the COMPANY and the SUBSIDIARIES as of and for the periods ended on their respective dates and the operating results of the COMPANY and the SUBSIDIARIES for the indicated periods in conformity with generally accepted accounting principles applied on a consistent basis. Since March 31, 1994, there have not been any changes in the COMPANY'S or the SUBSIDIARIES' financial condition, assets, liabilities or business, other than changes in the ordinary course of business which in the aggregate have not been materially adverse.

         (b) The COMPANY will furnish FIRST OF AMERICA with copies of its audited and unaudited Consolidated Balance Sheets, and related reports, for each annual and quarterly period, and each financial report by it or the SUBSIDIARIES filed with the OTS, subsequent to March 31, 1994, until the Effective Time ("Subsequent COMPANY Financial Statements").

         (c) Subject to such changes which may result from an audit which includes the March 31, 1994, COMPANY Financial Statements and of any Subsequent COMPANY Financial Statements (which changes in the aggregate will not be material), all of the aforesaid COMPANY Financial Statements have been, and, with respect to the Subsequent COMPANY Financial Statements, will be, prepared in accordance with generally accepted accounting principles (except with respect to reports filed with the OTS which have, in each case, been prepared in accordance with OTS requirements), utilizing accounting practices consistent with prior years except as otherwise disclosed. None of the aforesaid COMPANY Financial Statements contain, and none of the Subsequent COMPANY Financial Statements will contain, any material undisclosed extraordinary or prior period items or fail to disclose any material items that should be disclosed. All of the aforesaid COMPANY Financial Statements present fairly in all material respects, and all of the Subsequent COMPANY Financial Statements will present fairly in all material respects, the financial position of the COMPANY and the SUBSIDIARIES and the results of its and their operations and changes in its and their financial position as of and for the periods ending on their respective dates. Subject to such changes which may result from an audit of the March 31, 1994, COMPANY Financial Statements or of any Subsequent COMPANY Financial Statements (which changes in the aggregate will not be material), the allowance for loan losses in such COMPANY Financial Statements is, and, with respect to the Subsequent COMPANY Financial Statements will be, adequate in all material respects under the standards applied by the OTS and based on past loan loss experiences and potential losses in current portfolios to cover all known or anticipated loan losses net of recoveries regarding loans previously charged off.
    There are, and with respect to the Subsequent COMPANY Financial Statements will be, no agreements, contracts or other instruments to which the COMPANY or the SUBSIDIARIES is a party or by which it or they or (to the knowledge of the COMPANY) any of the officers, directors, employees or shareholders of the COMPANY or the SUBSIDIARIES have rights which would have a materially adverse effect on the consolidated financial condition, business or operations of the COMPANY and the SUBSIDIARIES which are not disclosed herein or reflected in the COMPANY Financial Statements and the Subsequent COMPANY Financial Statements.

    3.05 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the COMPANY Financial Statements or the Subsequent COMPANY Financial Statements, neither the COMPANY nor the SUBSIDIARIES had, nor with respect to the Subsequent COMPANY Financial Statements will have, any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including, without limitation, any tax liabilities due or to become due, which would have a materially adverse effect on the consolidated financial position of the COMPANY and the SUBSIDIARIES. Except as set forth in Schedule 3.05, the COMPANY further represents and warrants that it does not know or have reason to believe that there is or will be any basis for assertion against it or the SUBSIDIARIES as of March 31, 1994, or as of the date of any Subsequent COMPANY Financial Statements, of any liability or obligation of any nature or any amount not fully reflected or reserved against in the COMPANY Financial Statements as of said dates and for subsequent periods or in the footnotes thereto, which would have a materially adverse effect on the financial position of the COMPANY or the SUBSIDIARIES.

    3.06 No Violation, Consents. Neither the execution and delivery of this Agreement and the Plan of Merger by the COMPANY nor, subject to the approval of this Agreement and the Plan of Merger by the shareholders of the COMPANY, the consummation of the transactions contemplated hereby and thereby by the COMPANY, with or without the giving of notice or the lapse of time, or both, will: (i) violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of the COMPANY or the SUBSIDIARIES pursuant to any indenture, mortgage, deed of trust, or other material agreement (including borrowing agreements) or instrument to which the COMPANY or the SUBSIDIARIES is a party or by which it or the SUBSIDIARIES or any of their properties or assets may be bound; or (ii) violate any statute, rule, regulation, order or judgment applicable to the COMPANY or the SUBSIDIARIES, which would have a material adverse effect on the financial condition, assets, liabilities or business of the COMPANY or the SUBSIDIARIES. Other than as specifically contemplated by this Agreement, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, or of any lender or purchaser under any borrowing agreement, is required for the consummation by the COMPANY and the SUBSIDIARIES of the transactions contemplated by this Agreement.

    3.07 Litigation. As of the date of this Agreement, there are no legal, quasi-judicial, administrative, or other actions, suits, proceedings, or investigations of any kind or nature pending or, to the knowledge of the COMPANY, threatened against the COMPANY or the SUBSIDIARIES that challenge the validity or legality of the transactions contemplated by this Agreement or which would have a material adverse effect on the financial condition, assets,
liabilities or business of the COMPANY or the SUBSIDIARIES.   COMPANY Schedule
3.07 accurately describes all litigation which is pending or, to the knowledge of the COMPANY, threatened against the COMPANY or the SUBSIDIARIES. Neither the COMPANY nor the SUBSIDIARIES is subject to or in default with respect to, nor are any of its or their assets subject to, any outstanding judgment, order or decree of any court or of any governmental agency or instrumentality which would have a material adverse effect on the consolidated financial condition, business or operations of the COMPANY and the SUBSIDIARIES.

    3.08 Taxes, Returns and Reports. The COMPANY and the SUBSIDIARIES have duly filed all material tax returns required to be filed. The reserve for taxes in the March 31, 1994, Consolidated Statement of Condition of the BANK is adequate to cover all tax liabilities of the COMPANY and the SUBSIDIARIES (including, without limitation, income taxes and franchise fees) that may become payable in future years in respect to any transactions consummated prior to March 31, 1994. Neither the COMPANY nor the SUBSIDIARIES has or, to the best of the COMPANY'S knowledge, will have any liability for taxes of any nature for or in respect of the operation of its business or ownership of its or their assets from March 31, 1994, up to and including the Effective Time, except to the extent reflected in the BANK'S Consolidated Statement of Condition as of March 31, 1994, or the Subsequent COMPANY Financial Statements, or otherwise reflected in the books and records of the COMPANY for the period following the then most recent COMPANY Subsequent Financial Statements.

    3.09     Corporate Properties.

         (a) COMPANY Schedule 3.09 accurately identifies: (i) all real property owned or leased by the COMPANY or the SUBSIDIARIES, including a brief description of any buildings located thereon; and (ii) all known copyrights, patents, trademarks, trade names, franchises, and related applications and all other similar intangible assets owned by the COMPANY or the SUBSIDIARIES. Except as set forth in said COMPANY Schedule, all of the COMPANY'S or the SUBSIDIARIES' properties, leasehold improvements, and equipment are in reasonable operating condition, free from any known defects, except defects which in the aggregate do not materially and adversely affect the COMPANY'S or the SUBSIDIARIES' condition, financial or otherwise, and all known copyrights, patents, trademarks, trade names, franchises, and related applications are valid and in full force and effect in accordance with their terms. No complaints have been received by the COMPANY or the SUBSIDIARIES and, to the best of the COMPANY'S knowledge, none are threatened that the COMPANY or the SUBSIDIARIES are in violation of applicable building, zoning, environmental, safety, or similar laws, ordinances, or regulations in respect of their buildings or equipment, or the operation thereof, and to the best of the COMPANY'S knowledge, the COMPANY and the SUBSIDIARIES are not in material violation of any such law, ordinance, or regulation, except as disclosed in said COMPANY Schedule. To the knowledge of the COMPANY, no proceedings to take all or any part of the properties of the COMPANY or the SUBSIDIARIES (whether leased or owned) by condemnation or right of eminent domain are pending or threatened.

         (b) Except as set forth in said COMPANY Schedule 3.09, the COMPANY and the SUBSIDIARIES have good and marketable title to all their real and personal property, free, clear, and discharged of, and from, any and all liens, charges, encumbrances, security interests, and/or equities which, in the aggregate, are materially adverse to the consolidated financial condition, business or operations of the COMPANY and the SUBSIDIARIES.

    3.10 Obligations to Employees. Except as set forth in COMPANY Schedule 3.10, all material accrued obligations of the COMPANY and the SUBSIDIARIES, whether arising by operation of law or by contract, for payments to trusts or other funds or to any governmental agency or to any individual director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit sharing, pension or retirement benefits or social security benefits have been paid, or adequate actuarial accruals for such payments have been and are being made, by the COMPANY and the SUBSIDIARIES. All material obligations of the COMPANY and the SUBSIDIARIES, whether arising by operation of law or by contract, for bonuses and other forms of compensation which are or may become payable to their directors, officers, employees or agents have been paid, or adequate accruals for payment therefor have been and are being made to the extent required in accordance with generally accepted accounting principles, all of which accruals are reflected in the books and records of the COMPANY. COMPANY Schedule 3.10 includes a list of all of the COMPANY'S and the SUBSIDIARIES' pension, profit sharing, health, accident, welfare, life insurance, employee stock ownership and other employee benefit plans within the meaning of Section 3(3) of ERISA ("COMPANY Employee Plans"). All such COMPANY Employee Plans established or maintained by the COMPANY or the SUBSIDIARIES or to which the COMPANY or the SUBSIDIARIES contributes are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Effective
Time) of the Code, for obtaining the tax benefits the Code thereupon permits with respect to such COMPANY Employee Plans. No COMPANY Employee Plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which the COMPANY or the SUBSIDIARIES would be liable to any person under Title IV of ERISA if the COMPANY Employee Plans were terminated as of the Effective Time, which amounts would be material to the COMPANY or the SUBSIDIARIES. The Employee Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to the COMPANY or the SUBSIDIARIES under Title IV of ERISA relating to any COMPANY Employee Plan that is a multi-employer plan if any such plan were terminated or if the COMPANY or the SUBSIDIARIES withdrew from any such plan as of the Effective Time.

    3.11 Brokerage Commissions, Fees, Etc. All negotiations relating to this Agreement and the Plan of Merger and the transactions contemplated herein and therein have been and will be carried on by the COMPANY directly with FIRST OF AMERICA, its counsel, accountants and other representatives in such a manner as not to give rise to any claim against FIRST OF AMERICA or the COMPANY for any brokerage commission, finder's fee, investment advisor's fee or other like payment, except that the COMPANY has agreed to make payment to Sandler O'Neill Corporate Strategies, a division of Sandler O'Neill and Partners, L.P. ("Sandler O'Neill") for services rendered as financial advisor in connection with the transactions contemplated hereby pursuant to that certain letter agreement dated April 26, 1994, between the COMPANY and Sandler O'Neill.

    The COMPANY has fee arrangements with all outside attorneys, accountants, and other independent experts and advisors it has used or plans to use in connection with the transactions contemplated in this Agreement, which provide that such attorneys, accountants, and other independent experts and advisors will be compensated only at their normal hourly or per diem rates plus reasonable out-of-pocket expenses.

    3.12 Certain Agreements. COMPANY Schedule 3.12 accurately identifies all of the following agreements, contracts, or other instruments written or, to the knowledge of the COMPANY, oral, to which the COMPANY or the SUBSIDIARIES are a party or by which any of them are bound or affected or, to the knowledge of the COMPANY, by which any of the stock, properties, or assets of the COMPANY or the SUBSIDIARIES are bound or affected, or under which any of their officers, directors, employees, or stockholders have rights: (a) all material leases of real property under which the COMPANY or the SUBSIDIARIES are either lessor, sublessor, lessee, or sublessee; (b) all insurance policies held by the COMPANY or the SUBSIDIARIES relating to their properties or operations, including but not limited to those covering their leasehold improvements, properties, equipment, furniture, fixtures, lives of, or performance of their duties by their directors, officers, and employees (all such policies of insurance, including blanket bonds and director and officer liability insurance, are in force and, until the Effective Time, the COMPANY will cause all such policies to continue in force or to obtain substitute policies reasonably acceptable to FIRST OF AMERICA with comparable coverage in amounts deemed by FIRST OF AMERICA to be sufficient); (c) to the extent not disclosed in COMPANY Schedule 3.10, all employment contracts, pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consultant, incentive, bonus, noncompetition, or collective bargaining agreements, group insurance contracts, or other incentive, benefit, or welfare plans or arrangements of the COMPANY and the SUBSIDIARIES, including any trust or comparable agreement or instrument relating thereto, and including for each plan the latest actuary's report on the condition of the plan and any determination letters issued by the Internal Revenue Service (except as otherwise disclosed in said COMPANY Schedule, all such contracts, plans, practices, or arrangements are terminable at the will of the employer without liability on not more than 60 days' notice to any affected employee); and (d) except as entered into with respect to loan transactions or work outs in the ordinary course of business by the COMPANY, any material agreement, instrument, or understanding of the COMPANY or the SUBSIDIARIES, whether or not made in the ordinary and regular course of business involving an aggregate liability in excess of $50,000.00 per annum. The COMPANY will deliver to FIRST OF AMERICA true, complete, and correct copies of all of the written agreements, contracts, or other instruments, and written descriptions of the material details of any oral agreements or instruments identified in said COMPANY Schedule. Except as otherwise specifically disclosed in said COMPANY Schedule 3.12, all such agreements, contracts, or other instruments are in full force and effect and neither the COMPANY nor either of the SUBSIDIARIES is in material default under any such agreement, contract, or other instrument to which they are a party or by which they may be bound.

    3.13 Articles of Incorporation, Articles of Association, Bylaws, Etc. COMPANY Schedule 3.13 includes complete and correct copies of the following:
(a) the Articles of Incorporation, and all amendments thereto, of the COMPANY and non-bank SUBSIDIARIES; (b) the Charter, and all amendments thereto, of the BANK; (c) the Bylaws of the COMPANY and the SUBSIDIARIES, as amended to date; and (d) a specimen certificate for each type of outstanding security of the COMPANY and the SUBSIDIARIES.

    3.14 Orders, Injunctions, Decrees, Etc. Neither the COMPANY nor the SUBSIDIARIES are subject to any order, injunction or decree of any governmental body or court, or are in violation of any order, injunction, or decree, or any other requirement of any governmental body or court, which would have a material adverse effect on the condition (financial or otherwise), business, properties, assets, operations or liabilities of the COMPANY and the SUBSIDIARIES.

    3.15 Shareholders of the COMPANY. COMPANY Schedule 3.15 accurately identifies the name and address of the sole holder of COMPANY Common Stock.

    3.16 Regulatory Filings. The COMPANY and the SUBSIDIARIES have filed and will continue to file in a timely manner all required filings with (i) the OTS and (ii) the Federal Deposit Insurance Corporation ("FDIC") and, to the best knowledge of the COMPANY, all such filings were true, complete and accurate in all material respects as of the dates of the filings. Except for normal examinations conducted by the Internal Revenue Service or the OTS or the FDIC in the regular course of the business of the COMPANY or the SUBSIDIARIES, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best of the knowledge and belief of the COMPANY, investigation into the business or operations of the COMPANY or the SUBSIDIARIES within the past five years which would have a material adverse effect on the consolidated financial condition, business or operations of the COMPANY and the SUBSIDIARIES. To the COMPANY'S knowledge, there is no unresolved violation, criticism or exception of a material nature by the SEC or the OTS or the FDIC or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any such filings there has been no material change in the COMPANY'S or the SUBSIDIARIES' condition, financial or otherwise, such that, had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein.

    3.17 Loans. All loans and loan commitments extended by the SUBSIDIARIES (the "Loans") have been made in accordance with the SUBSIDIARIES' then customary lending standards in the ordinary course of business. The Loans are evidenced by appropriate and sufficient documentation and, to the knowledge of the COMPANY, constitute valid and binding obligations of the borrowers enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable law which may affect the availability of equitable remedies. Except pledges required for Federal Home Loan Bank advances, all such Loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and the COMPANY and the SUBSIDIARIES have complied, and at the Effective Time will have complied, in all material respects with all laws and regulations relating to such Loans. The Loans are not subject to any material offsets, or to the knowledge of the COMPANY, claims of material offset, or claims of other material liability on the part of the COMPANY or the SUBSIDIARIES.

    3.18 Conduct. Except as set forth in COMPANY Schedule 3.18, between March 31, 1994, and the date hereof, neither the COMPANY nor any of the SUBSIDIARIES have: (i) conducted its business or entered into any transaction other than in the ordinary course, or incurred or become subject to any liabilities or obligations except liabilities incurred in the ordinary course of business; (ii) suffered any labor trouble, or any event or condition of any character materially adversely affecting its or their business or prospects;
(iii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability other than those presented in the COMPANY Financial Statements or incurred after the date thereof in the ordinary course of business; (iv) mortgaged, pledged, or subjected to lien, charge or other encumbrance any material part of its assets, or sold or transferred any such assets, except in the ordinary course of business; (v) made or permitted an amendment or termination of any material contract to which it is a party except in the ordinary course of business; (vi) issued, agreed to issue or sold any of its capital stock or corporate debt obligations (whether authorized and unissued or held in the treasury); (vii) granted any options, warrants or other rights for the purchase of its capital stock; (viii) declared, agreed to declare, set aside or paid any dividend or other distribution in respect of its or their capital stock or, directly or indirectly purchased, redeemed, or otherwise acquired or agreed to purchase or redeem or otherwise acquire any shares of such stock; (ix) entered into any employment contract with any officer or salaried employee, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any of its or their present officers or employees, increased the rate of compensation payable or to become payable by them to any of its or their officers or employees, or instituted or made any material increase in any employee welfare, retirement or similar plan or arrangement, in each case other than in the ordinary course of business; or (x) entered into any other material transaction other than in the ordinary course of business.

    3.19 Fiduciary Responsibilities. The COMPANY and the SUBSIDIARIES have performed all of their duties in their capacities as trustees, executors, administrators, registrars, guardians, custodians, escrow agents, receivers or any other fiduciary capacity in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards.

    3.20     Compliance With Environmental and Safety Laws.

         (a) To the knowledge of the COMPANY, the operations of the COMPANY and the SUBSIDIARIES comply and have complied in all material respects with all applicable federal, state, and local environmental statutes and regulations; to the COMPANY'S knowledge, none of the COMPANY'S or the SUBSIDIARIES' operations are subject to any judicial or administrative proceedings alleging the violation of any federal, state, or local environmental, health or safety statute or regulation; to the COMPANY'S knowledge, none of the COMPANY'S or the SUBSIDIARIES' operations are the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment; to the knowledge of the COMPANY, neither the COMPANY nor the SUBSIDIARIES have generated hazardous waste in the COMPANY'S or the SUBSIDIARIES' operations; to the COMPANY'S knowledge, neither the COMPANY nor the SUBSIDIARIES have transported hazardous waste attributable to the COMPANY'S or the SUBSIDIARIES' operations for treatment, storage or disposal; and to the knowledge of the COMPANY, neither the COMPANY nor the SUBSIDIARIES have reported a spill or release of a hazardous or toxic waste, substance or constituent or any other substance in the environment due to the COMPANY'S or the SUBSIDIARIES' operations.

         (b) To the knowledge of the COMPANY, all real estate owned, beneficially or otherwise, or controlled by the COMPANY or the SUBSIDIARIES, whether owned outright, as REO property , as a joint venture, or owned or controlled in a fiduciary capacity, or otherwise (the "Real Estate"), is in compliance in all material respects with all applicable federal, state, and local environmental statutes and regulations; to the COMPANY'S knowledge, the Real Estate is not subject to any judicial or administrative proceedings alleging the violation of any federal, state, or local environmental, health or safety statute or regulation; to the COMPANY'S knowledge, the Real Estate is not the subject of a federal, state, or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment; to the knowledge of the COMPANY, neither the COMPANY nor any of the SUBSIDIARIES have generated any hazardous material on the Real Estate; and to the knowledge of the COMPANY, neither the COMPANY nor any of the SUBSIDIARIES have transported any hazardous material from the Real Estate to any waste treatment, storage or disposal facility.

         (c) The COMPANY'S representations regarding the "operations" referenced in this Section 3.20 do not extend to customers of the COMPANY or of the SUBSIDIARIES unless the COMPANY or the SUBSIDIARIES influenced the customer's use, storage, or disposal of hazardous or toxic waste. To the knowledge of the COMPANY, neither the COMPANY nor the SUBSIDIARIES has influenced any customer's use, storage, or disposal of hazardous or toxic waste.

         (d) For the purposes of this Section 3.20, any reference to "hazardous" or "toxic" waste, substances, or constituents encompasses any waste, substance, or constituent regulated by, or subject to, the provisions and regulations of either the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC Section 6901 et seq., the Toxic Substances Control Act, 15 USC Section 2601 et seq., or any Florida state statutes pertaining to the protection of human health and the environment.

    3.21 Other Information. No representation or warranty by the COMPANY contained in this Agreement, or disclosure in any COMPANY Schedule, certificate or other instrument or document furnished or to be furnished by or on behalf of the COMPANY pursuant to this Agreement and no information furnished or to be furnished by the COMPANY for use in the Prospectus/Proxy Statement (as hereinafter defined) or the Registration Statement (as hereinafter defined) or the regulatory filings described in Section 4.06 hereof contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

    3.22 Insider Interests. Except as set forth in COMPANY Schedule 3.22, to the knowledge of the COMPANY, all loans, extensions of credit, and other contractual arrangements (including deposit relationships) between the COMPANY or the SUBSIDIARIES and any officer or director of the COMPANY or the SUBSIDIARIES, or any affiliate of any such officer or director conform to applicable rules and regulations and requirements of all applicable regulatory agencies. No officer or director of the COMPANY or the SUBSIDIARIES has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the COMPANY or the SUBSIDIARIES.

    3.23 No Sensitive Transactions. Within the past five (5) years, neither the COMPANY nor the SUBSIDIARIES nor, to the COMPANY'S knowledge, any director, employee, or agent of the COMPANY or the SUBSIDIARIES, has directly or indirectly used funds or other assets of the COMPANY or the SUBSIDIARIES for
(a) illegal contributions, gifts, entertainment, or other expenses related to political activities; (b) payments to or for the benefit of any governmental official or employee, other than payments required or permitted by law; (c) illegal payments to or for the benefit of any person, firm, corporation, or other entity, or any officer, employee, agent, or representative thereof; or
(d) the establishment or maintenance of a secret or unrecorded fund.

    3.24 Community Reinvestment Act Compliance. The BANK is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, the COMPANY has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause the BANK to fail to be in substantial compliance with such provisions. The BANK has not received a rating from the OTS which is less than "satisfactory."

    3.25 Approvals. The COMPANY knows of no reason why all regulatory approvals necessary to permit FIRST OF AMERICA to consummate the transactions contemplated hereby in the manner provided herein should not be obtained.

    3.26 Qualified Thrift Lender. The BANK is a "Qualified Thrift Lender" as defined under Section 10(m) of the Home Owners' Loan Act, 12 USC 1467a(m).

    3.27 Advice of Changes. Between the date hereof and the Closing Date, the COMPANY shall promptly advise FIRST OF AMERICA in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue.


                                  ARTICLE FOUR

                         COVENANTS OF FIRST OF AMERICA

    FIRST OF AMERICA hereby covenants and agrees with the COMPANY as follows:

    4.01 Conduct Of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Effective Time, FIRST OF AMERICA and its banking and savings association subsidiaries will:

         (a) conduct its and their business and operate only in the usual ordinary course of business and maintain its and their properties, books, contracts, business, operations, commitments, records, loans, investments and any trust operations in accordance with generally accepted accounting principles;

         (b) conduct its and their business and operate only in accordance with sound banking and business practices;

         (c) remain in good standing with all applicable banking regulatory authorities.

    4.02 SEC Registration. FIRST OF AMERICA shall file with the SEC as soon as practicable after the execution of this Agreement, a registration statement on an appropriate form under the Securities Act covering the FIRST OF AMERICA Common Stock to be issued pursuant to the Plan of Merger and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a prospectus and a proxy or information statement thereto ("the Prospectus/Proxy Statement"), prepared for use in connection with the meeting of shareholders of the COMPANY referred to in Section 5.01 of this Agreement, all in accordance with the rules and regulations of the SEC. FIRST OF AMERICA shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all material Blue Sky permits, authorizations, consents or approvals required for the issuance of the FIRST OF AMERICA Common Stock. FIRST OF AMERICA will provide the COMPANY with copies of all correspondence, comment letters or notices to or from the SEC concerning or relating to the Registration Statement or the Prospectus/Proxy Statement, and FIRST OF AMERICA will advise the COMPANY promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the FIRST OF AMERICA Common Stock to be issued in connection with this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceedings for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the filing or submission of additional information.

    4.03 Authorization, Reservation, and Stock Exchange Listing of Common Stock. By appropriate Resolution, a certified copy of which shall be provided to the COMPANY, the Board of Directors of FIRST OF AMERICA shall, prior to the Effective Time, authorize and reserve the required number of shares of FIRST OF AMERICA Common Stock to be issued pursuant to the Plan of Merger. FIRST OF AMERICA shall also use its best efforts to cause the shares of FIRST OF AMERICA Common Stock to be issued pursuant to the Plan of Merger to be approved for listing on the New York Stock Exchange ("NYSE"), subject in each case to official notice of issuance, prior to the Effective Time.

    4.04 Confidentiality. FIRST OF AMERICA will cause all internal, nonpublic financial and business information obtained by it from the COMPANY to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict FIRST OF AMERICA from making such disclosure thereof as may be required by law in connection with purchases or sales of securities or as may be required in the performance of this Agreement. If the Merger shall not take place, all nonpublic financial statements, documents and materials and all copies thereof shall be returned to the COMPANY by FIRST OF AMERICA, and shall not be used by FIRST OF AMERICA in any way detrimental to the COMPANY or any of its affiliates.

    4.05 Indemnification. FIRST OF AMERICA agrees that it will honor with respect to the COMPANY, and that FOA-BANK will honor with respect to the BANK, all rights to indemnification, including rights to payments of advances for indemnification obligations, existing in favor of the employees, agents, directors, and officers of the COMPANY or the BANK as provided in their Articles of Incorporation, Charter, Bylaws, or otherwise in effect on the date of this Agreement and that all such rights shall survive the Effective Time and shall continue in full force and effect with respect to matters occurring prior to the Effective Time.

    4.06 Required Approvals. As soon as practicable after the execution of this Agreement, FIRST OF AMERICA will submit: (a) an application with the Federal Reserve, or the appropriate Federal Reserve BANK under delegated authority, for the acquisition by FIRST OF AMERICA of the COMPANY and the SUBSIDIARIES; (b) an application with the OTS to permit the acquisition by FIRST OF AMERICA of the COMPANY and the SUBSIDIARIES; (c) an application, with the Michigan Financial Institutions Bureau ("FIB") to permit the acquisition by FIRST OF AMERICA of the COMPANY and the SUBSIDIARIES; and (d) an application with the OTS and the Federal Reserve, if required, to permit the BANK Merger. FIRST OF AMERICA will provide copies of all such applications to the COMPANY and its counsel for review prior to submission or filing with the appropriate regulatory agencies. The COMPANY and its counsel agree to promptly review and provide any comments on such applications to FIRST OF AMERICA. FIRST OF AMERICA will use its best efforts to cause such applications to be approved and will provide the COMPANY with copies of all correspondence and notices to or from such agencies concerning such applications.

    4.07 Retirement Plans. For purposes of crediting periods of service for eligibility and vesting under the FIRST OF AMERICA Bank Corporation Employees' Retirement Plan (the "First of America Retirement Plan") and the FIRST OF AMERICA Bank Corporation Reserve Plus Savings Plan (the "FIRST OF AMERICA 401k Plan"), and for purposes of crediting periods of service for eligibility for other employee benefits provided to employees of FIRST OF AMERICA and its affiliates, employees of the COMPANY and the SUBSIDIARIES who otherwise would be eligible to participate in such plans and benefit programs after the Effective Time shall be given credit for service with the COMPANY and the SUBSIDIARIES prior to the Effective Time.

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    4.08     Current Public Information.  FIRST OF AMERICA shall continue to satisfy the current public information requirements of Rules 144 and 145 of the SEC with respect to the FIRST OF AMERICA Common Stock, and to provide shareholders of the COMPANY with such other information as may reasonably be requested and to otherwise cooperate to facilitate any sales of FIRST OF AMERICA Common Stock in compliance with Rules 144 and 145.

    4.09 Disposition of Assets. FIRST OF AMERICA will not, prior to the Effective Time, transfer or otherwise dispose of a majority of its assets or business without the prior written consent of the COMPANY, which consent will not be unreasonably withheld.

    4.10 Severance Arrangements. FIRST OF AMERICA agrees to honor the severance arrangements described in Bank Schedule 3.10 regarding Donald M. Farr and Thomas P. Spatola.

    4.11 Health Care Plan. FIRST OF AMERICA shall waive, or cause to be waived, any pre-existing condition and waiting period provisions of the FIRST OF AMERICA Bank Corporation Employee's Health Care Plan for employees of the COMPANY and THE SUBSIDIARIES, who become employees of FIRST OF AMERICA, FOA-BANK or any affiliate of FIRST OF AMERICA at the Effective Time.


                                  ARTICLE FIVE

                            COVENANTS OF THE COMPANY

    The COMPANY hereby covenants and agrees with FIRST OF AMERICA as follows:

    5.01 Shareholders' Meeting. The COMPANY shall cause a meeting of its shareholders to be held at the earliest practicable date after the execution of this Agreement and availability of the Prospectus/Proxy Statement for the purpose of acting upon this Agreement and the Plan of Merger, and in connection therewith shall distribute the Prospectus/Proxy Statement and any amendments or supplements thereto in accordance with the rules and regulations of the SEC.

    5.02     Conduct Of Business; Certain Covenants.

         (a) From and after the execution and delivery of this Agreement and until the Effective Time, the COMPANY and the SUBSIDIARIES will:

             (i) conduct its and their business and operate only in the usual ordinary course of business and maintain its and their properties, books, contracts, business, operations, commitments, records, loans, investments and any trust operations in accordance with generally accepted accounting principles to the extent applicable;

             (ii) conduct its and their business and operate only in accordance with sound banking and business practices, including charging off all loans required to be charged off by bank regulators and regulations, statutes and sound banking practices;

             (iii) maintain an allowance for loan losses at an adequate level based on past loan loss experience and evaluation of potential losses in current portfolios;

             (iv) remain in good standing with all applicable banking regulatory authorities and preserve each of its and their existing banking locations;

             (v) use its and their best efforts to retain the services of such of its and their present officers and employees that its and their goodwill and business relationships with customers and others are not materially and adversely affected;

             (vi) maintain any existing insurance covering the performance of its and their duties by its and their directors, officers and employees; and

             (vii) consult with FIRST OF AMERICA prior to acquiring any interest in real property other than mortgage foreclosures in the ordinary course of business.

         (b) From and after the execution and delivery of this Agreement and until the Effective Time, the COMPANY and the SUBSIDIARIES will not, without the prior written consent of FIRST OF AMERICA, which consent shall not be unreasonably withheld:

             (i) amend its or their Articles of Incorporation, Charter, or Bylaws;

             (ii) issue or sell any shares of its or their capital stock, issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue or sale of its or their capital stock (or securities convertible into or exchangeable, with or without additional consideration, for shares of such capital stock);

             (iii) pay or declare any cash dividend or other dividend or distribution with respect to the COMPANY'S or the SUBSIDIARIES' capital stock, except that the SUBSIDIARIES shall be permitted to make dividend payments to the BANK in accordance with past practices and as permitted by law;

             (iv) increase or reduce the number of shares of its or their capital stock by split-up, reverse split, reclassification, distribution of stock dividends, or change of par or stated value;

             (v) purchase, permit the conversion of or otherwise acquire or transfer for any consideration any outstanding shares of its or their capital stock or securities carrying the right to acquire, or convert into or exchange for such stock, with or without additional consideration;

             (vi) except as set forth in COMPANY Schedule 3.10 and as required by Section 5.08 of this Agreement, amend or otherwise modify any bonus, pension, profit sharing, retirement, phantom stock or other compensation plan or enter into any contract of employment with any officer which is not terminable at will without cost or other liability (other than benefits accrued as of the date of such termination), except as herein provided and except as may be required by applicable law or regulation, including revenue laws or regulations;

             (vii) incur any obligations or liabilities except in the ordinary course of business;

             (viii) mortgage, pledge (except pledges required for Federal Home Loan Bank advances or pledges of such assets as may be required to permit the BANK to accept deposits of public funds) or subject to any material lien (excluding mechanics liens), charge, security interest, or any other encumbrance, any of its or their assets or property, except for liens for taxes not yet due and payable;

             (ix) transfer or lease any of its or their assets or property except in the ordinary course of business, or, except for branching commitments in effect on the date hereof which are disclosed in COMPANY Schedule 3.12, open or close any banking office or enter into any agreement to do so;

             (x) transfer or grant any rights, under any leases, licenses or agreements, other than in the ordinary course of business;

             (xi) make or grant any general or individual wage or salary increase except for general salary and wage adjustments now in progress, or as part of the conduct of a normal salary administration program consistent with past practices;

             (xii) other than with respect to loan transactions (including, without limitation, letters of credit and purchase of leases), and other than with respect to sales of REO property less than $250,000, make or enter into any material transaction, contract or agreement or incur any other material commitment which is defined for purposes of this provision as any transaction, contract, agreement or commitment in excess of $50,000.00;

             (xiii) other than Federal Home Loan Bank advances, incur any indebtedness for borrowed money, except for deposit liabilities and except for indebtedness incurred in the ordinary course of business the repayment term of which does not exceed one year;

             (xiv) cancel or compromise any debt or claim, which has not previously been charged off, other than in the ordinary course of business in an aggregate amount which is not materially adverse;

             (xv) enter into any transaction, contract or agreement which would permit the sale of investment or similar products by third parties on COMPANY or BANK premises;

             (xvi) invite or initiate or, subject to the fiduciary duties of the Board of Directors of the COMPANY, engage in discussions or negotiations for the acquisition or merger of the COMPANY or the SUBSIDIARIES by or with any corporation or other entity other than FIRST OF AMERICA or its affiliates; and

             (xvii) take any action which constitutes a breach or default of its obligations under this Agreement or which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required hereby or is reasonably likely to the best of the COMPANY'S knowledge to preclude the Merger from qualifying for "pooling of interests" accounting treatment or cause any of the other conditions set forth in Articles Six, Seven, or Eight hereof to fail.

    5.03 Affiliate Agreements. At or prior to the Closing Date, the COMPANY shall furnish to FIRST OF AMERICA an agreement in the form set forth in Exhibit B, executed by the sole shareholder of the COMPANY.

    5.04 Information, Access Thereto. FIRST OF AMERICA, its representatives and agents shall, at all times during normal business hours prior to the Closing Date, have full and continuing access to the employees, facilities, operations, records and properties of the COMPANY and the SUBSIDIARIES. FIRST OF AMERICA, its representatives and agents may, prior to the Effective Time, make or cause to be made such investigation of the operations, records and properties of the COMPANY and the SUBSIDIARIES, and of its and their financial and legal condition as FIRST OF AMERICA shall deem necessary or advisable to familiarize itself with such records, properties and other matters. Upon request, the COMPANY and the SUBSIDIARIES will furnish FIRST OF AMERICA or its representatives or agents, its and their attorneys' responses to auditors requests for information and such financial and operating data and other information requested by FIRST OF AMERICA developed by the COMPANY or the SUBSIDIARIES, its and their auditors, accountants or attorneys, and will permit FIRST OF AMERICA, its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for the COMPANY or the SUBSIDIARIES, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to FIRST OF AMERICA or its representatives or agents. FIRST OF AMERICA and FIRST OF AMERICA'S agents, contractors and environmental consultants shall also have the right of access to the Real Estate before the Effective Time for the purpose of undertaking such environmental investigation and testing as FIRST OF AMERICA deems necessary or appropriate. FIRST OF AMERICA and FIRST OF AMERICA'S agents, contractors and environmental consultants shall also have the right of access to the COMPANY'S and the SUBSIDIARIES records or employees for the purpose of carrying out necessary investigation and testing. No investigation by FIRST OF AMERICA shall affect the representations and warranties made by the COMPANY herein. No investigation or access provided hereunder shall interfere with the normal operations of the COMPANY and the SUBSIDIARIES.

    5.05 Confidentiality. The COMPANY will cause all materials and other internal, nonpublic financial and business information obtained by it from FIRST OF AMERICA or any of its affiliates to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict the COMPANY from making such disclosure thereof as may be required by law in connection with purchases or sales of securities or as may be required in the performance of this Agreement. If the Merger shall not be consummated, all nonpublic financial statements, documents and material and all copies thereof shall be returned to FIRST OF AMERICA, or destroyed by the COMPANY, and shall not be used by the COMPANY in any way detrimental to FIRST OF AMERICA or any of its affiliates.

    5.06 Litigation Matters. The COMPANY will consult with FIRST OF AMERICA about any proposed settlement or lack thereof, or any disposition of, any material litigation matter in which it or either of the SUBSIDIARIES is or becomes involved.

    5.07 Bank Merger. The COMPANY will cause the BANK to take all such corporate action as is reasonably required to complete the BANK Merger, including approval by the Board of Directors of the BANK and execution by appropriate officers of the BANK of the BANK Merger Agreement.

    5.08     COMPANY Plans.   Prior to the Effective Time, the COMPANY and the
SUBSIDIARIES shall terminate participation in the CKI Profit Sharing Plan and Trust (the "COMPANY 401(k) Plan") and take, or cause to be taken, all acts that are necessary to fully vest employees of the COMPANY and the SUBSIDIARIES in their account balances in the COMPANY 401(k) Plan. In addition, the COMPANY shall take, or cause to be taken, all acts that are necessary to cause distributions to be made from the COMPANY 401(k) Plan to employees of the COMPANY and the SUBSIDIARIES as soon as is reasonably practicable following the Effective Time. If requested by First of America, the COMPANY and the SUBSIDIARIES shall, at or prior to the Effective Time, adopt, by appropriate resolution in form and substance acceptable to FIRST OF AMERICA, the FIRST OF AMERICA Retirement Plan and the FIRST OF AMERICA 401k Plan, contingent upon consummation of the Merger and shall take all such other action as is reasonably requested by FIRST OF AMERICA to permit FIRST OF AMERICA to accomplish the matters described in Section 4.07 of this Agreement.


                                  ARTICLE SIX

                CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES

    The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Effective Time:

    6.01 Approval by Affirmative Vote of Shareholders. This Agreement and the Plan of Merger shall have been duly approved, confirmed and ratified by the requisite vote of the shareholders of the COMPANY.

    6.02 Approval by Federal Reserve. Prior approval shall have been received from the Federal Reserve for the acquisition by FIRST OF AMERICA of the COMPANY and the SUBSIDIARIES as set forth herein without any conditions which in the reasonable opinion of FIRST OF AMERICA or the COMPANY are materially adverse and such approval shall not have been withdrawn or stayed.

    6.03 Approval by OTS. Prior approval shall have been received from the OTS of the acquisition by FIRST OF AMERICA of the COMPANY and of the SUBSIDIARIES without any conditions which in the reasonable opinion of FIRST OF AMERICA or the COMPANY are materially adverse and such approval shall not have been withdrawn or stayed.

    6.04 Approval by FIB. Prior approval shall have been received from the FIB of the acquisition by FIRST OF AMERICA of the COMPANY and the SUBSIDIARIES as set forth herein without any conditions which in the reasonable opinion of FIRST OF AMERICA or the COMPANY are materially adverse and such approval shall not have been withdrawn or stayed.

    6.05 Approval of Bank Merger. Prior approval shall have been received from the OTS and, if required, the Federal Reserve for the BANK Merger in the manner set forth herein and in the BANK Merger Agreement without any conditions which in the reasonable opinion of FIRST OF AMERICA or the COMPANY are materially adverse and such approval shall not have been withdrawn or stayed.

    6.06 Tax Opinion. An opinion shall have been delivered by Howard & Howard Attorneys, P.C. in form and substance reasonably satisfactory to FIRST OF AMERICA and the COMPANY and to its counsel, that the Merger will qualify as a tax-free reorganization under the Code and, except with regard to cash received in exchange for fractional or dissenting shares, that no gain or loss will be recognized by the holders of COMPANY Common Stock upon receipt of shares of FIRST OF AMERICA Common Stock in exchange for their shares of COMPANY Common Stock. In the event Howard & Howard Attorneys, P.C. shall decline to deliver such opinion, the COMPANY shall have the right to request FIRST OF AMERICA to select another law firm mutually acceptable to the COMPANY and FIRST OF AMERICA to deliver such opinion in satisfaction of this condition. If such law firm shall determine that it cannot deliver such opinion, this condition shall be deemed unsatisfied.

    6.07 Registration Statement. The Registration Statement filed by FIRST OF AMERICA with the SEC with respect to the FIRST OF AMERICA Common Stock to be issued pursuant to this Agreement and the Plan of Merger shall have become effective and no stop order proceedings with respect thereto shall be pending or threatened.

    6.08 Blue Sky. FIRST OF AMERICA shall have obtained any and all material Blue Sky permits, authorizations, consents or approvals required for the issuance of the FIRST OF AMERICA Common Stock.

    6.09 Other Approvals. All actions, consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for FIRST OF AMERICA may be, necessary to permit or enable the FOA-ACQUISITION, upon and after the Merger, and as are or may be necessary to permit FOA-BANK, upon and after the BANK Merger, to conduct all or any part of the business of the COMPANY and the SUBSIDIARIES, respectively, in the manner in which such activities and businesses are conducted up to the Effective Time (except those activities and business of the COMPANY or the SUBSIDIARIES which FIRST OF AMERICA or FOA-BANK would be unable to conduct as a bank holding company or national bank or savings association, respectively), shall have been obtained without any conditions which in the reasonable opinion of FIRST OF AMERICA or the COMPANY are materially adverse, and shall not have been withdrawn or stayed.

    6.10 Orders, Decrees and Judgments. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

    6.11 Consents and Approvals. Any material consents or approvals required to be secured by either party by the terms of this Agreement or the Plan of Merger or otherwise reasonably necessary in the opinion of FIRST OF AMERICA or the COMPANY to consummate the transactions contemplated by this Agreement or the Plan of Merger or the BANK Merger Agreement shall have been obtained and shall be satisfactory to FIRST OF AMERICA and the COMPANY.

                                 ARTICLE SEVEN

              FURTHER CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

    The obligation of the COMPANY to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of the following conditions:

    7.01 Compliance by FIRST OF AMERICA. (a) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by FIRST OF AMERICA at or prior to the Effective Time shall have been duly complied with and satisfied in all material respects, and (b) the representations and warranties made by FIRST OF AMERICA shall be true and correct in all material respects at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct in all material respects at such time or times) and except for changes permitted by this Agreement and the Plan of Merger, with the same force and effect as if made at and as of the Effective Time.

    7.02 Accuracy of Financial Statements. The Financial Statements and the Subsequent Financial Statements heretofore or hereafter furnished by FIRST OF AMERICA to the COMPANY shall not be inaccurate in any material respect.

    7.03 Sufficiency of Documents. All documents and proceedings of FIRST OF AMERICA in connection with the Registration Statement, the Prospectus/Proxy Statement, regulatory filings and the Closing contemplated by this Agreement and the Plan of Merger shall be reasonably satisfactory to counsel to the COMPANY.

    7.04 Opinion of Counsel. There shall have been delivered and addressed to the COMPANY an opinion of Howard & Howard Attorneys, P.C., legal counsel to FIRST OF AMERICA, in form and substance reasonably satisfactory to counsel to the COMPANY, dated the Closing Date, as hereinafter defined, to the effect that:

         (a) FIRST OF AMERICA is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and FOA-ACQUISITION is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida;

         (b) FIRST OF AMERICA and FOA-ACQUISITION have the corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to consummate the transactions contemplated by this Agreement and the Plan of Merger;

         (c) this Agreement and the Plan of Merger have been duly authorized, executed and delivered by FIRST OF AMERICA and FOA-ACQUISITION and constitute the valid and binding obligation of FIRST OF AMERICA and FOA-ACQUISITION;

         (d) as of the close of business on May 31, 1994, the capitalization of FIRST OF AMERICA was as set forth in Section 2.03 hereof;

         (e) all corporate acts and other proceedings required to be taken by or on the part of FIRST OF AMERICA or FOA-ACQUISITION to consummate the transactions contemplated by this Agreement and the Plan of Merger have been properly taken; neither the execution and delivery of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will (x) violate any provision of the Articles of Incorporation or Bylaws of FIRST OF AMERICA or FOA-ACQUISITION, or (y) to the knowledge of such counsel, violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of FIRST OF AMERICA or FOA-ACQUISITION pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which it or they are parties or by which it or they or any of its or their properties or assets may be bound, or violate any statute, rule or regulation applicable to FIRST OF AMERICA or FOA-ACQUISITION, which would have a material adverse effect on FIRST OF AMERICA'S consolidated financial condition, assets, liabilities or business; to the knowledge of such counsel, all such consents, approvals, authorizations, orders, registrations or qualifications of or with any court, regulatory authority or other governmental body required for the consummation by FIRST OF AMERICA or FOA-ACQUISITION of the transactions contemplated by this Agreement, the Plan of Merger or the BANK Merger Agreement have been obtained;

         (f) the FIRST OF AMERICA Common Stock to be issued in exchange for the COMPANY Common Stock has been duly authorized and, when such FIRST OF AMERICA Common Stock is issued and delivered as contemplated by this Agreement and the Plan of Merger, all such FIRST OF AMERICA Common Stock will have been validly issued, fully paid and nonassessable;

         (g) the Registration Statement has been declared effective by the SEC or has become effective and, to the knowledge of such counsel, no stop order proceedings are pending or threatened with respect thereto by the SEC or state securities authorities;

         (h) except as disclosed in such opinion, to the knowledge of such counsel there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger or which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transactions; and

         (i) the Prospectus/Proxy Statement as of the date thereof and as amended or supplemented prior to the date of the meeting of the COMPANY'S shareholders referred to in Section 5.01 (except as to financial statements and other financial data contained therein, upon which such counsel need express no opinion) complies as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder; such counsel has participated in the preparation of the Prospectus/Proxy Statement, and although such counsel has not independently verified the information contained therein, nothing has come to the attention of such counsel to lead such counsel to believe that the Prospectus/Proxy Statement, as of the date thereof and as amended and supplemented prior to the date of the meeting of the COMPANY'S shareholders referred to in Section 5.01, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except that such counsel need express no opinion with respect to financial statements and other financial data contained therein or with respect to matters relating to the COMPANY or its business, properties, management, or securities), and such counsel does not know of any contracts or other documents relating to FIRST OF AMERICA of a character required to be filed with the Prospectus/Proxy Statement as of such dates, or of any documents, other contracts, statutes or legal or governmental proceedings relating to FIRST OF AMERICA required to be described therein which are not filed or described as required.

    7.05 Officers' Certificate. FIRST OF AMERICA shall deliver to the COMPANY a certificate signed by its Chairman and Chief Executive Officer or President and Chief Operating Officer or by any Executive Vice President or by its Senior Vice President-Corporate Development and attested to by its Secretary or Assistant Secretary, dated the Closing Date, certifying to his respective best knowledge and belief, that FIRST OF AMERICA has met and fully complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to it. FIRST OF AMERICA shall have delivered all such other certificates and documents with respect to FIRST OF AMERICA as may reasonably have been requested by the COMPANY.

    7.06 Absence of Certain Changes or Events. From the date hereof to the Effective Time, there shall be and have been no material adverse change in the consolidated capitalization, business, properties or financial condition of FIRST OF AMERICA.

    7.07 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement or the Plan of Merger or otherwise reasonably necessary in the opinion of the COMPANY to consummate the transactions contemplated by this Agreement or the Plan of Merger shall have been obtained and shall be satisfactory to the COMPANY.

    7.08 Litigation. FIRST OF AMERICA shall not be made a party to, or to the knowledge of FIRST OF AMERICA threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of the COMPANY, have or are likely to have a material adverse effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of FIRST OF AMERICA. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger.

    7.09 Listing of FIRST OF AMERICA Common Stock. All action reasonably capable of completion at or before the Effective Time to permit the shares of FIRST OF AMERICA Common Stock to be issued in the Merger to, immediately following the Effective Time, be approved for listing on the NYSE as contemplated by Section 4.03 hereof shall have been completed and nothing shall have come to the attention of FIRST OF AMERICA or the COMPANY to cause either to reasonably believe that such listing will not occur.

                                 ARTICLE EIGHT

           FURTHER CONDITIONS TO THE OBLIGATIONS OF FIRST OF AMERICA

    The obligations of FIRST OF AMERICA to consummate the transactions contemplated by this Agreement is further subject to satisfaction of the following conditions:

    8.01 Compliance by the COMPANY. (a) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by the COMPANY at or prior to the Effective Time shall have been duly complied with and satisfied in all material respects, and (b) the representations and warranties made by the COMPANY shall be true and correct in all material respects at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct in all material respects at such time or times) and except for changes permitted by this Agreement and the Plan of Merger (including, but not limited to, the changes contemplated by COMPANY Schedule 8.01), with the same force and effect as if made at and as of the Effective Time.

    8.02 Accuracy of Financial Statements. The COMPANY Financial Statements, COMPANY Schedules and Subsequent COMPANY Financial Statements heretofore or hereafter furnished to FIRST OF AMERICA shall not be inaccurate in any material respect.


    8.03 Sufficiency of Documents, Proceedings. All documents delivered by and proceedings of the COMPANY in connection with the transactions contemplated by this Agreement and the Plan of Merger shall be reasonably satisfactory to Howard & Howard, Attorneys, P.C.

    8.04 Opinion of Counsel. There shall have been delivered to FIRST OF AMERICA an opinion of Gunster, Yoakley & Stewart, P.A., legal counsel to the COMPANY, in form and substance reasonably satisfactory to Howard & Howard Attorneys, P.C., dated the Closing Date, to the effect that:

         (a) the COMPANY is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and the BANK is a federally chartered stock savings association validly existing and in good standing under the laws of the United States;

         (b) the COMPANY has the corporate power and authority to carry on its business as described in the Prospectus/Proxy Statement, to own, lease and operate its properties and to consummate the transactions contemplated by this Agreement and the Plan of Merger and the SUBSIDIARIES have the corporate power and authority to carry on their business as described in the Prospectus/Proxy Statement and to own, lease and operate its properties and the BANK has the authority to consummate the transactions contemplated by the BANK Merger Agreement;

         (c) this Agreement and the Plan of Merger have been duly authorized and approved by the COMPANY and this Agreement and the Plan of Merger have been approved by the COMPANY'S shareholders and duly authorized, executed and delivered by the COMPANY and this Agreement and the Plan of Merger constitute the valid and binding obligation of the COMPANY;

         (d) the authorized capitalization of the COMPANY is as set forth in
    Section 3.03 hereof;

         (e) all corporate acts and other proceedings required to be taken by or on the part of the COMPANY, including the adoption of this Agreement and the Plan of Merger by the stockholders of the COMPANY, to consummate the transactions contemplated by this Agreement and the Plan of Merger have been properly taken; neither the execution and delivery of this Agreement and the Plan of Merger nor the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the Articles of Incorporation or Charter or Bylaws of the COMPANY or the SUBSIDIARIES; or (ii) to the knowledge of such counsel, violate, conflict with, result in the material breach or termination of, constitute a material default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of the COMPANY or the SUBSIDIARIES pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which the COMPANY or the SUBSIDIARIES is a party or by which it or any of their properties or assets may be bound, or violate any statute, rule or regulation applicable to the COMPANY or the SUBSIDIARIES, which would have a material adverse effect on the financial condition, assets, liabilities or business of the COMPANY or the SUBSIDIARIES; to the knowledge of such counsel, all such consents, approvals, authorizations, orders, registrations or qualifications of or with any court, regulatory authority or other governmental body required for the consummation by the COMPANY or the SUBSIDIARIES of the transactions contemplated by this Agreement, the Plan of Merger or the BANK Merger Agreement have been obtained;

         (f) to the knowledge of such counsel, since March 31, 1994, neither the COMPANY nor the SUBSIDIARIES have granted any options, warrants, calls, agreements or commitments of any character relating to any of the shares of the COMPANY or the SUBSIDIARIES, nor has the COMPANY or the SUBSIDIARIES granted any rights to purchase or otherwise acquire from the COMPANY or the SUBSIDIARIES any shares of the COMPANY'S or the SUBSIDIARIES' capital stock;

         (g) except as disclosed in such opinion, to the knowledge of such counsel there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or legality of the transactions contemplated by this Agreement or the Plan of Merger or the BANK Merger Agreement or which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection with) the consummation of such transactions;

         (h) except as disclosed in said opinion, such counsel does not know of any litigation, appraisal or other proceeding or governmental investigation pending or threatened against or relating to the business or property of the COMPANY or the SUBSIDIARIES which would have a materially adverse effect on the consolidated financial condition of the COMPANY and the SUBSIDIARIES, or of any legal impediment to the continued operation of the properties and business of the COMPANY and the SUBSIDIARIES in the ordinary course after the consummation of the transactions contemplated by this Agreement and the Plan of Merger or by the BANK Merger Agreement; and

         (i) such counsel has participated in the preparation of the Prospectus/Proxy Statement and, although such counsel has not independently verified the information contained therein, nothing has come to the attention of such counsel to lead such counsel to believe that the Prospectus/Proxy Statement, as of the date thereof and as amended and supplemented prior to the date of the meeting of the COMPANY'S shareholders referred to in Section 5.01, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except that such counsel need express no opinion with respect to financial statements and other financial data contained therein or with respect to matters relating to FIRST OF AMERICA or its business, properties, management or securities), and such counsel does not know of any contracts or other documents relating to the COMPANY or the SUBSIDIARIES of a character required to be filed with the Prospectus/Proxy Statement as of such dates, or of any documents, other contracts, statutes or legal or governmental proceedings relating to the COMPANY or the SUBSIDIARIES required to be described therein which are not filed or described as required.

    8.05 Officers' Certificate. The COMPANY shall deliver to FIRST OF AMERICA a certificate signed by its President and Chief Executive Officer and attested to by its Secretary, dated the Closing Date, certifying to his best knowledge and belief that the COMPANY has met and fully complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to the COMPANY. The COMPANY shall have delivered all such other certificates and documents with respect to the COMPANY as may reasonably have been requested by FIRST OF AMERICA.

    8.06 Absence of Certain Changes or Events. Excluding the payments contemplated by COMPANY Schedule 8.01, from the date hereof to the Effective Time, there shall be and have been no material adverse change in the capitalization or in the business, properties or financial condition of the COMPANY and the SUBSIDIARIES on a consolidated basis.

    8.07 Litigation. Neither the COMPANY nor the SUBSIDIARIES shall be made a party to, or, to the knowledge of the COMPANY, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of FIRST OF AMERICA, have or are likely to have a material adverse effect on the assets, properties, business, operations or condition, financial or otherwise, of the COMPANY and of the SUBSIDIARIES on a consolidated basis nor shall any director or officer or former director or officer of the COMPANY or the SUBSIDIARIES be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to their performance or nonperformance of their legal or fiduciary duties as directors and officers of the COMPANY or the SUBSIDIARIES which in the reasonable opinion of the Board of Directors of FIRST OF AMERICA is likely to have a material adverse effect on the COMPANY and the SUBSIDIARIES on a consolidated basis. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger or the BANK Merger Agreement which would make consummation of the Merger or the BANK Merger inadvisable in the reasonable opinion of FIRST OF AMERICA.

    8.08 BANK Merger Agreement. The BANK Merger Agreement shall have been duly authorized and approved by the BANK and the other terms and conditions of the BANK Merger Agreement shall have been satisfied so as to permit the BANK Merger to be consummated as contemplated thereby.

    8.9 Pooling of Interests. First of America shall have received an opinion, dated as of the Effective Time, from KPMG Peat Marwick that the Merger shall be accounted for as a pooling of interests.


                                  ARTICLE NINE

                       ABANDONMENT; AMENDMENT AND WAIVER

    9.01 Abandonment. This Agreement may be terminated and the Plan of Merger abandoned at any time prior to the filing of the Articles of Merger as provided in Section 11.02 hereof (whether before or after approval of this Agreement and the Plan of Merger by the shareholders of the COMPANY):

         (a) by agreement among FIRST OF AMERICA and the COMPANY authorized by a majority of the entire Board of Directors of each;

         (b) by either FIRST OF AMERICA or the COMPANY if adversely affected and if any of the conditions set forth in Article Six hereof shall not have been fulfilled and shall not have been waived pursuant to Section 10.01 (b) hereof or shall become impossible of fulfillment;

         (c) by the COMPANY if any of the conditions set forth in Article Seven hereof shall not have been fulfilled and shall not have been waived pursuant to Section 10.01 (b) hereof or shall become impossible of fulfillment;

         (d) by FIRST OF AMERICA if any of the conditions set forth in Article Eight hereof shall not have been fulfilled and shall have not been waived pursuant to Section 10.01 (b) hereof or shall become impossible of fulfillment;

         (e) by either FIRST OF AMERICA or the COMPANY in the event of a material breach by the opposite party of any representation, warranty, covenant or agreement contained herein which has not been materially cured within thirty (30) days after written notice of such breach has been given to the party causing such breach;

         (f) by either FIRST OF AMERICA or the COMPANY in the event the Merger is not consummated on or before March 31, 1995; or

         (g) by the COMPANY in the event that (i) the Average Price is less than $31.23; and (ii) the FIRST OF AMERICA Ratio (as defined below) is less than ninety- five (95%) percent of the Index Ratio (as defined below). The "FIRST OF AMERICA Ratio" shall equal the quotient of the Average Price divided by $36.75. The "Index Ratio" shall equal the quotient of the Final Index Price (as defined below) divided by the Initial Index Price (as defined below). The "Initial Index Price" shall equal the weighted average (weighted in accordance with the factors listed on Schedule I to this Agreement) of the per share closing prices of the common stock of the companies comprising the Index Group (as defined below), as reported on the consolidated transaction reporting system or the market or exchange on which such common stock is principally traded, on the date hereof. The "Final Index Price" shall equal the weighted average (weighted in accordance with the factors listed on Schedule I to this Agreement) of the Final Prices (as defined below) for all of the companies then comprising the Index Group. The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported in the consolidated transaction reporting system or the market or exchange on which such common stock is principally traded, during the Valuation Period. The "Index Group" shall mean all of those companies listed on Schedule I to this Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Valuation Period for such company to be acquired (in the event that any such company or companies are removed from the Index Group because of such a pending or consummated acquisition proposal, the weight attributed to the remaining companies comprising the Index Group shall be adjusted proportionately). Notwithstanding the foregoing, the COMPANY shall not be permitted to terminate the Agreement as provided in this Section 9.01(g) in the event that FIRST OF AMERICA elects to increase the exchange ratio to equal a quotient, the numerator of which is $30.72 and the denominator of which is the Average Price, in which case FIRST OF AMERICA shall give prompt written notice to the COMPANY of such election.

    9.02 Effect of Abandonment. In the event this Agreement is terminated and the Plan of Merger abandoned as provided in Section 9.01, this Agreement and the Plan of Merger shall become void and of no further force and effect without any liability on the part of the terminating party or parties or their respective shareholders, directors or officers; provided, however, that (i)
Section 2.10, Section 3.11, Section 4.04, Section 5.05, Section 11.06 and
Section 11.14 of this Agreement shall survive any such abandonment and (ii) a termination pursuant to Section 9.01 shall not relieve a party for a willful breach of any covenant, undertaking, representation or warranty giving rise to such termination. In the event of termination of this Agreement and abandonment of the Plan of Merger as provided in Section 9.01, written notice thereof and the reasons therefor shall be given to the other parties by the terminating party.

                                  ARTICLE TEN

                      MODIFICATIONS, AMENDMENTS AND WAIVER

    10.01 Modifications, Amendments and Waiver. At any time prior to the Effective Time and before or after shareholder approval of this Agreement or the Plan of Merger, the COMPANY, FIRST OF AMERICA and FOA-ACQUISITION may, (a) by written agreement executed by a duly authorized officer (in the case of the COMPANY, its Chairman) of each extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) by written notice executed by a duly authorized officer (in the case of the COMPANY, its Chairman) of the party adversely affected waive compliance in whole or in part with any of the covenants, agreements or conditions contained in this Agreement or the Plan of Merger, or (c) by written agreement executed by a duly authorized officer (in the case of the COMPANY, its Chairman) of each make any other amendment or modification of this Agreement or the Plan of Merger; provided, however, that, after shareholder approval of this Agreement, no such extension, waiver, amendment or modification shall unless approved by shareholders (i) change the amount or kind of shares, securities, cash, property, or rights to be received in exchange for or on conversion of any or all of the shares of any class or series of the COMPANY; or (ii) change any other terms and conditions of the Agreement if such change would materially and adversely affect the COMPANY or the holders of the shares of any class or series of the COMPANY. Any such extension, waiver, amendment or modification shall be conclusively evidenced by the execution and delivery of the same by the Chairman and Chief Executive Officer, the President and Chief Operating Officer, or any Executive Vice President or the Senior Vice President-Corporate Development in the case of FIRST OF AMERICA or FOA-ACQUISITION, or the Chairman in the case of the COMPANY, attested to by the Secretary or Assistant Secretary of each party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement or the Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or a waiver of any other condition or of the breach of any other term of this Agreement or the Plan of Merger.



                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

    11.01 Closing. A closing (the "Closing") of the transactions provided for herein shall take place at the offices of the COMPANY in Sarasota, Florida, on the last business day of the month in which all of the approvals required hereby and by the Plan of Merger become effective, or on such later day and at such other place as the parties may agree (the "Closing Date"). In the event the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of any party under this Agreement and the Plan of Merger is not met on that date, the other parties to this Agreement may postpone the Closing to any designated subsequent business day by giving the nonperforming party to this Agreement notice of the postponed date. At the Closing the parties will exchange the certificates, opinions, and other documents called for herein. Subject to the terms and conditions hereof, consummation of the Merger in the manner described herein shall be accomplished as soon as practicable after the exchange of the documents at the Closing has been completed.

    11.02 Articles of Merger. Subject to the provisions of this Agreement, on the Closing Date, as herein defined, the Articles of Merger described in
Section 1.06, shall be executed as required by the Florida Act and duly filed with the Department of State of the State of Florida.

    11.03 Procurement of Approvals. FIRST OF AMERICA, FOA-ACQUISITION and the COMPANY shall each use its best efforts to proceed as expeditiously as possible and cooperate fully in the procurement of any required consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for the consummation of the Merger on the terms provided herein and in the Plan of Merger and in the BANK Merger Agreement, including, without being limited to, preparation by FIRST OF AMERICA and submission of any required application for prior approval of the Federal Reserve, an application for prior approval of the OTS, an application for prior approval of the FIB, applications for prior approval of the BANK Merger by the OTS and the Federal Reserve, if required, preparation by FIRST OF AMERICA and submission under the Securities Act of the Registration Statement, the preparation of the Prospectus/Proxy Statement by the COMPANY and FIRST OF AMERICA and the distribution of the Prospectus/Proxy Statement and the solicitation of proxies by the COMPANY.

    11.04 Further Acts. Each of the parties (a) shall perform such further acts and execute such further documents as may be reasonably required to effect the Merger (including, without limitation, the certification, execution, acknowledgement and filing of the Plan of Merger) and to effect the BANK Merger and (b) shall use all reasonable efforts to satisfy or obtain the satisfaction of the conditions set forth in Articles Six, Seven and Eight hereof.

    11.05 Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement and the Plan of Merger shall be in writing and shall be deemed to have been duly delivered or given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

         (a) if to the COMPANY, to:

             PRESIDENTIAL HOLDING CORPORATION
             5250 17th Street, Suite 205
             Sarasota, Florida

             ATTENTION:   Ronald K. Drews
                          President and Chief Executive Officer

with a copy to:

             GUNSTER, YOAKLEY & STEWART, P.A.
             777 South Flagler Drive
             Suite 500 East
             West Palm Beach, Florida  33401

             ATTENTION:   Michael V. Mitrione, Esq.

and to:

             WILLIAM C. GRAPES
             c/o Cook International, Inc.
             340 Royal Palm Way
             Palm Beach, Florida  33480


         (b) and if to FIRST OF AMERICA or FOA-ACQUISITION to:

             FIRST OF AMERICA BANK CORPORATION
             211 South Rose Street
             Kalamazoo, Michigan 49007

             ATTENTION:   Mr. Richard K. McCord
                          Senior Vice President-Corporate Development
with a copy to:

             HOWARD & HOWARD ATTORNEYS, P.C.
             Suite 400
             107 West Michigan Avenue
             Kalamazoo, Michigan 49007

             ATTENTION:   Joseph B. Hemker, Esq.

or to such other person or address as a party hereto shall specify hereunder.

    11.06 Expenses. The COMPANY, FIRST OF AMERICA and FOA-ACQUISITION shall each pay all of their own fees and expenses (with FIRST OF AMERICA being responsible for the fees associated with the preparation and filing of the Registration Statement and the Prospectus/Proxy Statement (other than the fees and expenses of the COMPANY relating to its attorneys, accountants and the like)), incident to the negotiation, preparation, execution and performance of this Agreement, the BANK Merger Agreement, shareholders' meetings, including the fees and expenses of their own counsel, accountants, investment bankers and other experts, whether or not the transactions contemplated by this Agreement are consummated. FIRST OF AMERICA and the COMPANY each agree to indemnify and hold the other harmless, and their respective officers, directors and affiliates, against and in respect of any and all claims made by, and losses incurred with respect to, third parties that arise out of or are based upon any misrepresentation or breach by the indemnifying party of any representation, warranty or covenant contained herein, including but not limited to, damages, judgments, settlements, attorneys' fees and costs; provided, however, that neither FIRST OF AMERICA nor the COMPANY shall be held liable for false statements made in the Prospectus/Proxy Statement, Registration Statement or any application filed in connection with this Agreement to the extent such false statement was based upon information provided in writing by the other.

    11.07 Nonsurvival of Representations and Warranties. No representation or warranty contained in this Agreement or the Plan of Merger (other than contained in Section 2.15 relating to shares of FIRST OF AMERICA Common Stock to be issued pursuant to the Plan of Merger, Section 4.03 relating to the listing of the FIRST OF AMERICA Common Stock, Section 4.05 relating to indemnification, Section 4.07 relating to employee benefits, Section 4.08 relating to current public information, Section 4.10 relating to severance arrangements, Section 4.11 relating to the health care plan, Section 11.06 relating to expenses and Article III of the Plan of Merger relating to the issuance of the FIRST OF AMERICA Common Stock to shareholders of the COMPANY) shall survive the Merger.

  11.08    Discussions With Other Banks, Bank Holding Companies and Bank-Related
Businesses.   FIRST OF AMERICA now or in the future may be discussing possible affiliation with other banks, savings associations, or bank holding companies or bank-related businesses located in Florida or other states, but such discussions, if any, are preliminary in nature and there can be no assurance at this time that agreements for affiliation will be reached, or if reached, will be consummated. However, it is agreed that additional banks, savings associations, bank holding companies or bank-related businesses as now or hereafter approved by the Federal Reserve may become affiliated with FIRST OF AMERICA prior to, concurrently with, or after the date hereof, on such terms as FIRST OF AMERICA and any such other bank, savings association, bank holding company or bank-related business may in their discretion agree. It is further agreed that FIRST OF AMERICA and its subsidiaries, its pending subsidiaries, and future subsidiaries may engage in any activities permitted to be performed by bank holding companies, banks, or bank-related businesses and that FIRST OF AMERICA may merge or consolidate any or all of its subsidiaries, banks, or any or all of its bank-related businesses, as FIRST OF AMERICA may deem desirable or appropriate.

    11.09 Entire Agreement. This Agreement, the Plan of Merger, the COMPANY Schedules and the BANK Merger Agreement constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby, supersede any and all prior agreements and understandings relating to the subject matter hereof and thereof and may not be modified, amended or terminated except in writing signed by each of the parties hereto.

    11.10 Governing Law. This Agreement and the Plan of Merger shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

    11.11 Binding Effect and Parties in Interest. This Agreement and the Plan of Merger may not be assigned by any party hereto without the written consent of the other parties. This Agreement and the Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement and the Plan of Merger otherwise than as specifically provided herein.

    11.12 Captions. The caption headings of the Articles, Sections and subsections of this Agreement are for convenience of reference only and are not intended to be, and should not be construed as, a part of this Agreement or the Plan of Merger.

    11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

    11.14 Public Announcement. No party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation upon advice of its counsel (in which case the disclosing party will advise the other parties prior to making any disclosure).

    11.15 Severability Clause. If any provision of this Agreement or the Plan of Merger shall be held invalid, the remainder shall nevertheless, be deemed valid and effective.

    11.16 Identification. This Agreement may be identified by date of execution of the last to sign of FIRST OF AMERICA, FOA-ACQUISITION and the COMPANY.

    IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth hereafter.


PRESIDENTIAL HOLDING CORPORATION


By: /s/ EDWARD W. COOK
    ________________________
    Edward W. Cook
    Chairman


Dated: June 28, 1994
                               Attest:______________________________

FIRST OF AMERICA BANK CORPORATION


By: /s/ RICHARD K. MCCORD
    ___________________________________
    Richard K. McCord
    Senior Vice President-Corporate Development


Dated:  June 28, 1994

                              Attest: /s/ M. D. BURTIS
                                      ____________________

FIRST OF AMERICA ACQUISITION COMPANY


By: /s/ RICHARD K. MCCORD
    _______________________
    Richard K. McCord
    President

Dated:  June 28, 1994
                              Attest: /s/ M. D. BURTIS
                                      ____________________

                     APPROVAL AND AGREEMENT OF SHAREHOLDER


    The undersigned, being the sole shareholder of Presidential Holding Corporation, Sarasota, Florida (the "Company") and a director of the Company and its savings association subsidiary acknowledge that he has been furnished with such information about the Company, First of America Bank Corporation (the "Purchaser") and the transactions contemplated by the foregoing Agreement as has been necessary for him to evaluate the merits and risks associated with entry into the Agreement, and the undersigned represents to each of the corporate parties to the Agreement that he has evaluated and understands such merits and risks. Based on the foregoing, the undersigned does hereby approve the Agreement and the basis of exchange set forth therein, and in consideration of the benefits to be derived by the Company and the undersigned from the transactions contemplated by the foregoing Agreement, the undersigned agrees with each of the corporate parties to the foregoing Agreement: (i) subject to satisfaction of all conditions contained in the Agreement, to exchange all shares of stock in the Company, now or hereafter beneficially owned by him, in accordance with the terms of the Agreement; (ii) subject to satisfaction of all conditions contained in the Agreement, to vote said shares, in person or by proxy, at any meeting of shareholders of the Company and all adjournments thereof, in favor of approval of the Agreement; and (iii) that the undersigned will not directly or indirectly sell or transfer any beneficial interest in, assign, pledge, hypothecate or otherwise dispose of or encumber any shares of stock of the Company prior to the Effective Time.


Dated:  June 28, 1994

/s/ EDWARD W. COOK
____________________________________
Edward W. Cook
Sole Shareholder
Presidential Holding Corporation

                                   EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER


    This Agreement and Plan of Merger is made and entered into as of ____________________, 199____, between FIRST OF AMERICA ACQUISITION COMPANY, a Florida corporation ("FOA-ACQUISITION"), and PRESIDENTIAL HOLDING CORPORATION, a Florida corporation, (the "COMPANY"), joined in by FIRST OF AMERICA BANK CORPORATION, a Michigan corporation ("FIRST OF AMERICA"). FOA-ACQUISITION and the COMPANY are hereinafter sometimes collectively referred to as the "Constituent Corporations." FIRST OF AMERICA is a party to this Agreement and Plan of Merger as a parent party corporation and not as a constituent corporation.

                                    RECITALS

    FOA-ACQUISITION is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. As of the date hereof, the authorized capital stock of FOA-ACQUISITION consists of 1,000 shares of Common Stock, $1.00 par value per share, all of which are owned by FIRST OF AMERICA.

    The COMPANY is a corporation duly organized and validly existing under the laws of the State of Florida. As of the date hereof, the authorized capital of the COMPANY consists of 5,000,000 shares of COMPANY common stock, $0.01 par value per share ("COMPANY Common Stock"), of which 716,188 shares are issued and outstanding, none and of which are held in the treasury of the COMPANY; and 1,000,000 shares of preferred stock, none of which are issued and outstanding.

    FOA-ACQUISITION, the COMPANY and FIRST OF AMERICA have entered into an Agreement and Plan of Reorganization dated as of June 28, 1994 (the "Agreement"), setting forth certain representations, warranties, covenants and agreements in connection with the transactions therein and herein contemplated and which contemplates the merger of the COMPANY with and into FOA-ACQUISITION (the "Merger") in accordance with this Agreement and Plan of Merger.

    FIRST OF AMERICA will authorize the issuance of shares of its Common Stock, par value $10.00 per share (the "FIRST OF AMERICA Common Stock"), for the purposes of the Agreement and this Agreement and Plan of Merger.

    The respective Boards of Directors of the COMPANY, FIRST OF AMERICA and FOA-ACQUISITION deem the Merger advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of the COMPANY, FIRST OF AMERICA and FOA-ACQUISITION, by resolutions duly adopted, have approved the Agreement and approved this Agreement and Plan of Merger; this Agreement and Plan of Merger has been submitted to and approved by FIRST OF AMERICA, in its capacity as the sole shareholder of FOA-ACQUISITION; and the Agreement and this Agreement and Plan of Merger will be submitted to the shareholders of the COMPANY in accordance with Section 5.01 of the Agreement.

    Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE I

    1.01 Merger of the COMPANY into FOA-ACQUISITION. The COMPANY shall be merged into FOA-ACQUISITION at the Effective Time as that term is defined in the Agreement. The separate corporate existence of the COMPANY shall thereupon cease and FOA-ACQUISITION shall be the surviving corporation. FOA-ACQUISITION is herein sometimes referred to as the "Surviving Corporation".

    1.02  Effect of the Merger.  From and after the Effective Time:

         (a) The separate existence of the COMPANY shall cease and be merged into the Surviving Corporation, which shall possess all of the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties, of each of the COMPANY and FOA-ACQUISITION; and all singular rights, privileges, immunities, powers and franchises of each of the COMPANY and FOA-ACQUISITION, and all property, real, personal and mixed, and all debts due to either the COMPANY or FOA-ACQUISITION on whatever account, including subscriptions to shares, and all other things in action or belonging to each of the COMPANY and FOA-ACQUISITION shall be vested in FOA-ACQUISITION as the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every interest, shall be thereafter as effectually the property of FOA-ACQUISITION as the Surviving Corporation as they were of the COMPANY and FOA-ACQUISITION and the title to any real estate, or interest therein, vested by deed or otherwise, in either of the COMPANY and FOA-ACQUISITION shall not revert or be in any way impaired by reason of the Merger.

         (b) All rights of creditors and all liens upon any property of the COMPANY or FOA-ACQUISITION shall be preserved unimpaired and all debts, liabilities and duties of the COMPANY or FOA-ACQUISITION shall thenceforth attach to FOA-ACQUISITION as the Surviving Corporation and may be enforced against FOA-ACQUISITION as the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; provided, however, that all such liens shall attach only to those assets to which they were attached prior to the Effective Time.

         (c) Any action or proceeding, whether civil, criminal or administrative, pending by or against either the COMPANY or FOA-ACQUISITION shall be prosecuted as if the Merger had not taken place, and FOA-ACQUISITION as the Surviving Corporation may be substituted as a party in such action or proceeding in place of the COMPANY.

    1.03 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the COMPANY acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of the Agreement and this Agreement and Plan of Merger, the COMPANY and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of the Agreement and this Agreement and Plan of Merger; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the COMPANY or otherwise to take any and all such action.

                                   ARTICLE II

    2.01 Name. The name of the Surviving Corporation shall be "FIRST OF AMERICA ACQUISITION COMPANY."

    2.02 Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of FOA-ACQUISITION shall be the Articles of Incorporation of the Surviving Corporation.

    2.03 Bylaws. The Bylaws of FOA-ACQUISITION, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with law.

    2.04 Directors and Officers. The directors and officers of FOA-ACQUISITION immediately prior to the Effective Time shall be the sole directors and officers of the Surviving Corporation.

                                  ARTICLE III

    3.01 Manner and Basis of Converting Shares of FOA-ACQUISITION. At the Effective Time, each share of FOA-ACQUISITION Common Stock which is outstanding immediately prior to the Effective Time shall continue to be outstanding without any change therein.

    3.02 Manner and Basis of Converting Shares of COMPANY Stock and Options to Acquire COMPANY Common Stock.

         (a) Any shares of COMPANY Common Stock or any other class or series of stock of the COMPANY held in the treasury of the COMPANY immediately prior to the Effective Time shall be canceled, and no FIRST OF AMERICA Common Stock shall be issuable or exchangeable with respect thereto.

         (b) Subject to Section 3.04, each share of the COMPANY'S Common Stock issued and outstanding immediately prior to the Merger (other than "Dissenting Shares" as hereinafter defined) shall be converted into and represent the right to receive and be exchangeable for such number of shares (rounded to the nearest ten thousandth of a share) of FIRST OF AMERICA Common Stock as shall be equal to (i) Thirty-Three and 25/100 Dollars ($33.25) divided by (ii) the average of the closing trade prices ("Average Price") of FIRST OF AMERICA Common Stock on the New York Stock Exchange during the last fifteen trading days on which reportable sales of FIRST OF AMERICA Common Stock took place immediately prior to, but not including, the third business day prior to the Effective Time (as may be adjusted pursuant to the terms of this Agreement and Plan of Merger, the "Exchange Ratio"). The Exchange Ratio will increase proportionately if the Average Price decreases and the Exchange Ratio will decrease proportionately if the Average Price increases; provided, however, the Exchange Ratio will not be decreased below .8375 or be increased above .9837.

    3.03 Description of FIRST OF AMERICA Common Stock. The FIRST OF AMERICA Common Stock has a $10.00 par value. Holders of FIRST OF AMERICA Common Stock are entitled to receive such dividends as are declared by the Board of Directors of FIRST OF AMERICA. Each share of FIRST OF AMERICA Common Stock is entitled to one vote. Holders of FIRST OF AMERICA Common Stock have no cumulative voting rights in the election of directors. In the event of liquidation, holders of FIRST OF AMERICA Common Stock are entitled to receive on a pro rata basis any assets distributed to common shareholders.

    3.04 Fractional Shares. No certificate evidencing fractional shares of FIRST OF AMERICA Common Stock shall be issued and no right to vote or receive any dividends or other rights as a shareholder shall attach to any fractions of a share of the FIRST OF AMERICA Common Stock resulting from the conversion as herein provided. In lieu thereof, shareholders of the COMPANY, who otherwise are entitled to receive a fraction of a share of FIRST OF AMERICA Common Stock, will be paid cash at a rate equal to the Average Price, subject to the limits set forth in Section 3.02(b) above.

    3.05 Surrender Of COMPANY Stock Certificates In Exchange For FIRST OF AMERICA Common Stock.

         (a) After the Effective Time, each holder of a certificate or certificates that prior thereto represented validly issued and outstanding shares of COMPANY Common Stock shall surrender such certificate or certificates to NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, the exchange agent for such shares, or another exchange agent selected by FIRST OF AMERICA (the "Exchange Agent"), and shall receive in exchange therefor the applicable number of whole shares of FIRST OF AMERICA Common Stock, and the cash for fractional shares (without interest thereon), if any, as provided in this Agreement and Plan of Merger.

         The holder of a certificate or certificates that prior to the Merger represented issued and outstanding shares of COMPANY Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate or certificates in exchange for the applicable number of whole shares of FIRST OF AMERICA Common Stock, and the cash for fractional shares, if any. The Exchange Agent shall mark all certificates delivered pursuant to this Section 3.05(a) as canceled and shall promptly thereafter deliver the same to FIRST OF AMERICA for disposal.

         (b) FIRST OF AMERICA dividends or other distributions otherwise payable subsequent to the Effective Time on any whole shares of FIRST OF AMERICA Common Stock for which a COMPANY certificate or certificates have not been surrendered for exchange pursuant to this Agreement and Plan of Merger shall be withheld until such COMPANY outstanding certificate or certificates shall be surrendered for exchange. Upon such surrender, there shall be paid to the record holder of the new certificate or certificates of FIRST OF AMERICA Common Stock the amount of all dividends, without interest thereon, withheld with respect to such shares as above provided.

         (c) If a certificate of COMPANY Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the applicable number of whole shares of FIRST OF AMERICA Common Stock, and the cash for fractional shares, if any, to which he or she would be otherwise entitled on surrender of such certificate of COMPANY Common Stock, by notifying FIRST OF AMERICA in writing of such lost, stolen or destroyed certificate and giving FIRST OF AMERICA evidence of loss and, at FIRST OF AMERICA'S option, a bond adequate in the reasonable opinion of FIRST OF AMERICA to indemnify it and the Exchange Agent against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the applicable number of whole shares of FIRST OF AMERICA Common Stock, and the cash for fractional shares, if any.

         (d) Promptly after the Effective Time, FIRST OF AMERICA shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which as of the Effective Time represented outstanding shares of COMPANY Common Stock (the "Certificates") (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates and (ii) instructions for use in effecting the surrender of the Certificates in exchange for FIRST OF AMERICA Common Stock.

    3.06 Dissenting Shares. Notwithstanding anything in this Agreement and Plan of Merger to the contrary, shares of COMPANY Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his or her shares of COMPANY Common Stock pursuant to Section 607.1302 of the Florida General Corporation Act (the "Dissenting Shares") shall be canceled and shall not be converted into or be exchangeable for the right to receive shares of FIRST OF AMERICA Common Stock, but the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Florida General Corporation Act, subject to the procedures and conditions specified in such Act, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under the Florida General Corporation Act, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his or her shares of COMPANY Common Stock shall thereupon be deemed to have been converted into, at the Effective Time, the right to receive shares of FIRST OF AMERICA Common Stock in the manner set forth in Section 3.02.

                                   ARTICLE IV

    4.01 Conditions Precedent. The respective obligations of each party under this Agreement and Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles Six, Seven and Eight of the Agreement, including, but not limited to, approval of this Agreement and Plan of Merger and the Agreement, and the transactions contemplated hereby and thereby, by the shareholders of the COMPANY and by all applicable regulatory authorities.

    4.02 Counterparts. This Agreement and Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

    4.03 Governing Law. This Agreement and Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Florida.

    4.04 Amendment. Subject to applicable law, this Agreement and Plan of Merger may be amended, modified or supplemented only by written agreement of FIRST OF AMERICA, FOA-ACQUISITION and the COMPANY, by their respective officers thereunto duly authorized, at any time prior to the Effective Time, provided, however, that after approval of this Agreement and Plan of Merger by the shareholders of the COMPANY, no such amendment, modification or supplement shall (i) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of any or all of the shares of any class or series of the COMPANY, or (ii) change any other terms and conditions of this Agreement and Plan of Merger if such change would materially and adversely affect the COMPANY or the holders of the shares of any class or series of the COMPANY.

    4.05 Waiver. Any of the terms or conditions of this Agreement and Plan of Merger may be waived at any time by whichever of the Constituent Corporations is, or the shareholders or stockholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such Constituent Corporation.

    4.06 Termination. This Agreement and Plan of Merger shall terminate automatically without further act or deed of any of the parties hereto upon the termination of the Agreement and there shall be no liability on the part of any of the parties hereto (or any of their respective directors or officers) except as otherwise provided in the Agreement.

    IN WITNESS WHEREOF, each of the Constituent Corporations and FIRST OF AMERICA have caused this Agreement and Plan of Merger to be executed on their behalf by their officers hereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first above written.

ATTEST:                               FIRST OF AMERICA
                                      ACQUISITION COMPANY


By: ___________________   By: ______________________________
                                      Richard K. McCord
                                      President
State of Michigan         )
                          ) ss:
County of Kalamazoo       )

    On this _______ day of _______________, 199____, before me appeared the above-signed officers, who being first duly sworn, deposed and said that they are officers of FIRST OF AMERICA ACQUISITION COMPANY, and are duly authorized by its Board of Directors to sign, affirm and verify this Agreement and Plan of Merger and that this Agreement and Plan of Merger has been approved by all requisite action of the Board of Directors of FIRST OF AMERICA ACQUISITION COMPANY and this Agreement and Plan of Merger is the act and deed of the Corporation and the facts stated herein are true to the best of their knowledge.

                              _________________________

                              Notary Public
                              Kalamazoo County, Michigan
                              My Commission Expires:
                              My County of
                              Residence:  Kalamazoo

ATTEST:                       PRESIDENTIAL HOLDING
                              CORPORATION

By: ___________________   By: ______________________________
                                  Ronald K. Drews
Secretary                         President and Chief Executive Officer

State of Florida          )
                          ) ss:
County of Sarasota        )

    On this _______ day of ______________, 199____, before me appeared the above-signed officers, who being first duly sworn, deposed and said that they are officers of PRESIDENTIAL HOLDING CORPORATION and are duly authorized by its Board of Directors to sign, affirm and verify this Agreement and Plan of Merger and that this Agreement and Plan of Merger has been approved by all requisite action of the Board of Directors of PRESIDENTIAL HOLDING CORPORATION and this Agreement and Plan of Merger is the act and deed of the Corporation and the facts stated herein are true to the best of their knowledge. The foregoing officers:

         [ ] Are personally known to me;
         [ ] Have produced an identification card or driver's license issued by the Department of Highway Safety and Motor Vehicles; or
         [ ] Have produced a passport issued by the Department of State of the United States

                              ____________________________

                              Notary Public
                              Sarasota County, Florida
                              My Commission Expires: _________
                              My County of
                              Residence: _____________________

ATTEST:                       FIRST OF AMERICA BANK
                              CORPORATION


By: ___________________   By: ______________________________
                              Richard K. McCord
                              Senior Vice President-
                              Corporate Development
State of Michigan         )
                          ) ss:
County of Kalamazoo       )

    On this ________ day of ______________, 199____, before me appeared the above-signed officers, who being first duly sworn, deposed and said that they are officers of FIRST OF AMERICA BANK CORPORATION, and are duly authorized by its Board of Directors to sign, affirm and verify this Agreement and Plan of Merger and that this Agreement and Plan of Merger has been approved by all requisite action of the Board of Directors of FIRST OF AMERICA BANK CORPORATION and this Agreement and Plan of Merger is the act and deed of the Corporation and the facts stated herein are true to the best of their knowledge.

                              _____________________________

                              Notary Public
                              Kalamazoo County, Michigan
                              My Commission Expires:
                              My County of Residence:  Kalamazoo

                                   EXHIBIT B


FIRST OF AMERICA BANK CORPORATION
211 South Rose Street
Kalamazoo, Michigan 49007

Gentlemen:

    I have been advised that I may be deemed an "affiliate" within the meaning of paragraph (c) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Act") of PRESIDENTIAL HOLDING CORPORATION, a Florida corporation (the "COMPANY"), and may be deemed such at the time of the merger ("Merger") of FIRST OF AMERICA ACQUISITION COMPANY, a Florida corporation ("FOA-ACQUISITION") with the COMPANY. Pursuant to the Merger, I will acquire shares of the Common Stock ("FIRST OF AMERICA Common Stock") of FIRST OF AMERICA BANK CORPORATION ("FIRST OF AMERICA") in exchange for each share of common stock of the COMPANY ("COMPANY Common Stock") held by me. I agree that I will not make any sale, transfer or other disposition of the FIRST OF AMERICA Common Stock or COMPANY Common Stock in violation of the Act or the rules and regulations promulgated thereunder by the SEC.

    I have been advised that the issuance of the FIRST OF AMERICA Common Stock to me pursuant to the Merger has been registered under the Act by FIRST OF AMERICA by the filing of a Registration Statement with the SEC. I have also been advised that such registration does not apply to any distribution by me of the FIRST OF AMERICA Common Stock received by me in the Merger. I have also been advised that, since at the effective time of the Merger, I may be deemed to have been an "affiliate" of the COMPANY, any offering or sale by me of any of the FIRST OF AMERICA Common Stock will, under current law, require either
(i) the further registration under the Act of the FIRST OF AMERICA Common Stock to be sold; (ii) compliance with Rule 145 promulgated under the Act; or (iii) the availability of another exemption from such registration. In addition, I have been advised that any transferee in a private offering or other similar disposition will be subject to the same limitations as those imposed on me.

    I represent and warrant to FIRST OF AMERICA that:

    1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the FIRST OF AMERICA Common Stock to the extent I felt necessary, with my counsel or counsel for the COMPANY.

    2. I have been informed by FIRST OF AMERICA that the FIRST OF AMERICA Common Stock must be held by me indefinitely unless (i) any of the FIRST OF AMERICA Common Stock received by me in the Merger and to be distributed by me is first registered under the Act other than by the registration by FIRST OF AMERICA referred to above; (ii) a sale of the FIRST OF AMERICA Common Stock is made in conformity with the volume and other applicable limitations of paragraph (d) of Rule 145 (which incorporates by reference paragraphs (c), (e), (f) and (g) of Rule 144); or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the FIRST OF AMERICA Common Stock. I will be required to deliver to FIRST OF AMERICA evidence of compliance with such requirements in connection with any proposed sale, transfer or other disposition by me which may include, in the case of a distribution under some other exemption from registration, an opinion of counsel reasonably satisfactory to counsel for FIRST OF AMERICA that such exemption is available.

    3. I understand that FIRST OF AMERICA is under no obligation to register the FIRST OF AMERICA Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any other action necessary in order to make compliance with an exemption from registration available.

    4. If I rely on the exemption from the registration provisions contained in Section 4 of the Act (other than that contained in Rule 144 or 145), I will obtain and deliver to FIRST OF AMERICA a copy of a letter from any prospective transferee which will contain (a) representations reasonably satisfactory to FIRST OF AMERICA as to the nondistributive intent, sophistication, ability to bear risk, and access to information of such transferee; (b) an acknowledgment concerning restrictions on transfer of the FIRST OF AMERICA Common Stock; and (c) an assumption of the obligations of the undersigned under this paragraph 4.

    5. I understand that FIRST OF AMERICA expects that the Merger will be accounted for as a pooling-of-interests and that Topic 2-E of staff accounting bulletin of the SEC provides that the risk sharing requirement for the applicability of pooling-of-interests accounting will have occurred if no affiliate of either FIRST OF AMERICA or the Company sells or in any other way reduces his or her risk relative to (i) COMPANY Common Stock within thirty (30) days prior to the effective time of the Merger and (ii) any FIRST OF AMERICA Common Stock received in the Merger until such time as financial results covering at least 30 days of post-Merger combined operations have been published. I agree, in order to preserve pooling-of-interests accounting for the Merger, to make no disposition of (i) any shares of COMPANY Common Stock within thirty (30) days prior to the effective time of the Merger, which FIRST OF AMERICA or the COMPANY shall advise me in writing, and (ii) any shares of FIRST OF AMERICA Common Stock received in the Merger, or in any other way reduce my risk relative to the shares of FIRST OF AMERICA received in the Merger, until publication by FIRST OF AMERICA of financial results covering at least 30 days of post-Merger combined operations in the form of a Form 10-Q or Form 8-K filing with the SEC, the issuance of a quarterly earnings report, or any other public issuance which includes combined net sales and net income. Excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of COMPANY Common Stock or FIRST OF AMERICA Common Stock which, in FIRST OF AMERICA'S sole judgment, are individually and in the aggregate de minimus within the meaning of Topic 2-E of the staff accounting bulletin series of the SEC.

    6. I also understand that to enforce the foregoing commitments, stop transfer instructions will be given to the COMPANY'S transfer agent with respect to the COMPANY Common Stock and to FIRST OF AMERICA'S transfer agent with respect to the FIRST OF AMERICA Common Stock and that there will be placed on the certificates for the FIRST OF AMERICA Common Stock, or any substitutions therefor, a legend stating in substance:




    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION EFFECTED ON _________________, 1994, TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") APPLIES, HAVE BEEN DELIVERED IN RELIANCE UPON THE REPRESENTATION OF THE REGISTERED HOLDER HEREOF THAT THEY HAVE BEEN ACQUIRED FOR SUCH HOLDER'S ACCOUNT, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, WHETHER IN WHOLE OR IN PART, ONLY IN COMPLIANCE WITH THE APPLICABLE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL SUCH TIME AS FINANCIAL STATEMENTS OF FIRST OF AMERICA BANK CORPORATION COVERING AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS FOLLOWING THE ACQUISITION OF PRESIDENTIAL HOLDING CORPORATION SHALL HAVE BEEN PUBLISHED.


                          Very truly yours,

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER ("Plan of Merger") is made and entered into as of June ____________________, 1994, by and between FIRST OF AMERICA BANK-FLORIDA, FSB ("FOA-BANK"), a federally chartered stock savings bank, located at 2100 66th Street, St. Petersburg, Florida ________, and PRESIDENTIAL BANK, FSB, (THE "BANK"), a federally chartered stock savings bank, located at 5250 17th Street, Sarasota, Florida. FOA-BANK and the BANK are hereinafter sometimes collectively referred to as the "Constituent Banks."

                                    RECITALS

    WHEREAS, FOA-BANK is duly organized and validly existing under the laws of the United States having total authorized Common Stock of ____________________ shares, $ ______ par value, of which _________________________ are issued and outstanding ("FOA-BANK Common Stock"). FOA-BANK has its savings accounts insured by the Savings Association Insurance Fund; and

    WHEREAS, BANK is duly organized and validly existing under the laws of the United States having total authorized Common Stock of ____________ shares, $___ par value, of which _________________________ are issued and outstanding ("BANK Common Stock"). The BANK has its savings accounts insured by the Savings Association Insurance Fund; and

    WHEREAS, FIRST OF AMERICA BANK CORPORATION ("FIRST OF AMERICA") is the sole shareholder of all of the outstanding FOA-BANK Common Stock; and

    WHEREAS, immediately prior to the Effective Time, as hereinafter defined, FIRST OF AMERICA shall be the sole shareholder of all of the outstanding BANK Common Stock; and

    WHEREAS, in accordance with the provisions of Office of Thrift Supervision ("OTS") regulations promulgated at 12 C.F.R. Part 546, directors of FOA-BANK and BANK, in each case constituting not less than a two-thirds majority of the respective Boards of Directors of FOA-BANK and BANK, have agreed upon this Agreement in writing by their execution hereof.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE I.

    A. MERGER. At the Effective Time, the BANK shall merge with and into FOA-BANK (the "Merger") under the Charter of FOA-BANK pursuant to the applicable provisions of, and with the effect provided in, the Home Owners' Loan Act ("HOLA") and the regulations and requirements thereunder of the OTS. FOA-BANK shall be the "Resulting Association" in the Merger and the BANK shall be the "Merging Association" in the Merger. The date and time when all filings required by law in order to make the Merger effective have been completed, approved and endorsed by applicable agencies (including the OTS) is hereinafter referred to as the "Effective Time."

    B. CHARTER; BYLAWS; OFFICES. Upon the Merger becoming effective,the name of the Resulting Association (herein called the "Resulting Association" whenever reference is made to it as of the Effective Time or thereafter) shall be "First of America Bank-Florida FSB," its Charter shall be the Federal Stock Charter of FOA-BANK in effect immediately prior to the Effective Time, its Bylaws shall be those of FOA-BANK as in existence immediately before the Effective Time, and the home office of FOA-BANK shall be the home office of the Resulting Association. All branches of the BANK and FOA-BANK which were in lawful operation immediately before the Effective Time or whose establishment has been approved before the Merger shall be retained and operated or established and operated as branches of the Resulting Association. The location of the home office and the branch offices of the Resulting Association shall be as set forth in Schedule A hereto.

    C. EFFECT OF MERGER. Upon the Merger becoming effective, the corporate existence of FOA-BANK and the BANK shall be merged into and continued in the Resulting Association, and all assets and property (real, personal, and mixed, tangible and intangible, chooses in action, rights, and credits) then owned by each Constituent Bank or which would inure to any of them, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Resulting Association. The Resulting Association shall be deemed to be a continuation of the entity of each Constituent Bank. All rights and obligations of the Constituent Banks shall remain unimpaired, and the Resulting Association shall, as of the Effective Time, succeed to all those rights and obligations. Savings accounts shall be deemed issued in the name of the Resulting Association in accordance with applicable OTS regulations.


    D. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Resulting Association shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Resulting Association its rights, title or interest in, to or under any of the rights, properties or assets of the BANK acquired or to be acquired by the Resulting Association as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of the Agreement and this Agreement and Plan of Merger, the BANK and its proper officers and directors shall be deemed to have granted to the Resulting Association an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Resulting Association and otherwise to carry out the purposes of the Agreement and this Agreement and Plan of Merger; and the proper officers and directors of the Resulting Association are fully authorized in the name of the BANK or otherwise to take any and all such action.



                                  ARTICLE II.

    A.   MANNER AND BASIS OF CONVERTING SHARES OF BANK COMMON STOCK.

         1. Any shares of BANK Common Stock or any other class or series of stock of the BANK held in the treasury of the BANK immediately prior to the Effective Time shall be retired and canceled, and no FOA-BANK Common Stock shall be issuable or exchangeable with respect thereto.

         2. At the Effective Time, each share of BANK Common Stock, issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for _____ shares of FOA-BANK Common Stock. Each certificate representing shares of BANK Common Stock immediately prior to the Effective Time shall, until surrendered as provided for in paragraph (c) of this Article II, evidence ownership of the number of shares of FOA-BANK Common Stock into which the shares of BANK theretofore represented thereby shall have been converted in the Merger.

         3. After the Effective Time, the former holder of shares of BANK Common Stock which have been converted into shares of FOA-BANK Common Stock in the Merger shall, upon surrender in proper form to FOA-BANK for cancellation of the certificate or certificates which prior to the Effective Time represented such holder's shares of BANK Common Stock, be entitled to receive one or more certificates representing the shares of FOA-BANK Common Stock into which the shares of BANK Common Stock previously represented by the surrendered certificates shall have been so converted.

                                  ARTICLE III.

    A. DIRECTORS OF FOA-BANK. The names of the Directors of FOA-BANK as of the date of this Agreement are as follows:

             Name             Term
             ----             ----




    The residence address of each of the Directors of FOA-BANK is set forth on Schedule B hereto.

    After the Effective Time, the said Directors shall serve until the expiration of the latest term to which they were elected and until their successors are elected and duly qualified.



                                  ARTICLE IV.

    A. COUNTERPARTS. This Agreement and Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

    B. GOVERNING LAW. This Agreement and Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Florida and the laws of the United States.

    C. AMENDMENT. Subject to applicable law, this Agreement and Plan of Merger may be amended, modified or supplemented only by written agreement of the BANK, FOA-BANK, or by their respective officers thereunto duly authorized, at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and Plan of Merger by the stockholders of the BANK and FOA-BANK, no such amendment, modification or supplement shall (i) change the amount or kind of shares, securities, cash, property, or rights to be received in exchange for or on conversion of any or all of the shares of any class or series of the BANK; or (ii) change any other terms and conditions of the Agreement if such change would materially and adversely affect the BANK or the holders of the shares of any class or series of the BANK.

    D. WAIVER. Any of the terms or conditions of this Agreement and Plan of Merger may be waived at any time by whichever of the Constituent Banks is, or the stockholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such Constituent Banks.

    E. TERMINATION. This Plan of Merger shall terminate upon the termination of the Agreement and there shall be no liability on the part of any of the parties hereto (or any of their respective directors or officers) except as otherwise provided in the Agreement.

    F. PROCUREMENT OF APPROVALS. This Plan of Merger shall be submitted to the stockholders of the Constituent Banks for adoption at a meeting to be called and held by each in accordance with the applicable provisions of law and their respective Charters and Bylaws. The Constituent Banks shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided, including, without being limited to, the preparation and submission of an application to the OTS for approval of the Merger.

    G.   CONDITIONS PRECEDENT.  Consummation of the Merger is conditioned upon
(i) the satisfaction or waiver of all conditions set forth in the Agreement, and; (ii) the consummation of the transaction by an Agreement and Plan of Reorganization among FIRST OF AMERICA, FIRST OF AMERICA ACQUISITION COMPANY, and PRESIDENTIAL HOLDING CORPORATION dated as of June 28, 1994, on or before the Effective Time.

    IN WITNESS WHEREOF, each of the Constituent Banks have caused this Agreement and Plan of Merger to be executed on their behalf by their officers hereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first above written.

PRESIDENTIAL BANK, FSB


By:     _________________    (Corporate Seal)
        Ronald K. Drews
Its:    President and Chief Executive Officer


Dated:  June ___ , 1994      Attest:

                                            Secretary


FIRST OF AMERICA BANK-FLORIDA, FSB


By: _____________________  (Corporate Seal)
        Lee J. Cieslak
Its:    President


Dated:  June __ , 1994      Attest:

                                            Secretary

                   SCHEDULE A TO AGREEMENT AND PLAN OF MERGER

    The following is a list of all the offices of the Resulting Association:


Home Office:


Branches:

                   SCHEDULE B TO AGREEMENT AND PLAN OF MERGER

    The following sets forth the residence addresses of each director of FOA-BANK:

                                  SCHEDULE I


         Company                                      Weight
- -------------------------------                    ------------
Banc One Corporation                                   20.69
Boatmen's Bancshares, Inc.                              5.41
Comerica Incorporated                                   5.62
Fifth Third Bancorp                                     5.17
Firstar Corporation                                     3.29
First Bank System, Inc.                                 6.84
Huntington Bancshares, Inc.                             4.33
KeyCorp                                                12.38
Marshall & Illsley Corporation                          2.32
NBD Bancorp, Inc.                                       7.61
National City Corporation                               7.02
Northern Trust Corporation                              3.44
Norwest Corporation                                    13.73
Old Kent Financial Corporation                          2.15

                                                                       EXHIBIT B

                        FLORIDA BUSINESS CORPORATION ACT
                    SECTION 607.1301, 607.1302 AND 607.1320


607.1301 DISSENTERS' RIGHTS; DEFINITIONS.

  The following definitions apply to ss. 607.1302 and 607.1320:

  (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.


607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

  (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (a) Consummation of a plan of merger to which the corporation is a party:

  1. If the shareholder is entitled to vote on the merger, or

  2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

  (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

  (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

  (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

  (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

  1. Altering or abolishing any preemptive rights attached to any of his shares;

  2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

  3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

  4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

  5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

  6. Reducing the stated dividend preference of any of his preferred shares; or

  7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

  (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

  (2)  A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

  (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or held of record by not fewer than 2,000 shareholders.

  (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


607.1320  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

  (1)(a)  If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

  1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

  2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

  (b)  If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

  (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

  (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

  (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

  (a)  Such demand is withdrawn as provided in this section;

  (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such ;

  (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

  (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

  (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90- day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

  (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

  (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

  (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

  (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

  (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

  (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

  (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 551 through 569 of the Michigan Business Corporation Act (the "Act"), and Article X of First of America's Bylaws relate to indemnification of First of America's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties. First of America's Articles of Incorporation and Bylaws permit indemnification to the maximum extent provided by Michigan law.

         The Act provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of First of America (and, if a criminal proceeding, who have no reasonable cause to believe their conduct to be unlawful) against (1) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by, or in the right of First of America) arising out of a position with First of America (or with some other entity at First of America's request) and (2) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending, or completed action or suit by or in the right of First of America, unless the director or officer is found liable to First of America and an appropriate court does not determine that he or she nevertheless fairly and reasonably entitled to indemnity. The Act requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (1) and
(2) above be made only on a determination by a majority vote of a quorum of the Board of Directors who were not parties to or threatened to be made parties to the action, suit, or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties to or threatened to be made parties to the action, suit or proceeding, or by the shareholders, that the applicable standards of conduct were met. In certain circumstances, the Act further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of an undertaking, which need not be secured, by or on behalf of the directors or officers to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification.

         Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under the Articles of Incorporation, Bylaws, or a contractual agreement.

         The Act permits First of America to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with First of America, whether or not such liabilities would be within the foregoing indemnification provisions. Pursuant to this authority, First of America maintains such insurance on behalf of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

         The exhibits filed pursuant to this Item 21 immediately follow the
Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit
Number           Description
- ------           -----------
(1)              Not Applicable

(2) The Agreement and Plan of Reorganization and Agreement and Plan of Merger, dated as of October 12, 1993, between First of America Bank Corporation, First of America Acquisition Company and Presidential Bancshares, Inc. This document is filed as Exhibit B to the Prospectus/Proxy Statement forming a part of this Registration Statement.

(3)              Articles of Incorporation and Bylaws.

                 A. A copy of the restated Articles of Incorporation of First of America was filed with the Commission as an exhibit to First of America's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, and is incorporated herein by reference.

                 B. A copy of the Bylaws of First of America, as amended on May 18, 1994, was filed with the Commission as exhibit (3)B to First of America's Registration Statement on Form S-4, filed June 6, 1994
                         (Reg. No. 33-53983) and is incorporated herein by reference.

(4) Instruments defining the rights of security holders, including indentures.

                 A. Instruments defining the rights of security holders are included in the Articles of Incorporation and Bylaws (see Exhibit (3)A. and B., above).

                 B. Rights Agreement between First of America and First of America Bank - Michigan, N.A., as Rights Agent, dated as of July 18, 1990, was filed as an exhibit to First of America's Current Report on Form 8-K, dated
                         July 18, 1990, and is incorporated herein by reference.

                 C. The Subordinated Indenture between First of America, as Issuer, and Continental Bank, National Association, as Trustee, dated as of November 1, 1991, was filed as an exhibit to First of America's Annual Report on Form 10-K for the year ended December 31, 1991 and is incorporated herein by reference. The Subordinated Indenture was amended by a First Supplemental Indenture between First of America and Continental Bank, dated as of July 1, 1994, and was filed as an exhibit to First of America's Current Report on Form 8-K, dated July 25, 1994, and is incorporated herein by reference.

                 D. First of America is a party to various instruments (other than the Subordinated Indenture referred to in (4)C., above) defining the rights of holders of long-term debt of First of America. The total amount of debt authorized by such instruments does not exceed 10 percent of First of America's and its subsidiaries' total assets on a consolidated basis. Copies of such instruments (except such as may be filed as material contracts, see Exhibit (10), below) are not filed with this Registration Statement. First of America hereby undertakes to furnish any such instruments to the Commission upon request.

(5) Opinion of Howard & Howard Attorneys, P.C. regarding First of America Common Stock, and Consent.

(6)              Not applicable.

(7)              Not applicable.

(8) Opinion of Howard & Howard Attorneys, P.C. regarding certain tax matters, and Consent.

(9)              Not applicable.

(10)             Material Contracts.

                 A. A copy of the First of America Bank Corporation Special Incentive Compensation Plan for Key
                         Corporate and Affiliate Executives was filed with the Commission as an exhibit to First of America's Annual Report on Form 10-K for the year ended December 31, 1988 and is incorporated herein by reference, and a copy of the Amendment to such plan was filed as an exhibit to First of America's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990 and is incorporated herein by reference.

                 B. A copy of the composite form of Note Agreements dated as of November 1, 1986, between First of America and seven Note Purchasers covering an aggregate of $50,000,000 Senior Notes due December 1, 1996, was filed with the Commission as an exhibit to First of America's Annual Report on Form 10-K for the year ended December 31, 1991 and is incorporated herein by reference.

                 C. A copy of First of America's Unfunded Deferred Excess Benefit Plan was filed as an exhibit to First of America's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990 and is incorporated herein by reference.

                 D. A copy of the First of America Bank Corporation Long Term Incentive Plan as Amended and Restated for performance periods commencing July 1, 1988 and thereafter was filed with the Commission as an exhibit to First of America's Registration Statement on Form S-4 filed July 28, 1988 (Reg. No. 33-23365) and is incorporated herein by reference, and a copy of the Amendment to such plan was filed as an exhibit to First of America's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990 and is incorporated herein by reference.

                 E. A copy of the $100,000,000 Credit Agreement dated as of April 21, 1989, among First of America Bank Corporation as Borrower and Security Pacific National Bank as Agent for five banks was filed with the Commission as an exhibit to First of America's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989 and is incorporated herein by reference.

                 F. A copy of the Restated First of America Bank Corporation 1987 Stock Option Plan was filed with the Commission on March 13, 1991 as part of First of America's Proxy Statement for its 1991 Annual Meeting of Shareholders and is incorporated herein by reference.

                 G. A copy of the composite form of Management Continuity Agreement entered into by First of America and certain senior officers of First of America was filed as an exhibit to First of America's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990 and is incorporated herein by reference.

                 H. A copy of First of America's Executive Management Trust Agreement was filed as an exhibit to First of America's Annual Report on Form 10-K for the year ended December 31, 1989 and is incorporated herein by reference.

                 I. A copy of the Promissory Note for $40,000,000, dated June 1, 1990 between First of America and
                         Continental Bank, N.A., which is subject to the terms and conditions of the

                         Credit Agreement dated April 21, 1989 (see (10)E., above), was filed as an exhibit to First of America's Quarterly Report on Form 10-Q dated September 30, 1990, and is incorporated herein by reference.

                 J. A copy of the Promissory Note dated as of December 9, 1991, between First of America and Continental
                         Bank, N.A. for an amount of $35,000,000 was filed as an exhibit to First of America's Annual Report on Form 10-K for the year ended December 31, 1991, and is incorporated herein by reference.


(11)             Not applicable.

(12)             Not applicable.

(13)             Not applicable.

(14)             Not applicable.

(15)             Not applicable.

(16)             Not applicable.

(21) List of the subsidiaries of First of America and their jurisdictions of incorporation or organization as of November 30, 1993.

(23)             Consents of Experts and Counsel.

                 A. Consent of KPMG Peat Marwick LLP with respect to the financial statements of First of America Bank Corporation.

                 B. Consent of Hacker, Johnson, Cohen & Grieb, CPA with respect to the financial statements of Presidential Holding Corporation.

                 C. Consent of Howard & Howard Attorneys, P.C. (the consent is contained in that firm's opinions filed as Exhibits (5) and (8).

                 D.      Consent of Gunster, Yoakley & Stewart, P.A..


(24)             Not applicable.

(25)             Not applicable.

(26)             Not applicable.

(27)             Not applicable.

(28)             Not applicable.

(99)             Additional Exhibits.

                 A. Form of Letter to Shareholders of Presidential Holding Corporation.

                 B. Form of Notice of Special Meeting of Shareholders of Presidential Holding Corporation.

                 C. Form of Proxy to be delivered to shareholders of Presidential Holding Corporation.


ITEM 22.         UNDERTAKINGS.

A.       The undersigned Registrant hereby undertakes as follows.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information set forth in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of First of America's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of First of America pursuant to the foregoing provisions, or otherwise, First of America has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 In the event that a claim for indemnification against such liabilities (other than the payment by First of America of expenses incurred or paid by a director, officer, or controlling person of First of America in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, First of America will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

C. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalamazoo, State of Michigan, on the 31st day of August, 1994.

                                        FIRST OF AMERICA BANK CORPORATION
                                               (Registrant)

                                        By: /s/ Daniel R. Smith
                                        -----------------------
                                                Daniel R. Smith
                                                Chairman and
                                                Chief Executive Officer


                               POWER OF ATTORNEY

         The undersigned officers and directors of First of America Bank Corporation, a Michigan corporation, do hereby constitute and appoint Daniel R. Smith, Richard F. Chormann, Thomas W. Lambert, and any of them, the lawful attorneys and agents or attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his name.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 31st day of August, 1994.


/s/ Daniel R. Smith                        Director, Chairman and Chief
- -------------------                        Executive Officer (Principal
Daniel R. Smith                            Executive Officer)

/s/ Thomas W. Lambert                      Executive Vice President and
- ---------------------                      Chief Financial Officer
Thomas W. Lambert                          (Principal Financial Officer and
                                           Principal Accounting Officer)

/s/ Richard F. Chormann                    Director
- -----------------------
Richard F. Chormann



/s/ Jon E. Barfield                        Director
- -----------------------
Jon E. Barfield



/s/ John W. Brown                          Director
- -----------------------
John W. Brown



/s/ Joseph J. Fitzsimmons                  Director
- -----------------------
Joseph J. Fitzsimmons


/s/ Joel N. Goldberg                       Director
- -----------------------
Joel N. Goldberg


/s/ Clifford L. Greenwalt                  Director
- -------------------------
Clifford L. Greenwalt


/s/ Robert L. Hetzler                      Director
- -----------------------
Robert L. Hetzler


/s/ Dorothy A. Johnson                     Director
- -----------------------
Dorothy A. Johnson


/s/ Michael Kemp, Esq.                     Director
- -----------------------
J. Michael Kemp, Esq.


/s/ Richard Krafft, Jr.                    Director
- -----------------------
Richard Krafft, Jr.


XXXXXXXXXXXXXXXXXXXXX                      Director
- -----------------------
Martha M. Mertz


/s/ F. Karl Neumann                        Director
- -----------------------
F. Karl Neumann

/s/ James S. Ware                          Director
- -----------------------
James S. Ware


/s/ James W. Wogsland                      Director
- -----------------------
James W. Wogsland


/s/ Walter J. Wolpin                       Director
- -----------------------
Walter J. Wolpin


/s/ John L. Zabriskie                      Director
- -----------------------
John L. Zabriskie

                                 EXHIBIT INDEX

                                                                 SEQUENTIAL PAGE
NUMBER                                                                NUMBER
- -------                                                          ---------------
 (5)           Opinion of Howard & Howard Attorneys, P.C.
               regarding First of America Common
               Stock and including Consent.


 (8)           Opinion of Howard & Howard Attorneys, P.C.
               regarding certain tax matters, and
               Consent.


(21) List of Subsidiaries of First of America as of July 31, 1994.



(23)A.         Consent of KPMG Peat Marwick LLP.


(23)B.         Consent of Hacker, Johnson, Cohen & Grieb, CPA.


(23)D.         Consent of Gunster, Yoakley & Stewart, P.A.


(99)A.         Form of Letter to Shareholders of Presidential
               Holding Corporation.


(99)B. Form of Notice of Special Meeting of Shareholders of Presidential Holding Corporation.



(99)C. Form of Proxy to be delivered to Shareholders of Presidential Holding Corporation.